EXHIBIT 10.1

==============================================================

                 AMENDED AND RESTATED CREDIT AGREEMENT

                        DATED AS OF SEPTEMBER 30, 1994


                                     AMONG


                           HOMESTAKE MINING COMPANY,
                     a Delaware corporation, as Guarantor,


                    HOMESTAKE MINING COMPANY OF CALIFORNIA,
                a California corporation, as U.S. Borrower, and


                            HOMESTAKE CANADA INC.,
                 an Ontario corporation, as Canadian Borrower,


                          THE LENDERS LISTED HEREIN,
                                  as Lenders,


                          THE BANK OF NOVA SCOTIA and
                      CANADIAN IMPERIAL BANK OF COMMERCE,
                              as Managing Agents,


                                      and


                      CANADIAN IMPERIAL BANK OF COMMERCE,
                            as Administrative Agent


==============================================================

                           HOMESTAKE MINING COMPANY
                     AMENDED AND RESTATED CREDIT AGREEMENT

                               TABLE OF CONTENTS
                                                                         Page

    Section 1.       DEFINITIONS                                           2
              1.1    Certain Defined Terms                                 2
              1.2    Accounting Terms; Utilization of GAAP for
                     Purposes of Calculations Under Agreement             29
              1.3    Other Definitional Provisions                        29

    Section 2.       AMOUNTS AND TERMS OF COMMITMENTS AND LOANS           29
              2.1    Commitments; Loans                                   29
              2.2    Interest on the Loans                                37
              2.3    Fees                                                 42
              2.4    Prepayments and Reductions in Commitments;
                     General Provisions Regarding Payments                43
              2.5    Use of Proceeds                                      47
              2.6    Special Provisions Governing Eurodollar Rate
                     Loans and Gold Loans                                 48
              2.7    Letters of Credit                                    52

    Section 3.       CONDITIONS TO EFFECTIVENESS OF AGREEMENT AND
                     LOANS AND LETTERS OF CREDIT                          59
              3.1    Conditions to Effectiveness                          59
              3.2    Conditions to All Loans                              63
              3.3    Conditions to All Letters of Credit                  64

    Section 4.       REPRESENTATIONS AND WARRANTIES                       64
              4.1    Organization, Powers, Qualification, Good
                     Standing, Business and Subsidiaries                  65
              4.2    Authorization of Borrowing and Guaranty, etc.        66
              4.3    Valid Issuance of Stock and Subordinated
                     Debentures                                           67
              4.4    Financial Condition                                  67
              4.5    No Material Adverse Effect; No Restricted
                     Junior Payments                                      68
              4.6    Title to Properties; Liens                           68
              4.7    Litigation; Adverse Facts                            68
              4.8    Payment of Taxes                                     69
              4.9    Performance of Agreements; Materially Adverse
                     Agreements                                           69
              4.10   Governmental Regulation                              69
              4.11   Securities Activities                                69
              4.12   Employee Benefit Plans                               70
              4.13   Certain Fees                                         70
              4.14   Environmental Protection                             70
              4.15   Employee Matters                                     70
              4.16   Solvency                                             71
              4.17   Compliance with Laws                                 71
              4.18   Disclosure                                           71

    Section 5.       AFFIRMATIVE COVENANTS                                71

                                      (i)

              5.1    Financial Statements and Other Reports               72
              5.2    Corporate Existence, etc.                            76
              5.3    Payment of Taxes and Claims; Tax Consolidation       76
              5.4    Maintenance of Properties; Insurance                 76
              5.5    Inspection; Lender Meeting; Reports of
                     Subsidiaries                                         77
              5.6    Compliance with Laws, etc.                           77
              5.7    Environmental Disclosure and Inspection              77
              5.8    Company's Remedial Action Regarding Hazardous
                     Materials                                            78
              5.9    Further Assurances                                   78

    Section 6.       NEGATIVE COVENANTS                                   79
              6.1    Indebtedness                                         79
              6.2    Liens and Related Matters                            81
              6.3    Investments; Joint Ventures                          82
              6.4    Contingent Obligations                               83
              6.5    Restricted Junior Payments                           84
              6.6    Financial Covenants                                  84
              6.7    Restriction on Fundamental Changes; Asset Sales      85
              6.8    Consolidated Capital Expenditures                    86
              6.9    Transactions with Shareholders and Affiliates        86
              6.10   Disposal of Material Subsidiary Stock                87
              6.11   Conduct of Business                                  87
              6.12   Prepayments and Amendments to Subordinated
                     Indebtedness                                         87

    Section 7.       EVENTS OF DEFAULT                                    88
              7.1    Failure to Make Payments When Due                    88
              7.2    Default in Other Agreements                          88
              7.3    Breach of Certain Covenants                          88
              7.4    Breach of Warranty                                   89
              7.5    Other Defaults Under Loan Documents                  89
              7.6    Involuntary Bankruptcy; Appointment of
                     Receiver, etc.                                       89
              7.7    Voluntary Bankruptcy; Appointment of Receiver,
                     etc.                                                 90
              7.8    Judgments and Attachments                            90
              7.9    Dissolution                                          91
              7.10   Employee Benefit Plans                               91
              7.11   Change in Control of Borrowers                       91

    Section 8.       GUARANTIES OF COMPANY AND U.S. BORROWER OF
                     OBLIGATIONS                                          92
              8.1    Guaranty by Company                                  92
              8.2    Guaranty by U.S. Borrower                            96

    Section 9.       ADMINISTRATIVE AGENT AND MANAGING AGENTS            100
              9.1    Appointment.                                        100
              9.2    Powers; General Immunity.                           101
              9.3    Representations and Warranties; No
                     Responsibility For Appraisal of
                     Creditworthiness                                    103
              9.4    Right to Indemnity.                                 103
              9.5    Registered Persons Treated as Owners.               104


                                      (ii)



              9.6    Successor Administrative Agent.                     104

    Section 10.      MISCELLANEOUS                                       105
             10.1    Assignments and Participations in Loans and
                     Letters of Credit                                   105
             10.2    Expenses                                            108
             10.3    Indemnity                                           109
             10.4    Set Off                                             110
             10.5    Ratable Sharing                                     110
             10.6    Amendments and Waivers                              111
             10.7    Increased Costs; Taxes; Capital Adequacy            112
             10.8    Lenders' Obligation to Mitigate; Replacement of
                     Lender                                              116
             10.9    Change in Accounting Principles                     116
             10.10   Independence of Covenants                           117
             10.11   Notices                                             117
             10.12   Survival of Representations, Warranties and
                     Agreements                                          117
             10.13   Failure or Indulgence Not Waiver; Remedies
                     Cumulative                                          118
             10.14   Marshalling; Payments Set Aside                     118
             10.15   Severability                                        118
             10.16   Obligations Several; Independent Nature of
                     Lenders' Rights                                     119
             10.17   Headings                                            119
             10.18   Applicable Law                                      119
             10.19   Successors and Assigns                              119
             10.20   Consent to Jurisdiction and Service of Process      120
             10.21   Waiver of Jury Trial                                120
             10.22   Confidentiality                                     121
             10.23   Entire Agreement                                    121
             10.24   Counterparts; Effectiveness                         122
             10.25   Judgment Currency                                   122
             10.26   Change in Control                                   123





                                     (iii)




                                   EXHIBITS


I        FORM OF NOTICE OF BORROWING
II       FORM OF NOTICE OF CONVERSION/CONTINUATION
III      FORM OF NOTICE OF ALLOCATION
IV-A     FORM OF AMENDED AND RESTATED CANADIAN BORROWER NOTE
IV-B     FORM OF AMENDED AND RESTATED U.S. BORROWER NOTE
V        FORM OF AMENDED AND RESTATED GRID GOLD ACKNOWLEDGEMENT
VI       FORM OF COMPLIANCE CERTIFICATE
VII-A    FORM OF OPINION OF THELEN, MARRIN, JOHNSON & BRIDGES
VII-B    FORM OF OPINION OF WAYNE KIRK, ESQ.
VIII     FORM OF OPINION OF OSLER, HOSKIN & HARCOURT
IX       FORM OF OPINION OF O'MELVENY & MYERS
X        FORM OF ASSIGNMENT AND ACCEPTANCE
XI       FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT



















                                      (iv)





                                   SCHEDULES


1.1   CASH FLOW SCHEDULE
1.2   MAJOR MINING PROPERTIES
2.1   LENDERS' COMMITMENTS AND PRO RATA SHARES
2.7   EXISTING LETTERS OF CREDIT
4.1   LIST OF SUBSIDIARIES
4.4   CONTINGENT OBLIGATIONS AND FORWARD COMMITMENTS
4.7   LITIGATION
4.12  CERTAIN EMPLOYEE BENEFIT PLANS
6.1   EXISTING INDEBTEDNESS
6.2   CERTAIN EXISTING LIENS
6.3   EXISTING INVESTMENTS
6.4   EXISTING CONTINGENT OBLIGATIONS
6.9   TRANSACTIONS WITH AFFILIATES









                                      (v)





                    HOMESTAKE MINING COMPANY OF CALIFORNIA
                            HOMESTAKE CANADA, INC.

                     AMENDED AND RESTATED CREDIT AGREEMENT



            This AMENDED AND RESTATED CREDIT AGREEMENT is dated as of September 30, 1994 and entered into by and among HOMESTAKE MINING COMPANY, a Delaware corporation ("Company"), HOMESTAKE MINING COMPANY OF CALIFORNIA, a California corporation ("U.S. Borrower"), HOMESTAKE CANADA INC., an Ontario corporation ("Canadian Borrower"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "Lender" and collectively as "Lenders"), THE BANK OF NOVA SCOTIA and CANADIAN IMPERIAL BANK OF COMMERCE, as Managing Agents ("Managing Agents"), and CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent for Lenders ("Administrative Agent"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in subsection 1.1 of this Agreement.


                                R E C I T A L S

            WHEREAS, pursuant to that certain Credit Agreement dated as of August 24, 1993 (the "Existing Credit Agreement") among Company, U.S. Borrower, Canadian Borrower, lenders listed on the signature pages thereof ("Existing Lenders"), Managing Agents and Administrative Agent, Existing Lenders have made certain credit facilities available to U.S. Borrower and Canadian Borrower in accordance with the terms thereof;

            WHEREAS, parties to the Existing Credit Agreement desire to amend the terms of the Existing Credit Agreement for the purpose of, among other things, reducing the interest rate applicable to the Loans and amending certain covenants as described herein;

            WHEREAS, for ease of reference and clarity, parties to the Existing Credit Agreement desire to restate the Existing Credit Agreement to incorporate the amendments made hereby and amend and restate the promissory notes issued by U.S. Borrower and Canadian Borrower pursuant to the Existing Credit Agreement; and

            WHEREAS, parties expressly disclaim any intent to effect a novation or an extinguishment or discharge of the Existing Credit Agreement or a discharge of any obligations under the Loan Documents as a result of entering into this Agreement and the other documents as contemplated herein.











            NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Canadian Borrower, U.S. Borrower, Lenders, Managing Agents and Administrative Agent agree that the Existing Credit Agreement is hereby amended and restated as follows:

Section 1.  DEFINITIONS

1.1  Certain Defined Terms.

            The following terms used in this Agreement shall have the following meanings:

            "Adjusted Eurodollar Rate" means, for any Interest Rate Determination Date with respect to a Eurodollar Rate Loan, the rate obtained by dividing (i) the arithmetic average (rounded upward to the nearest 1/16 of one percent) of the offered quotation, if any, to first class banks in the interbank Eurodollar market by each of the Reference Lenders for Dollar deposits of amounts in same day funds comparable to the principal amount of the Eurodollar Rate Loan of that Reference Lender for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to the Interest Period for which such Adjusted Eurodollar Rate will apply as of approximately 10:00 A.M. (New York time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that if any Reference Lender fails to provide Administrative Agent with its aforementioned quotation then the Adjusted Eurodollar Rate shall be determined based on the quotation(s) provided to Administrative Agent by the other Reference Lender(s).

            "Administrative Agent" means CIBC and any successor thereto appointed pursuant to subsection 9.6.

            "Affected Lender" has the meaning assigned to that term in subsection 2.6C.

            "Affected Loans" has the meaning assigned to that term in subsection 2.6C.

            "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the









management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

            "Agent" or "Agents" means Administrative Agent and/or Managing Agents, or any of them.

            "Agreement" means this Amended and Restated Credit Agreement dated as of September 30, 1994, as it may be amended, restated, supplemented or otherwise modified from time to time.

            "Asset Sale" means the sale by Company or any of its Subsidiaries to any Person other than Company or any of its Subsidiaries of (i) any of the stock of any of Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or
(iii) any other assets (whether tangible or intangible and including intercompany Indebtedness) of Company or any of its Subsidiaries outside of the ordinary course of business; provided that any sale of surplus assets (including land and mineral interests but excluding intercompany Indebtedness) not being used in the day-to-day conduct of the Company's principal businesses or worn or obsolete equipment in the ordinary course of business or assets sold in the ordinary course of business in connection with the routine replacement of fixed or capital assets shall not be deemed to be an "Asset Sale".

            "Assignment and Acceptance" means an Assignment and Acceptance entered into by a Lender and an Eligible Assignee, and accepted by Administrative Agent, in substantially the form of Exhibit X annexed hereto.

            "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", or any similar statute of Canadian or other laws as now and hereafter in effect, or any successor statute.

            "Base Rate Loans" means Canadian Dollar Loans and/or Dollar Loans that bear interest at a floating rate of interest, which shall be either the Canadian Base Rate, in the case of Canadian Dollar Loans, or the U.S. Base Rate, in the case of Dollar Loans.

            "Borrower" or "Borrowers" means U.S. Borrower and/or Canadian Borrower.

            "Business Day" means (i) for all purposes other than as covered by clauses (ii), (iii) and (iv) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, (ii) with respect to all notices, determinations, fundings and payments in connection with Canadian









Loans and Canadian Letters of Credit, any day that is a Business Day described in clause (i) above which is not a legal holiday under the laws of the Provinces of Ontario and British Columbia, Canada or a day on which banking institutions located in such Provinces are authorized or required by law or other governmental action to close, (iii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the applicable interbank Eurodollar market, and (iv) with respect to all notices, determinations, fundings and payments in connection with Gold Loans, any day that is a Business Day described in clause (i) above and that is also a day upon which the Price of Gold is fixed by the London Bullion Market Association.

            "Canadian Allocation" means the portion of the Commitments allocated to Canadian Borrower in Schedule 2.1 or in the most recent Notice of Allocation delivered by Borrowers and Company pursuant to subsection 2.1A.

            "Canadian Base Rate" means, with respect to any Canadian Dollar Loan as of any date of determination, the greater of (A) the fluctuating interest rate per annum which CIBC has announced as its reference rate for determining interest chargeable by it on loans denominated in Canadian Dollars made in Canada, as in effect on such date of determination, and (B) the annualized discount rate for bankers' acceptances denominated in Canadian Dollars, stamped or accepted by CIBC having a term of 30 days prevailing on such date of determination as quoted at approximately 10:00 A.M. (New York time) on the CDOR page of the Reuter's Screen plus the Interest Rate Margin prevailing on such date of determination. As to any loan, the Canadian Base Rate is a reference rate that varies from time to time and does not necessarily represent the lowest or best rate actually charged to any customer by CIBC or any other Canadian Lender for loans denominated in Canadian Dollars. CIBC and the other Canadian Lenders may make commercial loans or other loans denominated in Canadian Dollars at rates of interest at, above or below the Canadian Base Rate. The Canadian Base Rate shall automatically change, without notice to Company or either Borrower, upon any date that CIBC announces any change in said reference rate or determines that the prevailing discount rate on 30-day bankers' acceptances has changed to the extent necessary to reflect any such change.

            "Canadian Base Rate Loans" means Canadian Dollar Loans made by Canadian Lenders pursuant to subsection 2.1A(i) and bearing interest at rates determined by reference to the Canadian Base Rate as provided in subsection 2.2A.












            "Canadian Borrower" has the meaning assigned to that term in the introduction of this Agreement.

            "Canadian Commitment" means the commitment of each Canadian Lender
(i) to make or maintain Canadian Loans pursuant to subsection 2.1A(i), and
(ii) to issue (in the case of CIBC) or acquire risk participations (in the case of all other Lenders) in Canadian Letters of Credit pursuant to subsection 2.7 in an aggregate amount, valued in Dollar Equivalents, at no time exceeding such Canadian Lender's Pro Rata Share of the Canadian Allocation.

            "Canadian Commitment Usage" means, as of any date of determination, the aggregate outstanding principal amount of (i) the Canadian Loans denominated in Dollars, (ii) the Canadian Loans denominated in Canadian Dollars (but valued in Dollar Equivalents as of such date of determination), and (iii) the Canadian Loans that are Gold Loans (valued in Dollar Equivalents based on the Price of Gold on the second Business Day prior to the related Gold Advance Date) plus the Canadian Letter of Credit Usage.

            "Canadian Dollar Loans" means Loans denominated in and advanced to Canadian Borrower in Canadian Dollars.

            "Canadian Dollars" or "Cdn.$" means the lawful money of Canada.

            "Canadian Exposure" means, with respect to any Canadian Lender as of any date of determination, the Canadian Commitments or, if the Commitments have been terminated, the sum of (A) the aggregate outstanding principal amount of (i) the Canadian Loans denominated in Dollars, (ii) the Canadian Loans denominated in Canadian Dollars (but valued in Dollar Equivalents as of such date of determination), and (iii) the Canadian Loans that are Gold Loans (valued in Dollar Equivalents based on the Price of Gold on the second Business Day prior to the related Gold Advance Date) of such Canadian Lender plus (B) such Canadian Lender's participation interests in the Canadian Letter of Credit Usage.

            "Canadian Lending Office" means, in relation to any Canadian Lender, its Canadian lending office as specified under its signature on the signature pages hereof or such other office as is specified by such Lender in a written notice to Administrative Agent and Canadian Borrower.

            "Canadian Lenders" means each of the Lenders designated as the Canadian Lender for each of the Lending Units on the signature pages hereof or in any applicable Assignment and Acceptance.

            "Canadian Letter of Credit" or "Canadian Letters of Credit" means Standby Letters of Credit issued, or deemed issued, by CIBC for the









account of Canadian Borrower pursuant to subsection 2.7.

            "Canadian Letter of Credit Usage" means, as at any date of determination, the sum of (i) the maximum aggregate amount (in Dollar Equivalents) which is available for drawing under all Canadian Letters of Credit then outstanding plus (ii) the aggregate amount (in Dollar Equivalents) of all drawings under all Canadian Letters of Credit honored by CIBC and not theretofore reimbursed by Canadian Borrower.

            "Canadian Loans" means the Canadian Dollar Loans, Dollar Loans and/or Gold Loans made by Canadian Lenders to Canadian Borrower pursuant to subsection 2.1A(i).

            "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as an asset, with a corresponding liability, on the balance sheet of that Person.

            "Cash" means money, currency or a credit balance in a Deposit
Account.

            "Cash Flow Analysis" means an analysis of projected cash flow, substantially in the form of Schedule 1.1 annexed hereto.

            "CIBC" means Canadian Imperial Bank of Commerce.

            "Commitments" means the commitments of the Lender(s) of each Lending Unit to make Canadian Loans, to make U.S. Loans and to participate in Letters of Credit, initially in an aggregate amount equal to $150,000,000.

            "Commitment Termination Date" means September 30, 1999.

            "Company" has the meaning assigned to that term in the introduction to this Agreement.

            "Company Change of Control" has the meaning assigned to that term in subsection 10.26A.

            "Compliance Certificate" means a certificate substantially in the form of Exhibit VI annexed hereto delivered to Lenders by Company and Borrowers pursuant to subsection 5.1(iii).

            "Consolidated Capital Expenditures" means, for any period, the aggregate of all expenditures, including capitalized interest but excluding expenditures made in connection with the replacement, substitution or restoration of assets (A) to the extent financed from insurance proceeds, judgments or settlements paid on account of the loss or damage to the assets








being replaced or restored, or (B) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, by Company and its Subsidiaries that, in conformity with GAAP, are or should be included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries during such period.

            "Consolidated Net Worth" means, as at any date of determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficits) of Company and its Subsidiaries on a consolidated basis determined in conformity with GAAP.

            "Consolidated Senior Funded Debt" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, excluding any Subordinated Indebtedness, determined on a consolidated basis in accordance with GAAP.

            "Contingent Obligation", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Interest Rate Agreements, Currency Agreements and options, forward sales contracts and futures contracts designed to protect Company and its Subsidiaries from fluctuations in the Price of Gold. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another,
(b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent










Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

            "Contractual Obligation", as applied to any Person, means any provision of any Securities issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject. "Contractual Obligations" shall include the Subordinated Debentures.

            "Covered Tax" means any Tax that is not an Excluded Tax.

            "Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement designed to protect Company or any of its Subsidiaries against fluctuations in currency values.

            "Delivered" or "Delivery" to a particular party means that such party receiving Gold proceeds of any Gold Loan hereunder has received confirmation from the bullion depository designated hereunder by such party that it is holding Gold for such party's account in an allocated or unallocated account.

            "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

            "Dollar Equivalents" means (i) with respect to the amount of any Loan funded in Canadian Dollars, the amount of Dollars which is equivalent to such amount of Canadian Dollars determined at the rate of exchange quoted by The Bank of Canada at 12:00 Noon (New York time) on the date of determination for the spot purchase in the foreign exchange market of Dollars with an equivalent amount of Canadian Dollars or (ii) with respect to the amount of any Loan funded in Gold, the amount in Dollars which is the product of the number of Ounces of Gold comprising such Loan multiplied by the Price of Gold as in effect on the date of determination.

            "Dollar Loans" means Loans denominated and advanced to any Borrower in Dollars.

            "Dollars" and the sign "$" mean the lawful money of the United States of America.

            "Effective Date" means the date on or before September 30, 1994 on which the conditions set forth in subsection 3.1 are satisfied or waived.








            "Eligible Assignee" means (A)(i) a commercial bank or trust company organized under the laws of the United States or any state thereof;
(ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank or trust company organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank or trust company is acting through a branch or agency located in the United States or (y) such bank or trust company is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans funded in Dollars, Canadian Dollars and Gold as one of its businesses, in each case (under clauses (i) through (iv) above) that is reasonably acceptable to Administrative Agent; and (B) any Lender and any Affiliate of any Lender; provided that no Affiliate of Company shall be an Eligible Assignee; and provided further that such Eligible Assignee must have at the time of determination unimpaired capital and surplus of not less than $100,000,000.

            "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA that is subject to Title I of ERISA (a) that is, or was within the past six years, maintained or contributed to by Company or any of its ERISA Affiliates and (b) with respect to which Company or any of its ERISA Affiliates retains any liability.

            "Environmental Claim" means any notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any governmental authority or any Person for any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case relating to, resulting from or in connection with Hazardous Materials and relating to Company, any of its Subsidiaries, any Affiliates of Company or any Facility.

            "Environmental Laws" means all statutes, ordinances, orders, rules, regulations or decrees relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any or their respective properties.









            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

            "ERISA Affiliate", as applied to any Person, means (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

            "ERISA Event" means (i) a "reportable event" within the meaning of
Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a material required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any material required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in material liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of material liability on Company or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the complete or partial withdrawal by Company or any of its ERISA Affiliates (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, or the receipt by Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, in any such case if such event would reasonably be expected to result in material liability to Company or its ERISA Affiliates;
(viii) the occurrence of an act or omission which could give rise to the











imposition on Company or any of its ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409 or 502(c), (i) or (l) or 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company or any of its ERISA Affiliates in connection with any such Employee Benefit Plan;
(x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

            "Eurodollar Rate Loans" means Dollar Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

            "Event of Default" means each of the events set forth in
Section 7.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

            "Excluded Tax" means any of the following taxes, levies, imposts, duties, deductions, withholdings or charges, and all liabilities with respect thereto: taxes (without regard to whether such taxes are collected by withholding or otherwise) imposed by a government or taxing authority (and any interest, additions to tax, penalties, fines or other charges in respect thereof other than those arising from a breach by Company or any Borrower of its obligations hereunder) on any Lender, any Managing Agent or Administrative Agent that (i) are imposed on, based on or measured by gross or net income or gross or net receipts (including, without limitation, capital gains taxes, excess profits taxes, minimum taxes, alternative minimum taxes and taxes on tax preference items) or (ii) are capital, net worth, intangible, excise, franchise, doing business, accumulated earnings, personal holding company, or similar taxes other than franchise, doing business or similar taxes imposed solely as a result of the transactions contemplated hereby.

            "Existing Credit Agreement" has the meaning assigned to that term in the introduction of this Agreement.

            "Existing Lenders" has the meaning assigned to that term in the introduction of this Agreement.









            "Existing Letters of Credit" means the letters of credit issued by CIBC pursuant to the Existing Credit Agreement for the account of any Borrower outstanding on the Effective Date and as described in Schedule 2.7 annexed hereto, which letters of credit shall be deemed to be Letters of Credit under this Agreement as of the Effective Date. The aggregate usage relating to the Existing Letters of Credit on the Effective Date is as specified in Schedule 2.7.

            "Exposure" means the Canadian Exposure and/or the U.S. Exposure.

            "Facilities" means any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

            "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by CIBC from three Federal funds brokers of recognized standing selected by it.

            "Fiscal Year" means the fiscal year of Company ending on December 31 of each calendar year.

            "Funding Date" means the date of the funding of a Loan.

            "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the United States accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

            "Gold" means unallocated or pool account gold or refined gold in bar form (which bears the stamp of a smelter and assayer from the good delivery list of the London Bullion Market Association, as such terms are understood in the gold trade) of a purity (i.e. the ratio of fine gold per 1,000 parts of gold, expressed to the fourth decimal place) of at least .9950











or such other ratio as Borrowers and Lenders may agree with respect to any Gold Loan.

            "Gold Advance Date" means, in relation to any outstanding Gold Loan (including any Gold Loan that has been continued for successive Interest Periods), the date upon which such Gold Loan initially was funded.

            "Gold Loan" means a loan of Gold made by the Lenders to any Borrower hereunder and upon which interest shall accrue at the Gold Rate.

            "Gold Rate" means, with respect to any Gold Loan advanced by any Lender for any Interest Period applicable thereto, the rate of interest per annum, calculated on the basis of a 360 day year, offered by such Lender and accepted by the applicable Borrower two Business Days prior to the first day of such Interest Period.

            "Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

            "Government Acts" has the meaning assigned to that term in subsection 2.7H.

            "Grid Gold Acknowledgement" means an acknowledgement by a Borrower substantially in the form of Exhibit V annexed hereto.

            "Hazardous Materials" means any pollutant, contaminant, toxic or hazardous substance, toxic or hazardous material, toxic or hazardous constituent or toxic or hazardous waste, as such terms are defined in or pursuant to any Environmental Law.

            "HGAL" means Homestake Gold of Australia Limited, a South Australia corporation, approximately 81.7% of the capital stock of which is owned by U.S. Borrower as of the date hereof, together with its Subsidiaries.

            "Indebtedness", as applied to any Person, means (i) all indebtedness for borrowed money or gold loans, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (A) due more than 90 days from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument, and
(v) all obligations of the type described in clauses (i) through (iv) above secured by any Lien on any property or asset owned or held by that Person









regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements, Currency Agreements, and options, forward sales contracts and futures contracts designed to protect Company and its Subsidiaries from fluctuations in the price of Gold (excluding any Gold Loans) constitute Contingent Obligations and not Indebtedness.

            "Indemnitee" has the meaning assigned to that term in subsection
10.3.

            "Intellectual Property" means all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Company and its Subsidiaries, taken as a whole.

            "Interest Payment Date" means (i) with respect to any Base Rate Loan, March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Effective Date, and (ii) with respect to any Eurodollar Rate Loan or Gold Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months or 90 days, as the case may be, "Interest Payment Date" shall also include each three month or 90 day, as the case may be, anniversary of the commencement of such Interest Period.

            "Interest Period" means (i) with respect to each Eurodollar Rate Loan, a period of one, two, three or six months and (ii) with respect to each Gold Loan, a period of 30, 60, 90 or 180 days and any other period (subject to availability to each Lender), in each case as selected by the applicable Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/ Continuation; provided that, subject to the provisions of subsection 2.6C, no Interest Period in respect of any Gold Loan may be selected by a Borrower if any Lender is for any reason unable to quote a Gold Rate for, or is otherwise unable to fund, a Gold Loan having such Interest Period.

            "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect Company or any of its Subsidiaries against fluctuations in interest rates.

            "Interest Rate Determination Date" means each date for calculating the Adjusted Eurodollar Rate or the Gold Rate for purposes of determining the interest rate in respect of an Interest Period. The Interest












Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period.

            "Interest Rate Margin" has the meaning assigned to that term in subsection 2.2A.

            "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

            "Investment" means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, stock or other Securities of any other Person, or (ii) any direct or indirect loan, advance (other than advances to current or former employees or directors pursuant to employee benefit plans, programs or employment arrangements or otherwise for moving, entertainment and travel expenses, drawing accounts and similar expenditures in each case in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person (other than a Subsidiary of Company) including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. A contribution of undeveloped real property or other mineral interests to a Joint Venture shall not be deemed to be a capital contribution to any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto less the amount of all cash received as repayment of principal or return of capital, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

            "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

            "Lender" and "Lenders" means the persons identified as "Lenders" and listed on the signature pages of this Agreement (including Canadian Lenders), together with their successors and permitted assigns pursuant to subsection 10.1; provided that the term "Lenders", when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

            "Lending Office" means, in relation to any Lender that is a Canadian Lender, such Lender's Canadian Lending Office; in relation to any Lender that is a U.S. Lender, such Lender's U.S. Lending Office; or in relation to any Lender that is both a U.S. Lender and a Canadian Lender, such Lender's U.S. Lending Office, insofar as borrowings and payments relating to U.S. Loans are concerned, or Canadian Lending Office, insofar as borrowings and payments relating to Canadian Loans are concerned.











            "Lending Unit" means (i) any Lender that is both a U.S. Lender and a Canadian Lender or (ii) any U.S. Lender and its affiliated Canadian Lender, as set forth on the signature pages hereof or in any applicable Assignment and Acceptance.

            "Letter of Credit" or "Letters of Credit" means Standby Letters of Credit issued, or deemed issued, by CIBC for the account of any Borrower pursuant to subsection 2.7A.

            "Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing. "Lien" shall not include any arrangement with respect to Joint Ventures where legal title to assets in which the Company or Borrower or their Subsidiaries have a beneficial interest is held in the name of the operator or another participant in such Joint Venture or in the name of the Joint Venture if such arrangement is not for the purpose of securing Indebtedness (other than Indebtedness that may arise in respect of a participant's lien or an operator's lien).

            "Loan" or "Loans" means any Canadian Loans or any U.S. Loans, or any combination thereof.

            "Loan Documents" means this Agreement, any applications, reimbursement agreements and other documents or certificates executed in favor of CIBC relating to the Letters of Credit, any Notes and any Grid Gold Acknowledgements.

            "Major Mining Properties" means those mining properties of Company and its Subsidiaries listed on Schedule 1.2 annexed hereto.

            "Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

            "Marketable Securities" means corporate cash investments with a weighted average portfolio maturity of two years or less, consisting of
(i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or Canadian Government or issued by any agency thereof and backed by the full faith and credit of the United States or Canada thereof; (ii) marketable direct obligations issued by any state of the United States of America or any Province of Canada or any political subdivision of any such state or Province or any public instrumentality thereof at the time of acquisition having the highest rating obtainable from Standard & Poor's corporation, Moody's Investors Service, Inc. or Dominion Bond Rating Service;
(iii) commercial paper at the time of acquisition having a rating of at least








A-1 (or A-2, provided such commercial paper has a rating of at least P-1 from Moody's Investors Service, Inc.) from Standard & Poor's Corporation, at least P-1 (or P-2, provided such commercial paper has a rating of at least A-1 from Standard & Poor's Corporation) from Moody's Investors Service, Inc. or least R-1 (Middle) from Dominion Bond Rating Service and, any of the preceding ratings may be met by an attached letter of credit from a bank or municipal bond insurance; (iv) certificates of deposit or bankers' acceptances issued by any commercial bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia or under the laws of Canada or any Province thereof or any non-U.S. commercial bank which at the time of acquisition is ranked among the 100 largest banks in the world (by assets as ranked by the American Banker Journal), and rated B/C or better by IBCA or KBW rating service and having at least one of the credit ratings identified in clause (iii) above (or higher credit ratings) obtainable from Standard & Poor's Corporation, Moody's Investors Service, Inc. or Dominion Bond Rating Service; (v) Eurodollar time deposits purchased directly from any commercial bank or trust company described in clause (iv) above; and
(vi) repurchase agreements and reverse repurchase agreements with any commercial bank or trust company described in clause (iv) above or with any financial institution whose commercial paper at the time of acquisition has a rating of at least A-1 from Standard and Poor's Corporation or whose long-term Indebtedness at the time of acquisition has a rating of at least Aa, relating to marketable direct obligations issued or unconditionally guarantied by the United States Government or Government of Canada or issued by any agency thereof and backed by the full faith and credit of the United States or Canada; and (vii) indebtedness of any corporation at the time of acquisition rated A1 or AA by Standard & Poor's or equivalent rating service.

            "Material Adverse Effect" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company, Company and its Subsidiaries, taken as a whole, or any Borrower, and in the case of any ERISA Event, the ERISA Affiliates of Company taken as a whole, or (ii) a material adverse effect on the ability of Company or any Borrower to perform, or of Administrative Agent, Managing Agents or Lenders to enforce, the Obligations.

            "Material Subsidiary" means any Borrower, any Subsidiary that owns any assets constituting a portion of the Mining Group and any other Subsidiary
(i) whose total assets at the end of any fiscal quarter of Company equal more than 10% of the Consolidated Net Worth of Company and its Subsidiaries as at the end of such quarter or (ii) whose total revenue for any Fiscal Year of Company equals more than 10% of the consolidated revenues of the Company and its Subsidiaries for such Fiscal Year determined in accordance with GAAP. A Subsidiary that is or becomes a Material Subsidiary shall not











cease to be a Material Subsidiary if it subsequently fails to meet either of the two preceding requirements without the consent of the Requisite Lenders. The Material Subsidiaries as of the Effective Date are identified in Schedule
4.1 annexed hereto.

            "Mining Group" means the currently producing mines, part or all of which are owned by Company or any of its Subsidiaries or Joint Ventures, which are listed in the form of Cash Flow Analysis annexed as Schedule 1.1 hereto, as such Schedule 1.1 may be amended from time to time by Company, Borrowers, and Requisite Lenders to add any mines which are subsequently developed or acquired, which are acceptable to Requisite Lenders, by Company or any of its Subsidiaries or Joint Ventures.

            "Mining Group Cost of Future Production" means at any time the total estimated cost of producing the Mining Group Production (in each case based on Company's direct or indirect proportionate share of such costs) during the periods set forth in the most recent Cash Flow Analysis delivered pursuant to subsection 5.1(xii), as estimated by Company and approved by Requisite Lenders, which approval will not be unreasonably withheld, the cost for each period to be determined as the sum of:

         (a) operating costs (on a basis consistent with the operating costs as shown on the Cash Flow Analysis attached as Schedule 1.1 hereto) for the period in question; plus

         (b)   Sustaining Capital Expenditures for the period in question;
         plus

         (c) corporate office expenditures (including development costs associated with future mines but excluding exploration expenses) and overhead for the period in question; plus

         (d) taxes and royalties for the Mining Group to the extent not included in operating costs determined under clause (a) above other than federal, provincial or state income taxes, which taxes and royalties shall be calculated in accordance with applicable tax regulations; plus

         (e)   minority interests.

            "Mining Group Future Cash Flow" means at any time the difference between Mining Group Revenue and Mining Group Cost of Future Production.

            "Mining Group Net Present Value of Mining Group Future Cash Flow" means at any time the Mining Group Future Cash Flow discounted at the rate of eight percent (8.0%) per annum (or such other rate as may be agreed to from time to time by Company, Borrowers and Requisite Lenders) over the








estimated periods of production (but in no event to exceed eleven years) for the Mining Group as set forth in the most recent Cash Flow Analysis delivered to Lenders pursuant to subsection 5.1(xii).

            "Mining Group Production" means for any period Company's direct or indirect proportionate share of the number of Ounces of gold, Ounces of silver, tons of sulphur and barrels of oil and amounts of other minerals approved by Requisite Lenders, which approval shall not be unreasonably withheld, which it is estimated the Mining Group will produce from proven or probable reserves during such period.

            "Mining Group Revenue" means, with respect to any period in question, at any time the sum of:

            (a) the total revenue from Mining Group Production for that period that has been sold forward (provided that Company and Borrowers shall have disclosed the buyer's identity to the Lenders and the buyer's creditworthiness is acceptable to Requisite Lenders); and

            (b) for Mining Group Production for that period that has not been sold forward as contemplated by clause (a) above, $325 per Ounce of Gold, $3.50 per Ounce of silver, $60 per ton of sulphur, $16.50 per barrel of oil, in each case multiplied by the Gold, silver, sulphur and oil included in the unsold Mining Group Production and the product of the amount of other products included in Mining Group Production multiplied by prices approved by Requisite Lenders, which approval shall not be unreasonably withheld, as estimated by Company and approved by Requisite Lenders, which approval will not be unreasonably withheld.

            "Multiemployer Plan" means a "multiemployer plan", as defined in
Section 3(37) of ERISA, (i)(a) to which Company or any of its ERISA Affiliates is contributing, or within the past six years has contributed, or (b) to which Company or any of its ERISA Affiliates has, or within the past six years has had, an obligation to contribute, and (ii) with respect to which Company or any of its ERISA Affiliates retains any liability.

            "Net Cash Proceeds" means cash proceeds (including any cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received and including the portion of such deferred payment which constitutes interest), received from any Asset Sale net of (i) the actual and reasonable direct costs relating to such sale (including, without limitation, legal, accounting, investment banking fees and sales commissions paid by Company or any of its Subsidiaries) and (ii) taxes paid as a result of such sale but after taking into account any reduction in tax liability due to available tax credits or deductions and any tax sharing arrangements.








            "Non-Recourse Debt" means indebtedness for borrowed money or gold loans the repayment of which, by its express contract terms, may be enforced only by foreclosure or other realization on any collateral security therefor and as to which the obligor thereon shall not otherwise have any personal liability.

            "Notes" means the promissory notes of Borrowers issued to Lenders pursuant to subsection 2.1E, substantially in the forms of Exhibit IV-A (in the case of the Canadian Borrower) and Exhibit IV-B in the case of U.S. Borrower) annexed hereto, and as they may be further amended, supplemented or otherwise modified from time to time.

            "Notice of Allocation" means a notice substantially in the form of
Exhibit III annexed hereto delivered by Borrowers pursuant to subsection 2.1A for the purpose of allocating the Commitments between the Canadian Allocation and the U.S. Allocation.

            "Notice of Borrowing" means a notice substantially in the form of
Exhibit I annexed hereto delivered by the applicable Borrower to Administrative Agent pursuant to subsection 2.1B with respect to a proposed borrowing of Loans.

            "Notice of Conversion/Continuation" means a notice substantially in the form of Exhibit II annexed hereto delivered by a Borrower to Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

            "Notice of Issuance of Letter of Credit" means a notice in the form of Exhibit XI annexed hereto, delivered by a Borrower to Administrative Agent pursuant to subsection 2.7B with appropriate insertions and deletions, with respect to the proposed issuance or amendment of a Letter of Credit.

            "Obligations" means all obligations of every nature of Company and each Borrower from time to time owed to Managing Agents, Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

            "Officers' Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer or its treasurer; provided that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Loans or the issuance of any Letter of Credit hereunder shall include (i) a statement that the officer or officers making or giving such









Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

            "Operating Lease" means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

            "Original Closing Date" means August 24, 1993.

            "Ounce" or "Ounces" means a fine troy ounce or fine troy ounces.

            "PBGC" means the Pension Benefit Guaranty Corporation (or any successor thereto).

            "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

            "Permitted Encumbrances" means the following types of Liens:

            (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 5.3, other than any Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to
         Section 302(f) or 4068 of ERISA, or deposits or pledges to obtain the release of any such liens;

            (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other Liens imposed by law and Liens of smelters, refiners and other processors of ore, minerals and other products thereof, in each case where incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, or deposits or pledges to obtain the release of any such Liens if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

            (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the










         performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);


           (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 7.8;

            (v) leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

            (vi) easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances or defects in title to property not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

            (vii) any interest or title of a lessor or sublessor under any lease not prohibited by this Agreement;

            (viii) precautionary filings relating solely to leases permitted by this Agreement;

            (ix) mineral, oil, gas, and geothermal leases, licenses, grazing leases, timber cutting rights, easements, minimum royalties and rents, delayed rentals, work commitments, production royalties, profit interests, surface owner interests, extralateral rights, and rights of subadjacent and lateral support burdening any properties of Company or any of its Subsidiaries;

            (x) the paramount rights of the United States of America or any other governmental authority in and to any unpatented mining or mill site claims or leases held by Company or any of its Subsidiaries;

            (xi) the reservations, limitations, provisos, and conditions, if any, expressed in any original grants from the Crown;

            (xii) Liens of Joint Venture participants and operators on properties being developed or operated by Joint Ventures securing the respective obligations of the joint venturers or participants to advance funds or reimburse advances of funds or to perform obligations under the applicable joint venture agreements;

            (xiii)   Liens in favor of Company or Borrowers; and

          (xiv) Liens or deposits or pledges to secure the performance by Company, Borrowers or their Subsidiaries or Joint Ventures with respect to the remediation, reclamation or stabilization of properties disturbed by the mining operations of Company, Borrowers or their Subsidiaries or Joint Ventures; provided any such Liens attach only to the property to be remediated, reclaimed or stabilized; and provided further that Company shall have first used its best efforts to cause a letter of credit to be issued or deliver a guaranty to assure performance in lieu of granting such Liens or making such deposits or pledges; provided such Liens, deposits or pledges are promptly released upon satisfaction of such remediation, reclamation or stabilization obligation.

excluding, however, in any case, any such Liens granted or created by Company or any of its Subsidiaries (other than Prime or HGAL) on or with respect to their properties or assets to secure any obligations of Prime or HGAL at any time that Indebtedness permitted under subsection 6.1(vi) or (vii) is outstanding.

            "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

            "Potential Event of Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

            "Price of Gold" means, on any day, and except as provided in the next sentence, the price per Ounce of Gold collectively set by the fixing members of the London Bullion Market Association in the afternoon (London time) of such day, (including an amount, if any, equal to the premium and any other additional amounts that would be payable in the applicable market in connection with a purchase of Gold). If there is no such fixing, then (a) if such day is any day other than a Saturday, Sunday or holiday in London, the "Price of Gold" shall be the publicly quoted price in Dollars per Ounce of Gold on such other accessible international bullion market as may be selected by Administrative Agent or (b) if no such quotation is available, or such day is a Saturday, a Sunday or a holiday in London, the "Price of Gold" shall be the last price so set by the fixing members of the London Bullion Market Association.

            "Prime" means Prime Resources Group, Inc., a British Columbia corporation, approximately 50.6% of the capital stock of which is owned directly or indirectly by Canadian Borrower as of the date hereof, together with its Subsidiaries.

            "Pro Rata Share" means, with respect to any Lending Unit (and of any Lender(s) constituting such Lending Unit), the percentage obtained by dividing (x) the Exposure of that Lending Unit by (y) the aggregate amount of the Exposure for all Lending Units in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1B. The initial Pro Rata Share of each Lending Unit (and of any Lender(s) constituting such Lending Unit) is set forth opposite the name of that Lending Unit in Schedule 2.1 annexed hereto.

            "Purchase Money Security Interest" means any security interest, however denominated, on any property created or retained at the time of acquisition of such property in order to secure all or any part of the acquisition cost thereof or in order to secure all or any Indebtedness incurred for the purpose of financing or refinancing (without increasing the then outstanding amount) such Indebtedness.

            "Reference Lenders" means CIBC, Scotiabank and The Chase Manhattan Bank (National Association).

            "Register" has the meaning assigned to that term in subsection 2.1D(i).

            "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

            "Requisite Lenders" means Lenders having or holding 51% or more of the sum of the aggregate Exposure of all Lenders.

            "Responsible Officer" means, with respect to any Person, any one of the president, vice presidents and treasurer of such Person.

            "Restricted Junior Payment" means (i) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of preferred stock of Company or any Subsidiary of Company, and (ii) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to any Subordinated Indebtedness.

            "Scotiabank" means The Bank of Nova Scotia.

            "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

            "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

            "Solvent" means, with respect to any Person, that as of the date of determination (i) the then fair saleable value of the property of such Person as a going concern is (y) greater than the total amount of liabilities (including anticipated Contingent Obligations and other contingent liabilities only to the extent of the probable liability with respect to such Contingent Obligations and other contingent liabilities) of such Person and (z) greater than the amount that will be required to pay the probable liabilities of such Person's then existing debts as they become absolute and matured; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due.

            "Standby Letter of Credit" means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of Company or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers' compensation liabilities of Company or any of its Subsidiaries, (iii) the obligations of third party insurers of Company or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations with respect to Capital Leases or Operating Leases of Company or any of its Subsidiaries, (v) performance, payment, deposit or surety obligations of Company or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or agreement in accordance with custom and practice in the industry, (vi) obligations of Company or any of its Subsidi-aries imposed by statute or by a court of competent jurisdiction to post appeal bonds or other security in connection with litigation appeals, and
(vii) other obligations of Company or any of its Subsidiaries approved by Administrative Agent in its sole discretion; provided that Standby Letters of Credit may not be issued for the purpose of supporting trade payables.

            "Subordinated Debentures" means Company's 5.5% Convertible Subordinated Notes due 2000 in the aggregate original principal amount of $150,000,000.

            "Subordinated Indebtedness" means (i) the Subordinated Debentures, and (ii) any other Indebtedness of Company or any of its Subsidiaries that is subordinated to the Obligations (including any guaranty of the Obligations) on terms and conditions approved in writing by Requisite Lenders.

            "Subsidiary" means, with respect to any Person, any corporation, partnership, association, Joint Venture or other business entity of which 50% or more of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

            "Sustaining Capital Expenditures" means, with respect to the period in question, those amounts of expenditures required to maintain the level of mine operations contemplated by the then applicable mining plan (including those expenditures necessary to improve operating efficiency as reflected in the Mining Group Cost of Future Production) until the end of the then existing proven and probable minable reserves of the Mining Group.

            "Tax" or "Taxes" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

            "Tax Transferee" means any Person who acquires any interest in the Loans (whether or not by operation of law) or the office to which a Lender, Administrative Agent or a Managing Agent has transferred its Loans for purposes of determining where the Loans are made, accounted for or booked.

            "Total Utilization of Commitments" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Loans, plus (ii) the Canadian Letter of Credit Usage, plus
(iii) the U.S. Letter of Credit Usage.

            "U.S. Allocation" means the portion of the Commitments allocated to U.S. Borrower in Schedule 2.1 or in the most recent Notice of Allocation delivered by Borrowers and Company pursuant to subsection 2.1A.

            "U.S. Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times, in the case of U.S. Base Rate Loans borrowed by U.S. Borrower, be equal to the higher of:

            (a)the rate of interest announced publicly by the New York Agency of CIBC in New York, New York, from time to time, as CIBC's base rate; or

            (b)the sum (adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent) of (i) 1/2 of one percent per annum, plus (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by CIBC on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by CIBC from three New York certificate of deposit dealers of recognized standing selected by CIBC by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for member banks of the Federal Reserve System in respect of liabilities consisting of or including (among other liabilities) three-month Dollar nonpersonal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by CIBC for determining the then current annual assessment payable by member banks of the Federal Reserve System to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits of member banks of the Federal Reserve System in the United States; or

            (c)the Federal Funds Rate plus 1% per annum;

or in the case of any U.S. Base Rate Loans borrowed by Canadian Borrower, the fluctuating interest rate per annum which CIBC has announced in Toronto as its reference rate for determining interest chargeable by it on loans denominated in Dollars made in Canada, as in effect on such date of determination.

            As to any loan, the U.S. Base Rate is a reference rate that varies from time to time and does not necessarily represent the lowest or best rate actually charged to any customer by CIBC or any other U.S. Lender for loans denominated in Dollars. CIBC and the other U.S. Lenders may make commercial loans or other loans denominated in Dollars at rates of interest at, above or below the U.S. Base Rate. The U.S. Base Rate shall automatically change upon any date that CIBC announces any change in its applicable base or reference rate or determines that the interest rates set forth in clauses (b) and (c) above have changed, to the extent necessary to reflect any such change.

            "U.S. Base Rate Loans" means Dollar Loans bearing interest at rates determined by reference to the U.S. Base Rate as provided in subsection 2.2A.

            "U.S. Commitment" means the commitment of each U.S. Lender (i) to make or maintain U.S. Loans pursuant to subsection 2.1A(ii), and (ii) to issue (in the case of CIBC) or acquire risk participations in U.S. Letters of Credit pursuant to subsection 2.7 in an aggregate amount at no time exceeding such U.S. Lender's Pro Rata Share of the U.S. Allocation.

            "U.S. Commitment Usage" means, as of any date of determination, the aggregate outstanding principal amount of (i) the U.S. Loans that are Dollar Loans, and (ii) the U.S. Loans that are Gold Loans (valued in Dollar Equivalents based on the Price of Gold on the second Business Day prior to the related Gold Advance Date) plus the U.S. Letter of Credit Usage.

            "U.S. Exposure" means, with respect any U.S. Lender as of any date of determination, the U.S. Commitments or, if the U.S. Commitments have been terminated, the sum of (A) the aggregate outstanding principal amount of (i) the U.S. Loans denominated in Dollars, and (ii) the U.S. Loans that are Gold Loans (valued in Dollar Equivalents based on the Price of Gold on the second Business Day prior to the related Gold Advance Date) of such U.S. Lender plus
(B) such U.S. Lender's participation interests in the U.S. Letter of Credit
Usage.

            "U.S. Lending Office" means, in relation to any U.S. Lender, its U.S. lending office as specified under its signature on the signature pages hereof or such other office as is specified by such Lender in a written notice to Administrative Agent and U.S. Borrower.

            "U.S. Lenders" means each of the Lenders of each Lending Unit designated as the U.S. Lender for such Lending Unit on the signature pages hereof or in any applicable Assignment and Acceptance.

            "U.S. Letter of Credit" or "U.S. Letters of Credit" means Standby Letters of Credit issued, or deemed issued, by CIBC for the account of U.S. Borrower pursuant to subsection 2.7.

            "U.S. Letter of Credit Usage" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is available for drawing under all U.S. Letters of Credit then outstanding, plus (ii) the aggregate amount of all drawings under all U.S. Letters of Credit honored by

CIBC and not theretofore reimbursed by Borrowers.

            "U.S. Loans" means Dollar Loans and/or Gold Loans made by U.S. Lenders to U.S. Borrower pursuant to subsection 2.1A(ii).

1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

            Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (i), (ii) and (xi) of subsection 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation.

1.3      Other Definitional Provisions.

            References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.


Section 2.  AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1      Commitments; Loans.

         A. Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company and Borrowers herein set forth, each Lender hereby severally agrees (A) to maintain its outstanding Loans and (B) to make the Loans described in this subsection 2.1A that are, pursuant to the terms of this subsection 2.1A, to be made by such Lender. The commitments of the Lenders to make such Loans consist of the Canadian Commitments of the Canadian Lenders and the U.S. Commitments of the U.S. Lenders, such commitments being more fully described below. The principal amount of each Lender's Loans outstanding as of the Effective Date and the aggregate principal amount of the Loans outstanding as of the Effective Date are set forth on Schedule 2.1 annexed hereto.
Initially, the aggregate amount of the Commitments shall be $150,000,000. Company and Borrowers shall allocate the aggregate amount of the Commitments to Canadian Borrower and U.S. Borrower so that the sum of the Canadian Allocation and the U.S. Allocation equals the aggregate Commitments. The initial amounts of the Canadian Allocation and the U.S. Allocation are set forth on Schedule 2.1. Company and Borrowers may, effective as of March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 1994, change the amount of the Commitments allocated to the

Canadian Allocation and the U.S. Allocation by delivering a Notice of Allocation to Administrative Agent at least 10 Business Days prior to date upon which such allocation is to be effective; provided that (1) the sum of the Canadian Allocation plus the U.S. Allocation shall always equal the amount of the Commitments then in effect, (2) the Canadian Allocation may not be reduced to an amount that is less than the outstanding Canadian Commitment Usage, and (3) the U.S. Allocation may not be reduced to an amount that is less than the outstanding U.S. Commitment Usage. Administrative Agent shall promptly notify each Lender of any proposed change in the allocation of the Commitments and such Lender's Pro Rata Share of the new Canadian Allocation or U.S. Allocation, as appropriate. The aggregate amount of the Commitments may be permanently reduced from time to time in accordance with subsection 2.4.

            (i)Canadian Loans. Each Canadian Lender of each Lending Unit severally agrees, subject to the limitations set forth below with respect to the maximum amount of Canadian Loans permitted to be outstanding from time to time, (A) to maintain its outstanding Canadian Loans and (B) to lend to Canadian Borrower from time to time during the period from the Effective Date to but excluding the Commitment Termination Date Dollars, Canadian Dollars and/or Gold, in an aggregate amount, when valued in Dollar Equivalents, not exceeding the lesser of (a) its Pro Rata Share of the Canadian Allocation as in effect from time to time and (b) the Commitment of its Lending Unit, to be used for the purposes identified in subsection 2.5A. The original amount of each Canadian Lender's Canadian Commitment, each Lending Unit's Canadian Commitment, the principal amount of each Canadian Lender's Canadian Loans outstanding as of the Effective Date, the principal amount of each Lending Unit's Canadian Loans outstanding as of the Effective Date and the aggregate principal amount of the Canadian Loans outstanding as of the Effective Date, are set forth on Schedule 2.1 annexed hereto. The aggregate original amount of the Commitments of all Lending Units is $150,000,000.

            (ii)U.S. Loans. Each U.S. Lender of each Lending Unit severally agrees, subject to the limitations set forth below with respect to the maximum amount of U.S. Loans permitted to be outstanding from time to time, (A) to maintain its outstanding U.S. Loans and (B) to lend to U.S. Borrower from time to time during the period from the Effective Date to but excluding the Commitment Termination Date Dollars and/or Gold, in an aggregate amount, when valued in Dollar Equivalents, not exceeding the lesser of (a) its Pro Rata Share of the U.S. Allocation as in effect from time to time and (b) the Commitment of its Lending Unit, to be used for the purposes identified in subsection 2.5A. The original amount of each U.S. Lender's U.S. Commitment, each Lending Unit's U.S.

         Commitment, the principal amount of each U.S. Lender's U.S. Loans outstanding as of the Effective Date, the principal amount of each Lending Unit's U.S. Loans outstanding as of the Effective Date and the aggregate principal amount of the U.S. Loans outstanding as of the Effective Date, are set forth on Schedule 2.1 annexed hereto and the aggregate original amount of the Commitments of all Lending Units is $150,000,000.

            (iii)Additional Limitations on Loans. The amounts of the Canadian Allocation, U.S. Allocation and Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4A. Each Lending Unit's Commitment and the Canadian Commitment and U.S. Commitment of such Lending Unit's Canadian Lender and U.S. Lender, respectively, shall expire on the Commitment Termination Date and all Loans and all other amounts owed hereunder with respect to Loans, Letters of Credit and Commitments shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A may be repaid and reborrowed to but excluding the Commitment Termination Date.

            Anything contained in this Agreement to the contrary notwithstanding, the Loans and the Commitments shall be subject to the following limitations:

            (a)The aggregate amount of the Canadian Exposure and the Canadian Commitments shall not, in each case, at any time exceed the Canadian Allocation then in effect;

            (b)The aggregate amount of the U.S. Exposure and the U.S. Commitments shall not, in each case, at any time exceed the U.S. Allocation then in effect;

            (c)The amount otherwise available for borrowing under the Canadian Commitments as of any time of determination shall be reduced by the amount of the Canadian Letter of Credit Usage as of such time of determination;

            (d)The amount otherwise available for borrowing under the U.S. Commitments as of any time of determination shall be reduced by the amount of the U.S. Letter of Credit Usage as of such time of determination;

            (e)Canadian Borrower shall not request or borrow Canadian Dollar Loans if, immediately after giving effect to such borrowing, the aggregate outstanding principal amount of Canadian Dollar Loans and the stated amount of all Letters of Credit denominated in Canadian Dollars, when valued in Dollar Equivalents, would exceed 95% of the Canadian Allocation then in effect;








            (f)No Borrower shall request any Gold Loans if, immediately after giving effect to such borrowing, the aggregate outstanding amount of Gold Loans advanced to Borrowers would exceed 200,000 Ounces; and

            (g)For purposes of computing compliance with the foregoing clauses
         (a) through (f), any extension of credit hereunder the proceeds of which are used on the same day to repay another extension of credit hereunder shall not be treated as an increase in the utilization of the Commitments on such day.

         B. Borrowing Mechanics. Loans made on any Funding Date (other than Loans made pursuant to subsection 2.7C for the purpose of reimbursing CIBC for the amount of a drawing under a Letter of Credit issued by it) shall be in an aggregate minimum amount of (i) $5,000,000 and integral multiples of $1,000,000 in excess of that amount, in the case of Dollar Loans,
(ii) Cdn.$5,000,000 and integral multiples of Cdn.$1,000,000 in excess of that amount, in the case of Canadian Dollar Loans, and (iii) 10,000 Ounces and integral multiples of 2,000 Ounces in excess of that amount, in the case of Gold Loans. Whenever a Borrower desires that Lenders make Loans it shall deliver to Administrative Agent a Notice of Borrowing no later than 11:00 A.M. (New York time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan or a Gold Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). The Notice of Borrowing shall specify (i) the Borrower requesting the proposed Loans, (ii) the proposed Funding Date (which shall be a Business Day), (iii) whether such Loans will be denominated in Canadian Dollars, Dollars or Ounces of Gold, (iv) in the case of Dollar Loans, whether such Dollar Loans are to be U.S. Base Rate Loans or Eurodollar Rate Loans,
(v) in the case of Gold Loans, whether the applicable Borrower is requesting that the amount of such Loan be converted into Dollars (based on the Price of Gold as in effect two Business Days prior to the proposed Funding Date) or that an amount of Gold constituting such Loan be Delivered, and if so where,
(vi) in the case of Gold Loans to be funded in Gold, whether the applicable Borrower is requesting to pay interest during the initial Interest Period on such Gold Loan in Dollars or in Gold, and if payable in Dollars the basis for calculating the amount according to one of the alternatives specified in subsection 2.2F and (vii) in the case of Eurodollar Loans or Gold Loans, the requested Interest Period. Each such Notice of Borrowing shall also show the calculation of the Canadian Commitment Usage, the U.S. Commitment Usage and the Total Utilization of Commitments after giving effect to the proposed borrowing, which calculation shall demonstrate compliance with the limitations on Loans set forth in subsection 2.1A(iii). Loans may be continued as or converted into Loans denominated in the same currency (or in the case of Gold Loans, Ounces of Gold) in the manner provided in subsection 2.2D. In lieu of











delivering the above-described Notice of Borrowing, the applicable Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

            Neither Administrative Agent nor any Lender shall incur any liability to any Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of such Borrower or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice of any Borrower shall have effected Loans hereunder to such Borrower.

            Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan or a Gold Loan (or telephonic notice in lieu thereof) shall be irrevocable when given, and the Borrower delivering such Notice of Borrowing shall be bound to make a borrowing in accordance therewith.

         C. Disbursement of Funds.

            (i)Canadian Loans. All Loans requested by Canadian Borrower under this Agreement shall be made by Canadian Lenders simultaneously and proportionately to their respective Pro Rata Shares. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof) from Canadian Borrower, Administrative Agent shall notify each Canadian Lender of the proposed borrowing and the details thereof. Each Canadian Lender shall make the amount of its Loan (other than any Gold Loan to be funded in Gold) available in the appropriate currency to Administrative Agent, in same day funds at Administrative Agent's Canadian Lending Office not later than 1:00 P.M. (New York time) on the applicable Funding Date. In the case of any Gold Loan to be funded in Gold, each Canadian Lender shall make the amount of its Gold Loan available in Gold to Administrative Agent by Delivery of such Gold not later than 11:00 A.M. (London time) on the applicable Funding Date to Administrative Agent's account with Morgan Guaranty Trust Company, London, England, or such other London bullion account as may be designated by Administrative Agent from time to time by notice to Canadian Lenders not later than three Business Days prior to the applicable Funding Date. Upon satisfaction or waiver of the conditions precedent specified in subsections 3.1 (in the case of the initial Canadian Loans) and 3.2 (in the case of all Canadian Loans), Administrative Agent shall make the proceeds of such









         Canadian Loans, in the appropriate currency or Gold, as the case may be, available to Canadian Borrower on the applicable Funding Date by
         (a) in the case of currency Loans, causing an amount of same day funds equal to the proceeds of all such Loans received by Administrative Agent from Canadian Lenders to be credited to the account of Canadian Borrower at Administrative Agent's Canadian Lending Office or (b) in the case of Gold Loans, either (1) advancing the Dollar Equivalent of the Gold Loans, which shall be calculated based on the Price of Gold as in effect on the second Business Day preceding the applicable Funding Date, and causing an amount of same day funds equal to such amount of Dollars to be credited to the account of Canadian Borrower at Administrative Agent's Canadian Lending Office or (2) effecting the Delivery of Gold comprising such Gold Loan to a location mutually agreed upon by Canadian Borrower and Administrative Agent and set forth in the Notice of Borrowing.

            (ii)U.S. Loans. All Loans requested by U.S. Borrower under this Agreement shall be made by U.S. Lenders simultaneously and proportionately to their respective Pro Rata Shares. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof) from U.S. Borrower, Administrative Agent shall notify each U.S. Lender of the proposed borrowing and the details thereof. Each U.S. Lender shall make the amount of its Loan (other than any Gold Loan to be funded in Gold) available in Dollars to Administrative Agent in same day funds at Administrative Agent's U.S. Lending Office not later than 1:00 P.M. (New York time) on the applicable Funding Date. In the case of any Gold Loan to be funded in Gold, each U.S. Lender shall make the amount of its Gold Loan available in Gold to Administrative Agent by Delivery of such Gold not later than 11:00 A.M. (London time) on the applicable Funding Date to Administrative Agent's account with Morgan Guaranty Trust Company, London, England, or such other London bullion account as may be designated by Administrative Agent by notice to U.S. Lenders from time to time not later than three Business Days prior to the applicable Funding Date. Upon satisfaction or waiver of the conditions precedent specified in subsections 3.1 (in the case of the initial U.S. Loans) and 3.2 (in the case of all U.S. Loans), Administrative Agent shall make the proceeds of such Loans in Dollars or Gold, as the case may be, available to U.S. Borrower on the applicable Funding Date by (a) in the case of currency Loans, causing an amount of same day funds equal to the proceeds of all such Loans received by Administrative Agent from U.S. Lenders to be credited to such account of U.S. Borrower as U.S. Borrower may from time to time designate in a written notice to Administrative Agent or (b) in the case of Gold Loans, either (1) advancing the










         Dollar Equivalent of such Gold Loans, which shall be calculated based on the Price of Gold as in effect on the second Business Day preceding the applicable Funding Date, and causing an amount of same day funds equal to such amount of Dollars to be credited to such account of U.S. Borrower as U.S. Borrower may from time to time designate in a written notice to Administrative Agent or
         (2) effecting the Delivery of Gold comprising such Gold Loans to a location mutually agreed upon by U.S. Borrower and Administrative Agent and set forth in the Notice of Borrowing.

            (iii)Failure to Fund Loans. No Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Unless Administrative Agent shall have been notified by any Lender prior to the Funding
         Date for any Loans to be funded by such Lender that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the applicable Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative
         Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business
         Days and thereafter at the Canadian Base Rate, in the case of any Canadian Dollar Loan, the U.S. Base Rate, in the case of any Dollar Loan, or the applicable Gold Rate for the Administrative Agent in the case of any Gold Loan. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify the applicable Borrower and such Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate then applicable to Canadian Base Rate Loans in the case of any Canadian Dollar Loan, the rate then applicable to U.S. Base Rate Loans in the case of any Dollar Loan or the applicable Gold Rate for the Administrative Agent in the case of any Gold Loan. Such interest in respect of any Gold Loan shall be payable in Dollars and shall be calculated daily in accordance with the provisions of








         subsection 2.2F. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by such Lender hereunder.


           (iv)Confirmation of Delivery, Risk of Loss, Delivery Charges. Unless Administrative Agent receives notice from the applicable Borrower within seven Business Days of such Borrower's receipt of any Gold, the quantity and quality of the Gold so received shall be deemed to be as set forth in Administrative Agent's delivery order. If there is any discrepancy in the amount or quality of Gold actually Delivered, the amount of such difference shall be settled in Dollars (based on the Dollar Equivalent on the date of Delivery of the Gold required to be advanced hereunder and the Gold actually Delivered) promptly after the Delivery thereof. Borrowers assume all risk of loss, theft or detention of or damage to any Gold Delivered hereunder from the date the applicable Borrower receives Delivery of such Gold until the date of its return by Delivery to Administrative Agent.
         The applicable Borrower shall pay all costs and charges (including costs and expenses of collection, shipment, cartage, warehousing, packaging, refining, converting or insurance and any applicable location premiums) directly relating to the physical Delivery of Gold pursuant to this Agreement incurred on and after request for Delivery of Gold by such Borrower until return of Gold by such Borrower at the required location.

         D. The Register.

            (i)Administrative Agent shall maintain, at its U.S. Lending Office, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the "Register"). Borrowers, Agents and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Company, any Borrower, any Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (ii)Administrative Agent shall record in the Register the Commitments and the Loans from time to time of each Lender and each repayment or prepayment in respect of the principal amount of the Loans of each Lender. Any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Borrower's Obligations in respect of the applicable Loans.








            (iii)Each Lender may record on its internal records (including, without limitation, any promissory note described in subsection 2.1E) the amount of each Loan made by it and each payment in respect thereof; provided that in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern, absent manifest error.

         E. Note Option. If so requested by any Lender by written notice to the applicable Borrower (with a copy to Administrative Agent), the Borrower to whom such request is made shall execute and deliver to such Lender (within three Business Days of Company's receipt of such notice) a promissory note substantially in the form of Exhibit IV-A to this Agreement to evidence such Lender's Canadian Loans (other than Gold Loans), in the form of Exhibit IV-B to the Existing Credit Agreement to evidence such Lender's U.S. Loans (other than Gold Loans), or a Grid Gold Acknowledgement in the form of Exhibit V to this Agreement to evidence such Lender's Gold Loans.

2.2      Interest on the Loans.

         A. Rate of Interest. Subject to the provisions of subsections 2.6 and 10.7 each Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to: (i) the U.S. Base Rate or the Adjusted Eurodollar Rate in the case of any Dollar Loan; (ii) the Canadian Base Rate in the case of any Canadian Dollar Loan; or (iii) the Gold Rate in the case of any Gold Loan. The applicable basis for determining the rate of interest with respect to any Dollar Loan shall be selected by the applicable Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B. The basis for determining the interest rate with respect to any Dollar Loan may be changed from time to time pursuant to subsection 2.2D. If on any day any Dollar Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Dollar Loan shall bear interest determined by reference to the U.S. Base Rate.

            Subject to the provisions of subsections 2.2E and 10.7, the Loans shall bear interest through maturity as follows:

            (i)if a U.S. Base Rate Loan, then at the U.S. Base Rate per annum;

            (ii)if a Canadian Base Rate Loan, then at the Canadian Base Rate per annum;









             (iii)if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus the Interest Rate Margin per annum; or

             (iv)if a Gold Loan, then at the sum of the Gold Rate plus the Interest Rate Margin per annum;

            The "Interest Rate Margin" shall equal five-eighths of one percent (0.625%).

         B. Interest Periods. In connection with each Eurodollar Rate Loan and each Gold Loan, the applicable Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an Interest Period to be applicable to such Loan; provided that:

            (i)the initial Interest Period for any Eurodollar Rate Loan or Gold Loan shall commence on the Funding Date of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan or a Gold Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of any Loan converted into a Eurodollar Rate Loan;

             (ii)in the case of immediately successive Interest Periods applicable to any Eurodollar Rate Loan or Gold Loan continued as such pursuant to a Notice of Conversion/Continuation, each such successive Interest Period shall commence on the day on which the preceding Interest Period expires;

             (iii)if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, in the case of a Eurodollar Rate Loan, if any Interest Period would otherwise expire on a day that is not a Business day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

            (iv)any Interest Period for a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

            (v)no Interest Period with respect to any Loan shall extend beyond the Commitment Termination Date; and

            (vi)there shall be no more than five Interest Periods relating to Eurodollar Rate Loans outstanding at any time and there shall be no more than five Interest Periods relating to Gold Loans outstanding at any time.








         C. Interest Payments; Currencies. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity. All payments of interest shall be paid to Administrative Agent in accordance with the provisions of subsection 2.4B.

            Interest payable on any Loan denominated in a currency shall be payable in the same currency. Interest payable on any Gold Loan shall be payable, at Borrowers' option, in (a) Gold or (b) Dollars in amounts determined in accordance with the provisions of 2.2F. Each Borrower shall advise Administrative Agent of its intention to pay interest on Gold Loans in Gold in the applicable Notice of Borrowing or Notice of Conversion/ Continuation; provided that Administrative Agent shall, notwithstanding any request of any Borrower to pay such interest in Gold, have the right to require that interest with respect to any Gold Loan be paid in Dollars by notice given on or before the related Funding Date in the case of the initial Interest Period, and prior to the date of continuation, in the case of a continuation. If any Borrower fails timely to advise Administrative Agent of its desire to pay accrued interest in Gold, such Borrower shall be deemed to have elected to pay such interest in Dollars.

         D. Conversion or Continuation. Subject to the provisions of subsection 2.6, each Borrower shall have the option (i) to convert at any time all or any part of its outstanding Dollar Loans equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from Dollar Loans bearing interest at a rate determined by reference to one basis to Dollar Loans bearing interest at a rate determined by reference to an alternative basis, (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan to continue all or any portion of such Eurodollar Rate Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan or (iii) upon the expiration of any Interest Period applicable to a Gold Loan to continue all or any portion of such Gold Loan equal to 10,000 Ounces and integral multiples of 2,000 Ounces in excess of that amount as a Gold Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a U.S. Base Rate Loan on the expiration date of an Interest Period applicable thereto; provided further that, subject to the following proviso, no Loan may be made as or converted into a U.S. Base Rate Loan during the period from December 24 of any year to and including January 7 of the immediately succeeding year for the purpose of investing in securities bearing interest at a rate determined by reference to any other basis for the purpose of arbitrage or speculation; and provided still further that no Loan may be converted into, or continued as, a Eurodollar Rate Loan or a Gold Loan at any time that a Potential Event of Default or an Event of Default has occurred and is continuing.










            The applicable Borrower shall deliver a Notice of Conversion/ Continuation to Administrative Agent no later than 12:00 Noon (New York time) at least one Business Day in advance of the proposed conversion/continuation date, in the case of a conversion to a U.S. Base Rate Loan, and at least three Business Days in advance of the proposed conversion/continuation date, in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan or a continuation of a Gold Loan. A Notice of Conversion/Continuation shall specify (i) the applicable Borrower, (ii) the proposed conversion/continuation date (which shall be a Business Day), (iii) the amount of the Loan to be converted/continued, (iv) the nature of the proposed conversion/continuation,
(v) in the case of a conversion to or a continuation of a Eurodollar Rate Loan or a continuation of a Gold Loan, the requested Interest Period, (vi) in the case of the continuation of a Gold Loan, whether the Borrower is requesting to pay interest in Dollars or in Gold, and if payable in Dollars, the basis for calculating the amount according to one of the alternatives specified in subsection 2.2F, and (vii) in the case of a conversion to or a continuation of a Eurodollar Rate Loan or a continuation of a Gold Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, the applicable Borrower may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date.

            Neither Administrative Agent nor any Lender shall incur any liability to any Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of the applicable Borrower or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice the applicable Borrower shall have effected a conversion or continuation, as the case may be, hereunder.

            Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of a Eurodollar Rate Loan or a continuation of a Gold Loan (or telephonic notice in lieu thereof) shall be irrevocable when given, and the Borrower delivering such Notice of Conversion/Continuation shall be bound to effect a conversion or continuation in accordance therewith.

            If any Borrower fails to submit a Notice of Conversion/ Continuation with respect to any maturing Eurodollar Rate Loans in accordance









with the forgoing provisions of this subsection 2.2D, then upon the expiration of the Interest Period for such Eurodollar Rate Loans, such Loans shall automatically be converted into U.S. Base Rate Loans. If any Borrower fails to submit a Notice of Conversion/Continuation with respect to any maturing Gold Loans in accordance with the forgoing provisions of this subsection 2.2D, then upon the expiration of the Interest Period for such Gold Loans, such Loans shall automatically be continued as Gold Loans having a 30-day Interest Period.

         E. Post-Maturity Interest. Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest payments on the Loans owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement in respect of such Loans (or in the case of any fees or other amounts, a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for U.S. Base Rate Loans); provided that, in the case of Eurodollar Rate Loans or Gold Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such Eurodollar Rate Loans or Gold Loans (in the case of Gold Loans, by converting the outstanding amount of such Loans into Dollars based on the Price of Gold as in effect on such expiration date) shall thereupon become U.S. Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement at such time for U.S. Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.

         F. Computation of Interest. Interest on the Loans denominated in currency shall be computed, in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, or in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues, and shall be determined daily with respect to the amount of such Loans outstanding each day during such period. Interest on each Gold Loan shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which it accrues and shall be determined daily (i) in the case of interest to be paid in Gold, with respect to the number of Ounces of Gold outstanding under such Gold Loan on each day during such period, or (ii) in the case of interest to be paid in Dollars, with respect to the average of the daily values (such











values being equal to the number of Ounces of such Gold Loan multiplied by the Price of Gold) of such Gold Loan, in Dollar Equivalents (determined daily unless the applicable Borrower requests in its Notice of Borrowing or Notice of Conversion/Continuation that the Price of Gold be fixed at the Price of Gold on the second Business Day prior to the related Interest Period for the purpose of determining accrued interest during the applicable Interest Period and Requisite Lenders have not objected on or before the commencement of such Interest Period, in their sole discretion, to use such fixed price for such purpose during such period), for each day during such period. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a U.S. Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such U.S. Base Rate Loan, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a U.S. Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such U.S. Base Rate Loan to such Eurodollar Rate Loan, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

            For the purposes of this Agreement, whenever interest is calculated on the basis of a year of 360 days, each rate of interest determined pursuant to such calculation expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360.

2.3      Fees.

         A. Commitment Fees. Borrowers jointly and severally agree to pay to Administrative Agent (i) for distribution to each Canadian Lender, in proportion to that Lender's Pro Rata Share of the Canadian Allocation, commitment fees for the period (A) from and including the Original Closing Date to and excluding the Effective Date, equal to the quarterly average of the daily excess of the Canadian Allocation over the Canadian Commitment Usage (in Dollar Equivalents) multiplied by three-eighths of one percent (.375%) per annum, and (B) from and after the Effective Date to and excluding the Commitment Termination Date, equal to the quarterly average of the daily excess of the Canadian Allocation over the Canadian Commitment Usage (in Dollar Equivalents) multiplied by one-quarter of one percent (0.25%) per annum, and (ii) for distribution to each U.S. Lender, in proportion to that Lender's Pro Rata Share of the U.S. Allocation, commitment fees for the period
(A) from and including the Original Closing Date to and excluding the Effective Date, equal to the quarterly average of the daily excess of the U.S. Allocation over the U.S. Commitment Usage multiplied by three-eighths of one percent (.375%) per annum, and (B) from and after the Effective Date to and









excluding the Commitment Termination Date, equal to the quarterly average of the daily excess of the U.S. Allocation over the U.S. Commitment Usage multiplied by one-quarter of one percent (0.25%) per annum; all such commitment fees to be payable in Dollars, quarterly in arrears on March 31, June 30, September 30 and December 31 of each year and on the Commitment Termination Date and to be calculated on the basis of a 360-day year, in the case of fees payable in relation to the U.S. Allocation, or a 365 or 366-day year (as applicable), in the case of fees payable in relation to the Canadian Allocation and, in each case, the actual number of days elapsed. Reductions in the amounts available for borrowing under the Commitments arising from the operation of the limitations set forth in clauses (a), (b), (e) and (f) of subsection 2.1A(iii) shall not constitute usages of Commitments for purposes of this subsection 2.3A and shall not reduce the amount of the commitment fees that are payable under this subsection 2.3A.

         B. Other Fees. Company and Borrowers agree to pay to Administrative Agent the fees agreed to, and in the amounts and at the times, set forth in writing among Company, Borrowers and Administrative Agent.

2.4 Prepayments and Reductions in Commitments; General Provisions Regarding Payments.

         A. Prepayments; Reductions in Commitments; Cash Collateralization of Standby Letters of Credit.

            (i)Voluntary Prepayments. Each Borrower may, upon not less than one Business Day's (in the case of Base Rate Loans) or three Business Days' (in the case of Eurodollar Rate Loans or Gold Loans) prior written notice to Administrative Agent (which notice Administrative Agent will promptly transmit by telecopy, telegram, telex or telephone to each U.S. Lender or Canadian Lender, as appropriate), at any time and from time to time prepay any Loans in whole or in part on any Business Day (a) in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount in the case of Dollar Loans, (b) in an aggregate minimum amount of Cdn.$5,000,000 and integral multiples of Cdn.$1,000,000 in excess of that amount in the case of Canadian Dollar Loans, or (c) in an aggregate minimum amount of 10,000 Ounces and integral multiples of 2,000 Ounces in excess of that amount in the case of Gold Loans; provided, however, that if a Eurodollar Rate Loan or a Gold Loan is prepaid on a date other than the last day of the Interest Period applicable thereto, the Borrower making such prepayment shall be liable for any payments required by subsection 2.6D. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on










         the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4A(iv).

            (ii)Voluntary Reductions of Commitments. Borrowers may, upon not less than three Business Days' prior written notice to Administrative Agent (which notice Administrative Agent will promptly transmit by telecopy, telegram, telex or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Commitments in an amount up to the amount by which the Commitments exceed the Total Utilization of Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; and provided further no reduction shall reduce the Canadian Allocation to any amount that is less than the Canadian Commitment Usage or the U.S. Allocation to an amount that is less than the U.S. Commitment Usage. Borrowers' notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction, the amount of any partial reduction and the allocation of any reduction between the Canadian Allocation and the U.S. Allocation, and such termination or reduction of the Commitments shall be effective on the date specified in Borrowers' notice and shall reduce the Commitment of each Lender proportionately to its Pro Rata Share.

            (iii)Mandatory Prepayments of Loans. (a) Borrowers shall prepay Loans denominated in currency and/or reduce the outstanding Canadian Letter of Credit Usage or U.S. Letter of Credit Usage (it being agreed and understood that, for the purposes of this subsection 2.4A(iii) Canadian Letter of Credit Usage and/or U.S. Letter of Credit Usage shall be reduced to the extent that the applicable Borrower has cash collateralized its reimbursement obligations under outstanding Letters of Credit pursuant to arrangements satisfactory to Administrative Agent) to the extent necessary so that (1) the Canadian Commitment Usage shall not exceed the Canadian Allocation then in effect and (2) the U.S. Commitment Usage shall not exceed the U.S. Allocation then in effect. Any such mandatory prepayments shall be applied as specified in subsection 2.4A(iv)(c). Additionally, if the value of any outstanding Gold Loans in Dollar Equivalents (based upon the Price of Gold as of such date of determination) exceeds 150% of the value of such Gold Loans in Dollar Equivalents (based on the Price of Gold on the second Business Day prior to the related Gold Advance Dates for such Gold Loans) then the applicable Borrower shall upon demand from Administrative Agent be required to repay its Gold Loans in an aggregate amount equal to the amount of such excess.
         (b) Borrowers shall also prepay the Loans as required pursuant to









         subsection 10.26 upon a Company Change of Control.

                (iv) Application of Prepayments.

                (a)Application of Voluntary Prepayments.  Any voluntary
            prepayments by Borrowers pursuant to subsection 2.4A(i) shall be applied to the Loans of each Borrower as specified by Borrowers;

                (b)Application of Mandatory Prepayments.  Any mandatory
            prepayments by Borrowers pursuant to subsection 2.4A(iii)(b) shall be applied to repay outstanding Loans and to reduce permanently the Commitments (allocated ratably to the Canadian Allocation and the U.S. Allocation unless otherwise specified by Borrowers).

                (c)Application of Prepayments to Base Rate Loans and
            Eurodollar Rate Loans. Any prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the applicable Borrower pursuant to subsection 2.6D.

         B. General Provisions Regarding Payments.

            (i)Manner and Time of Payment. Borrowers shall make all payments in respect of any Loan denominated in Dollars or Canadian Dollars in Dollars or Canadian Dollars, respectively, and shall make all payments in respect of Gold Loans in Dollars or, if a Borrower so elects and, with respect to interest, Administrative Agent does not require payment in Dollars, Gold. If Borrowers do not deliver Administrative Agent at least two Business Days' prior written notice of their intention to repay a Gold Loan in Gold, Borrowers shall be deemed to have elected to repay such Loan in Dollars. If the principal amount of any Gold Loan is to be repaid in Dollars, the corresponding amount of Dollars to be repaid shall equal the Dollar Equivalent of the amount of Gold constituting such Gold Loan determined as of the second Business Day preceding the repayment date.

                (a)Currency Payments by U.S. Borrower.  All currency payments by U.S. Borrower of principal and interest in respect of
            (1) Dollar Loans, (2) Gold Loans to be repaid in Dollars,
            (3) Letters of Credit, and (4) fees and other Obligations hereunder and under any Notes or Grid Gold Acknowledgements shall be made in Dollars, in same day funds and without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (New









            York time) on the date due at Administrative Agent's U.S. Lending Office.

                (b)Currency Payments by Canadian Borrower.  All currency
            payments by Canadian Borrower of principal and interest in respect of (1) Loans (other than Gold Loans to be repaid in Gold), (2) Gold Loans to be repaid in Dollars, (3) Letters of Credit, and
            (4) any other fees and Obligations hereunder and under any Notes or Grid Gold Acknowledgements shall be made in the same currency as incurred, in same day funds and without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (New York time) on the date due at Administrative Agent's Canadian Lending Office.

                (c)Gold Payments.  All payments of Gold shall be made by
            Delivery of such Gold to Administrative Agent's account with Morgan Guaranty Trust Company, London, England, or such other bullion depository as may be designated by Administrative Agent from time to time, before 12:00 Noon (London time) on the day specified for payment.

         Funds or Gold received by Administrative Agent after the times specified above on the due dates specified above shall be deemed to have been paid by Borrowers on the next succeeding Business Day.

            (ii)Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

            (iii) Apportionment of Payments. Aggregate principal and interest payments shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to each Lender's respective Pro Rata Share of such Loans; provided, however, that interest in respect of any Gold Loan shall be apportioned based on the amount of accrued interest payable to each Lender funding such Gold Loan in proportion to the amount of accrued interest payable to all Lenders funding such Gold Loan. Subject to the last sentence of subsection 2.7D, Administrative Agent shall promptly distribute to each Lender, at its Lending Office or at such other address as such Lender may request, its proportionate share of all such payments received by Administrative Agent (or CIBC) and the commitment fees of such Lender when received by Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4B(iii), if, pursuant to the provisions of subsection









         2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes U.S. Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

            (iv)Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, but not later than the Commitment Termination Date, and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

            (v)Notation of Payment. Each Lender agrees that before disposing of any Note or Grid Gold Acknowledgement held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note or Grid Gold Acknowledgement shall not limit, increase or otherwise affect the obligations of any Borrower hereunder or under such Note or Grid Gold Acknowledgement with respect to any Loan or any payments of principal or interest on such Note or Grid Gold Acknowledgement.

2.5      Use of Proceeds.

         A. Loans. The proceeds of the Loans shall be used by Borrowers for working capital purposes and general corporate purposes.

         B. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by any Borrower, Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6      Special Provisions Governing Eurodollar Rate Loans and Gold Loans.

            Notwithstanding any other provision of this Agreement to the contrary, the provisions set forth in this subsection 2.6 shall govern with









respect to Eurodollar Rate Loans and Gold Loans as to the matters covered.

         A. Determination of Adjusted Eurodollar Rate and Gold Rate.

            (i)Eurodollar Rate Loans. As soon as practicable after 10:00 A.M. (New York time) on any Interest Rate Determination Date with respect to any Eurodollar Rate Loan, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to such Eurodollar Rate Loan for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the applicable Borrower and each Lender.

            (ii)Gold Loans. As soon as practicable after 10:00 A.M. (New York time) on the Interest Rate Determination Date with respect to any Gold Loan, each Lender shall notify Administrative Agent of its Gold Rate that shall apply to such Gold Loan for which an interest rate is then being determined for the applicable Interest Period, and Administrative Agent shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the applicable Borrower and each Lender. If the Gold Rate quoted by any single Lender is for two successive Interest Periods more than 120% of the average Gold Rates quoted by the other Lenders, Borrowers shall afford such Lender the opportunity to reduce its rates. If such Lender fails to reduce its rates or if any Lender fails to quote a Gold Rate for two successive Interest Periods (the "Selling Lender"), Borrowers shall have the right upon 20 days' notice to each Lender and upon consent by Requisite Lenders, which consent shall not be unreasonably withheld, and so long as no Potential Event of Default or Event of Default shall have occurred, to substitute Eligible Assignees for the Selling Lender and any Lender that belongs to the Selling Lender's Lending Unit hereunder; provided such substitute Lenders, taken together, will constitute a Lending Unit. If Borrowers select such substitute Lenders, the Selling Lender, and any other Lender belonging to the Selling Lender's Lending Unit, shall assign their Notes, Grid Gold Acknowledgements and rights under this Agreement to such substitute Lenders in accordance with subsection 10.1B (but without the payment of any recordation fee) for the amount due on prepayment pursuant to subsection 2.4(A)(i) together with any amounts that may be due pursuant to subsection 2.6D.

         B. Inability to Determine Applicable Interest Rate.  If
Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) on any Interest Rate









Determination Date that by reason of circumstances affecting the interbank Eurodollar market or because no Reference Lender is able to provide its quotation of a rate, in the case of Eurodollar Rate Loans, or affecting the international precious metals markets, in the case of Gold Loans, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans, Administrative Agent shall on such date give notice (by telecopy or by telephone confirmed in writing) to Borrowers and each Lender of such determination, whereupon (i) no Loans may be made as, or continued or converted to, Eurodollar Rate Loans or made or continued as Gold Loans, as the case may be, until such time as Administrative Agent notifies Borrowers and Lenders that the circumstances giving rise to such notice no longer exist and
(ii) any Notice of Borrowing or Notice of Conversion/Continuation given by any Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by such Borrower.

         C. Illegality or Impracticability of Eurodollar Rate Loans or Gold Loans. If on any date any Lender (including Administrative Agent or any Managing Agent) shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans or Gold Loans, as the case may be,
(i) has become unlawful as a result of compliance by such Lender with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market (in the case of Eurodollar Rate Loans), the international precious metals markets (in the case of Gold Loans) or the position of such Lender in any such market, then, and in any such event, such Lender shall be an "Affected Lender" and it shall on that day give notice (by telecopy or by telephone confirmed in writing) to Borrowers and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter, (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to or continue Loans as, Eurodollar Rate Loans or Gold Loans, as the case may be, shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan or a Gold Loan then being requested by a Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a U.S. Base Rate Loan,
(c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans or Gold Loans, as the case may be (the "Affected Loans"), shall be











terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or if earlier when required by law, and (d) the Affected Loans shall automatically convert into U.S. Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan or Gold Loan then being requested by any Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, such Borrower shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telecopy or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert or continue Loans as, Eurodollar Rate Loans or Gold Loans in accordance with the terms of this Agreement. Borrowers shall have the right upon 20 days' notice to each Lender and upon consent by Requisite Lenders, which consent shall not be unreasonably withheld, and so long as no Potential Event of Default or Event of Default shall have occurred, to substitute Eligible Assignees for the Affected Lender and any Lender that belongs to the Affected Lender's Lending Unit hereunder; provided such substitute Lenders, taken together, will constitute a Lending Unit. If Borrowers select such substituted Lenders, the Affected Lender, and any other Lender belonging to the Affected Lender's Lending Unit, shall assign their Notes, Grid Gold Acknowledgements and rights under this Agreement to such substitute Lenders in accordance with subsection 10.1B (but without the payment of any recordation fee) for the amount due on prepayment pursuant to subsection 2.4(A)(i) together with any amounts that may be due pursuant to subsection 2.6D.

         D. Compensation For Breakage or Non-Commencement of Interest Periods. Any Borrower having borrowed, or having delivered a Notice of Borrowing or a Notice of Conversion/Continuation to request to borrow, convert or continue, any Eurodollar Rate Loan or Gold Loan shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Lender to lenders of funds (or Gold in the case of Gold Loans) borrowed by it to make or carry its Eurodollar Rate Loans or Gold Loans, as the case may be) (including loss of anticipated profits) sustained by that Lender in connection with the liquidation or re-employment of such funds (or Gold), which that Lender may sustain: (i) if for any reason (other than a default by that Lender) the borrowing of the Eurodollar Rate Loan or Gold Loan requested by such Borrower does not occur on a date specified therefor in such Notice of Borrowing or a telephonic request for borrowing, or the conversion to or continuation requested by such Borrower of any Eurodollar Rate Loan or Gold Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment or conversion of any Eurodollar Rate Loans or Gold Loans made to such Borrower by such Lender occurs on a date that is not the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any such Eurodollar Rate Loans or Gold Loans is not made on any date specified in a notice of prepayment given by such Borrower, or (iv) as a consequence of any other default by such Borrower to repay its Eurodollar Rate Loans or Gold Loans when required by the terms of this Agreement.

         E. Booking of Eurodollar Rate Loans. Subject to the provisions of subsection 10.8, any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

         F. Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 10.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause
(i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America or Canada; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 10.7A.

         G. Eurodollar Rate Loans and Gold Loans After Default. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) Borrowers may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan or Gold Loan after the expiration of any Interest Period then in effect for that Loan and
(ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by a Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by such Borrower.











2.7      Letters of Credit

         A. Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company and Borrowers set forth herein, (A) CIBC hereby agrees to maintain the Existing Letters of Credit as of the Effective Date, and (B) each Borrower may request, in accordance with the provisions of this subsection 2.7A, that on and after the Effective Date CIBC issue Letters of Credit for the account of such Borrower denominated in (i) Dollars (in the case of U.S. Borrower) or
(ii) Canadian Dollars or Dollars (in the case of Canadian Borrower). Such Letters of Credit shall be issued solely for the purpose of supporting the obligations of Borrowers and their respective Subsidiaries. Issuances of Letters of Credit shall be subject to the following limitations:

            (i)No Borrower shall request any Letter of Credit if, after giving effect to such issuance, (a) the Total Utilization of Commitments would exceed the Commitments, (b) the Canadian Commitment Usage would exceed the Canadian Allocation, (c) the U.S. Commitment Usage would exceed the U.S. Allocation or (d) the Letter of Credit Usage would exceed $30,000,000; and

            (ii)In no event shall CIBC issue, reissue, amend or permit the extension of: (x) any Letter of Credit having an expiration date later than the Commitment Termination Date in effect at the time of issuance, reissuance, amendment or extension (automatic or otherwise) thereof; (y) subject to the foregoing clause (x), any Letter of Credit having an expiration date more than one year after its date of issuance; provided that subject to the foregoing clause (x), this clause (y) shall not prevent CIBC from agreeing that a Letter of Credit will automatically be extended annually for a period not to exceed one year if CIBC does not cancel such extension.

         It shall be a condition precedent to the issuance of any Letter of Credit in accordance with the provisions of this subsection 2.7 that each condition set forth in subsection 3.3 shall have been satisfied.

         Immediately upon the issuance of each Letter of Credit, each Canadian Lender, in the case of any Letter of Credit issued for the account of Canadian Borrower, or each U.S. Lender, in the case of any Letter of Credit issued for the account of U.S. Borrower, shall be deemed to, and hereby agrees to, have irrevocably purchased from CIBC an undivided and continuing participation in such Letter of Credit and drawings thereunder in an amount equal to such Lender's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.











         CIBC may (but shall not be required to) pay the beneficiary thereof upon the occurrence of an Event of Default and the acceleration of the maturity of the Loans or, if payment is not then due to the beneficiary, provide for the deposit of funds in an account to secure payment to the beneficiary and any funds so deposited shall be paid to the beneficiary of the Letter of Credit if conditions to such payment are satisfied or returned to CIBC for distribution to Lenders (or, if all Obligations shall have been indefeasibly paid in full, to the applicable Borrower) if no payment to the beneficiary has been made and 30 days after the final date available for drawings under the Letter of Credit has passed. Each payment or deposit of funds by CIBC as provided in this paragraph shall be treated for all purposes of this Agreement as a drawing duly honored by CIBC under the related Letter of Credit.

         B. Notice of Issuance. Whenever Canadian Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Notice of Issuance of Letter of Credit in the form of Exhibit XI hereto no later than 1:00 P.M. (New York time) at least five Business Days or such shorter period as may be agreed to by CIBC in any particular instance, in advance of the proposed date of issuance. Whenever U.S. Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Notice of Issuance of Letter of Credit in the form of Exhibit XI hereto no later than 1:00 P.M. (New York time) at least five Business Days or such shorter period as may be agreed to by CIBC in any particular instance, in advance of the proposed date of issuance. Each Notice of Issuance of Letter of Credit shall specify (i) the Borrower, (ii) the proposed date of issuance (which shall be a Business Day), (iii) the face amount of the Letter of Credit, (iv) the expiration date of the Letter of Credit, (v) the name and address of the beneficiary, (vi) a summary of the purpose and the verbatim text of such Letter of Credit, and (vii) a precise description of the documents and the proposed text of any certificate to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require CIBC to make payment under the Letter of Credit; provided that CIBC, in its sole reasonable judgment, may require changes in any such documents and certificates; and provided further that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day that such draft is presented if such presentation is made after 11:00 A.M. (New York time) on such Business Day. Promptly upon the issuance of a Letter of Credit, CIBC shall notify the applicable Lenders of the applicable Borrower of such issuance and the details thereof. In determining whether to pay under any Letter of Credit, CIBC shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.











         C. Payment of Amounts Drawn Under Letters of Credit. In the event of any drawing under any Letter of Credit by the beneficiary thereof, CIBC shall promptly notify the Borrower for whose account such Letter of Credit was issued, and such Borrower shall reimburse CIBC on the date on which such drawing is honored in the same currency as the drawing in an amount in same day funds equal to the amount of such drawing; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless such Borrower shall have notified Administrative Agent prior to 11:00 A.M. (New York time) on the Business Day immediately prior to the date of such drawing that such Borrower intends to reimburse CIBC for the amount of such drawing with funds other than the proceeds of Loans, such Borrower shall be deemed to have given a Notice of Borrowing to Administrative Agent requesting, in the case of Canadian Borrower, Canadian Lenders to make Canadian Loans (which shall be Base Rate Loans denominated in the same currency as the drawing) to the extent of the unused Canadian Allocation on the date on which such drawing is honored in an amount equal to the amount of such drawing or, in the case of U.S. Borrower, U.S. Lenders to make U.S. Loans (which shall be Base Rate Loans) to the extent of the unused U.S. Allocation on the date on which such drawing is honored in an amount equal to the amount of such drawing, and
(ii) subject to satisfaction or waiver of the conditions specified in subsection 3.2, such Lenders shall, on the date of such drawing, make such Loans in the aggregate amount of such drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse CIBC for the amount of such drawing; and provided further that, if Loans are required to be made and for any reason proceeds of Loans are not received by CIBC on such date in an amount equal to the amount of such drawing, the applicable Borrower shall reimburse CIBC, on the Business Day immediately following the date of such drawing, in an amount in same day funds (and in the same currency as the unreimbursed drawing) equal to the excess of the amount of such drawing over the amount of such Loans which are so received, plus accrued interest on such amount at the rate set forth in subsection 2.7E(ii).

         D. Payment by Lenders with Respect to Letters of Credit. If any Borrower shall fail to reimburse CIBC as provided in subsection 2.7C in an amount equal to the amount of any drawing honored by CIBC under a Letter of Credit issued by CIBC for the account of such Borrower, CIBC shall promptly notify each Canadian Lender, in the case of any drawing under a Letter of Credit issued for the account of Canadian Borrower, or each U.S. Lender, in the case of any drawing under a Letter of Credit issued for the account of U.S. Borrower, of the unreimbursed amount of such drawing, the currency in which such drawing was funded, and of such Lender's respective participation therein, which participation shall be equal to such Lender's Pro Rata Share of the unreimbursed amount of such drawing. Each Lender shall make available to CIBC an amount equal to its respective participation in same day funds and in










the same currency as the drawing, at the office of CIBC specified in such notice, not later than 1:00 P.M. (New York time) on the day such notice is given to such Lender by CIBC. If any Lender fails to make available to CIBC the amount of such Lender's participation in such Letter of Credit as provided in this subsection 2.7D, CIBC shall be entitled to recover such amount on demand from such Lender together with interest at the customary rate set by CIBC for the correction of errors among banks for three Business Days and thereafter at the Canadian Base Rate, in the case of Canadian Dollar drawings, or the U.S. Base Rate, in the case of Dollar drawings. Nothing in this subsection 2.7 shall be deemed to prejudice the right of any Lender to recover from CIBC any amounts made available by such Lender to CIBC pursuant to this subsection 2.7D if the payment with respect to a Letter of Credit by CIBC in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of CIBC, as finally determined by a court of competent jurisdiction. CIBC shall distribute to each other Lender which has paid all amounts payable by it under this subsection 2.7D with respect to any Letter of Credit issued by CIBC such other Lender's Pro Rata Share of all payments received by CIBC from any Borrower in reimbursement of drawings honored by CIBC under such Letter of Credit when such payments are received. Notwithstanding anything to the contrary herein, each Lender which has paid all amounts payable by it under this subsection 2.7D shall have a direct right to reimbursement of such amounts from the applicable Borrower, subject to the procedures for reimbursing Lenders set forth in this subsection 2.7.

         E. Compensation. Each Borrower agrees to pay, without duplication, the following amounts to CIBC with respect to each Letter of Credit issued by CIBC for the account of such Borrower:

            (i)with respect to each Letter of Credit, a letter of credit fee payable to CIBC equal to 0.625% per annum of the maximum amount available from time to time to be drawn under such Letter of Credit, calculated on the basis of a 360-day year, in the case of Letters of Credit issued for the account of U.S. Borrower, or a 365 or 366-day year (as applicable) in the case of Letters of Credit issued for the account of Canadian Borrower, and, in each case, the actual number of days elapsed and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each Fiscal Year in immediately available funds and in the same currency as the Letter of Credit;

            (ii)with respect to drawings made under any Letter of Credit, interest, payable on demand in immediately available funds and in the same currency as the drawing, on the amount paid by CIBC in respect of each such drawing from the date of the drawing through the date such amount is reimbursed by the applicable Borrower (but only if not reimbursed when due) at a rate which is 2% per annum in excess of the









         rate of interest otherwise payable under this Agreement for Canadian Base Rate Loans, in the case of any Canadian Dollar drawings, or U.S. Base Rate Loans, in the case of any Dollar drawings; and

            (iii) with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with CIBC's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be.

         Promptly upon receipt by CIBC of any amount described in subdivision
(i) or (ii) of this subsection 2.7E, CIBC shall distribute to each Canadian Lender or U.S. Lender, as the case may be, its Pro Rata Share of such amount.

         F. Obligations Absolute. The obligation of each Borrower to reimburse CIBC for drawings made under the Letters of Credit issued for such Borrower's account and the obligations of Lenders under subsection 2.7D shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

            (i)any lack of validity or enforceability of any Letter of Credit;

            (ii)the existence of any claim, set-off, defense or other right the applicable Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such transferee may be acting), CIBC, any Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between such Borrower or any of its Subsidiaries and the beneficiary for which the Letter of Credit was procured);

            (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

            (iv)payment by CIBC against a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit unless CIBC failed to exercise reasonable care in ascertaining whether such document appeared on its face to comply in all material respects with such terms;

            (v)any other circumstance or happening whatsoever, which is similar to any of the foregoing; or









            (vi)the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing.

         G. Additional Payments. If by reason of (a) any change in applicable law, regulation, rule, decree or regulatory requirement or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement or (b) compliance by CIBC or any Lender with any direction, request or requirement (whether or not having the force of law) of any governmental or monetary authority including, without limitation, Regulation D:

            (i)any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letters of Credit issued by CIBC or participations therein purchased by any Lender; or

            (ii)there shall be imposed on CIBC or any Lender any other condition regarding this subsection 2.7, any Letter of Credit or any participation therein;

and the result of the foregoing is to directly or indirectly increase the cost to CIBC or any Lender of issuing, making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or to reduce the amount receivable in respect thereof by CIBC or any Lender, then and in any such case CIBC or such Lender may notify the Borrower for whose account such Letter of Credit was issued and such Borrower shall pay within ten days of receipt of notice such amounts as CIBC or such Lender may specify pursuant to the certificate described below to be necessary to compensate CIBC or such Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at a rate equal at all times to the U.S. Base Rate per annum. The determination by CIBC or any Lender, as the case may be, of any amount due pursuant to this subsection 2.7G as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest error, be final and conclusive and binding on all of the parties hereto.

         H. Indemnification; Nature of CIBC's Duties. In addition to amounts payable as elsewhere provided in this subsection 2.7, each Borrower hereby agrees to protect, indemnify, pay and save CIBC harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which CIBC may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit for the account of such Borrower, or (ii) the failure of CIBC to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Government Acts").









         As between CIBC and any Borrower for whose account CIBC issues any Letter of Credit, such Borrower assumes all risks of the acts and omissions of or misuse of any such Letter of Credit by the beneficiary of any such Letter of Credit. In furtherance and not in limitation of the foregoing, CIBC shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with the conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;
(v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof;
(vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of CIBC, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of CIBC's rights or powers hereunder.

         In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by CIBC under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith and without gross negligence or willful misconduct as finally determined by a court of competent jurisdiction, shall not put CIBC under any resulting liability to any Borrower or Company.

         Notwithstanding anything to the contrary contained in this subsection 2.7, no Borrower shall have any obligation to indemnify CIBC in respect of any liability incurred by CIBC arising out of the gross negligence or willful misconduct of CIBC, as finally determined by a court of competent jurisdiction, or out of the wrongful dishonor by CIBC of proper demand for payment made under the Letters of Credit issued by it; provided that payment against a draft or demand presented after the expiration date of any Letter of Credit shall be deemed to constitute gross negligence.

         I. Computation of Interest.  Interest payable pursuant to subsection
2.7 shall be computed on the basis of a 360-day year and the actual number of










days elapsed in the period during which it accrues. For the purposes of this subsection 2.7I, whenever interest is calculated on the basis of a year of 360 days, each rate of interest determined pursuant to such calculation expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360.


Section 3.  CONDITIONS TO EFFECTIVENESS OF AGREEMENT AND LOANS
            AND LETTERS OF CREDIT

3.1      Conditions to Effectiveness.

            The effectiveness of this Agreement is subject to the prior or concurrent satisfaction of the following conditions:

         A. Company Documents. On or before the Effective Date, Company shall deliver or cause to be delivered to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following, each, unless otherwise noted, dated the Effective Date:

            (i)Certified copies of its Certificate of Incorporation, together with a good standing certificate from the Secretary of State of the States of Delaware and California, each dated a recent date prior to the Effective Date;

            (ii)Copies of its Bylaws, certified as of the Effective Date by its corporate secretary or an assistant secretary;

            (iii) Resolutions of its Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and any other Loan Documents to which it is a party, certified as of the Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

            (iv)Signature and incumbency certificates of its officers executing this Agreement and any other Loan Documents to which it is a party;

            (v)Executed originals of this Agreement and any other Loan Documents to which it is a party; and

            (vi)Such other documents as Administrative Agent or Managing Agents may reasonably request.

         B. Canadian Borrower Documents. On or before the Effective Date, Canadian Borrower shall deliver or cause to be delivered to Lenders (or to








Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following, each, unless otherwise noted, dated the Effective Date:

            (i)Certified or notarial copies of Canadian Borrower's Certificate of Incorporation, together with evidence of its corporate status in the Provinces of Ontario and British Columbia, each dated a recent date prior to the Effective Date;

            (ii)Copies of Canadian Borrower's Bylaws, certified as of the Effective Date by its corporate secretary or an assistant secretary;

            (iii) Resolutions of Canadian Borrower's Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and any other Loan Documents to which it is a party, certified as of the Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

            (iv)Signature and incumbency certificates of Canadian Borrower's officers executing this Agreement and any other Loan Documents to which it is a party;

            (v)Executed originals of this Agreement, any Notes and any Grid Gold Acknowledgements requested by Lenders and any other Loan Documents to which Canadian Borrower is a party; and

             (vi)Such other documents as Administrative Agent or Managing Agents may reasonably request.

         C. U.S. Borrower Documents. On or before the Effective Date, U.S. Borrower shall deliver or cause to be delivered to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following, each, unless otherwise noted, dated the Effective Date:

            (i)Certified copies of U.S. Borrower's Articles of Incorporation, together with good standing certificates from the Secretary of State of the States of California, Nevada and South Dakota, each dated a recent date prior to the Effective Date;

            (ii)Copies of U.S. Borrower's Bylaws, certified as of the Effective Date by its corporate secretary or an assistant secretary;














          (iii) Resolutions of U.S. Borrower's Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and any other Loan Documents to which it is a party, certified as of the Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;


           (iv)Signature and incumbency certificates of U.S. Borrower's officers executing this Agreement and any other Loan Documents to which it is a party;

            (v)Executed originals of this Agreement, any Notes and any Grid Gold Acknowledgements requested by Lenders and any other Loan Documents to which U.S. Borrower is a party; and


           (vi)Such other documents as Administrative Agent or Managing Agents may reasonably request.

         D. Opinions of Company's and Borrowers' Counsel. Administrative Agent on behalf of Lenders, with sufficient originally executed copies for each Lender, shall have received (i) originally executed copies of one or more favorable written opinions of (a) Thelen, Marrin, Johnson & Bridges, counsel for Company and U.S. Borrower, and (b) Wayne Kirk, Vice President and General Counsel of Company and U.S. Borrower, each in form and substance reasonably satisfactory to Administrative Agent and its counsel, each dated as of the Effective Date and setting forth substantially the matters in the opinions designated in Exhibits VII-A and VII-B, respectively, annexed hereto and as to such other matters as Administrative Agent may reasonably request, and
(ii) originally executed copies of one or more favorable written opinions of Osler, Hoskin & Harcourt, counsel for Canadian Borrower, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Effective Date and setting forth substantially the matters designated in
Exhibit VIII annexed hereto and as to such other matters as Administrative Agent may reasonably request.

         E. Opinions of Administrative Agent's Counsel. Administrative Agent on behalf of Lenders, with sufficient originally executed copies for each Lender, shall have received originally executed copies of one or more favorable written opinions of O'Melveny & Myers, counsel to Administrative Agent, dated as of the Effective Date, substantially in the form of Exhibit IX annexed hereto and as to such other matters as Administrative Agent may reasonably request.

         F. Fees. Company shall have paid to Administrative Agent for distribution (as appropriate) to Managing Agents and Lenders the fees payable on the Effective Date referred to in subsection 2.3.

         G. No Material Adverse Effect; New Disclosures. Since December 31, 1993, there shall not have occurred any change, or development or event involving a prospective change, which in either case, in the opinion of Lenders has had or could have a Material Adverse Effect, and Managing Agents shall not have become aware of any previously undisclosed information with respect to (i) the business, assets, operations, condition (financial or otherwise) or prospects of Company, Company and its Subsidiaries taken as a whole, or any Borrower, or (ii) Company's or any Borrower's ability to perform, or the ability of Lenders to enforce, any of the Obligations.

         H. Representations and Warranties; Performance of Agreements. Each of Company, Canadian Borrower and U.S. Borrower shall have delivered to Administrative Agent an Officers' Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 4 hereof are true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date and that each of Company, Canadian Borrower and U.S. Borrower has performed in all material respects all agreements and satisfied all conditions which each Loan Document provides shall be performed or satisfied by it on or before the Effective Date except as otherwise disclosed to and agreed to in writing by Administrative Agent and Requisite Lenders.

         I. No Disruption of Financial and Capital Markets or Price of Gold. There shall have been no material adverse change since June 30, 1994 to the syndication markets for credit facilities similar in nature to the credit facilities provided herein, and there shall not have occurred and be continuing a material disruption of or material adverse change in financial, banking or capital markets that would have an adverse effect on such syndication market, in each case as determined by Administrative Agent and Managing Agents in their reasonable discretion. Additionally, there shall have been no material adverse change in the price of gold prevailing in international markets that would have a Material Adverse Effect.

         J. Company's Consolidated Net Worth. Administrative Agent shall have received evidence satisfactory to Administrative Agent that Company's Consolidated Net Worth is not less than $500,000,000.

         K. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and Managing Agents, acting on behalf of Lenders, and their counsel shall be satisfactory in form and substance to Administrative Agent and Managing Agents and their counsel, and Administrative Agent and Managing Agents and their counsel shall have received all such counterpart originals or certified copies of such documents as they may reasonably request.

         L. Other Documents. Each of Company, Canadian Borrower and U.S. Borrower shall have delivered to Administrative Agent such other documents as Administrative Agent may reasonably request.

3.2      Conditions to All Loans.

            The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

         A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing signed by the chief executive officer, the chief financial officer or the treasurer of Canadian Borrower or U.S. Borrower, as the case may be, or by any executive officer of Canadian Borrower or U.S. Borrower, as the case may be, designated by any of the above-described officers on behalf of Canadian Borrower or U.S. Borrower, as the case may be, in a writing delivered to Administrative Agent.

         B. As of that Funding Date:

            (i)The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent that changes in the facts and conditions on which such representations and warranties are based are required or permitted under this Agreement;

            (ii)No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;


          (iii) Each of Company, Canadian Borrower and U.S. Borrower shall have performed in all material respects all agreements and satisfied all conditions which this Agreement and the other Loan Documents provide shall be performed or satisfied by it on or before that Funding Date;

            (iv)There shall not be pending or, to the knowledge of Company, Canadian Borrower or U.S. Borrower, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries, and there shall have occurred no development in any such action, suit, proceeding, governmental investigation or arbitration, that, in either event, in the opinion of Requisite Lenders, would reasonably be expected to have a Material Adverse Effect, unless disclosed to and consented to by Requisite Lenders; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans or the issuance of Letters of Credit hereunder; and

            (v)No Company Change of Control shall have occurred.

3.3      Conditions to All Letters of Credit

            The obligation of CIBC to issue any Letter of Credit hereunder is subject to prior or concurrent satisfaction of all of the following conditions:

         A. On or before the date of issuance of any Letter of Credit hereunder, CIBC shall have received, in accordance with the provisions of subsection 2.7B, a Notice of Issuance of Letter of Credit relating to the proposed Letter of Credit, all other information specified in subsection 2.7B and such other documents as CIBC may reasonably require in connection with the issuance of such Letter of Credit.

         B. On or before the date of issuance of such Letter of Credit, each of the conditions set forth in subsection 3.1 shall have been satisfied as of the Effective Date, and, on such date of issuance, all conditions precedent described in subsection 3.2B shall be satisfied to the same extent as though the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.


Section 4.  REPRESENTATIONS AND WARRANTIES

            In order to induce Lenders to enter into this Agreement and to make the Loans, to induce CIBC to issue Letters of Credit and to induce Lenders to purchase participations in Letters of Credit, Company, Canadian Borrower and U.S. Borrower jointly and severally represent and warrant to each Lender that the following statements are true, correct and complete:

4.1      Organization, Powers, Qualification, Good Standing, Business and
         Subsidiaries.

         A. Organization and Powers. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Canadian Borrower is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario. U.S. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Company, Canadian Borrower and U.S. Borrower has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party, to carry out the transactions contemplated thereby and to issue and pay any Notes and any Grid Gold Acknowledgements to be issued by it.

         B. Qualification and Good Standing. Each of Company, Canadian Borrower and U.S. Borrower is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect.

         C. Conduct of Business. Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 6.11.

         D. Subsidiaries. All of the Subsidiaries of Company as of the Effective Date (other than Joint Ventures that do not have an interest in any of the currently producing mines in the Mining Group) are identified in
Schedule 4.1 annexed hereto. The capital stock of each of the Material Subsidiaries of Company that is a corporation identified in Schedule 4.1 annexed hereto is duly authorized, validly issued, fully paid and nonassessable and none of such capital stock constitutes Margin Stock. Each of the Material Subsidiaries of Company identified in Schedule 4.1 annexed hereto that is a corporation is validly existing and in good standing under the laws of its respective jurisdiction of incorporation set forth therein, has full corporate power and authority to own its assets and properties and to operate its business as presently owned and conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and will not have a Material Adverse Effect. Schedule 4.1 annexed hereto correctly sets forth the ownership interest of Company in each of its Subsidiaries identified therein.

4.2      Authorization of Borrowing and Guaranty, etc.

         A. Authorization of Borrowing and Guaranty. The execution, delivery and performance of this Agreement and any other Loan Documents and the issuance, delivery and payment of the Notes and the Grid Gold Acknowledgements have been duly authorized by all necessary corporate action on the part of Company, Canadian Borrower and U.S. Borrower, as the case may be.

         B. No Conflict. The execution, delivery and performance by Company and Borrowers of this Agreement and any other Loan Documents, the issuance, delivery and payment of the Notes or any Grid Gold Acknowledgments by Borrowers, the issuance and sale of the Subordinated Debentures by Company and the incurrence and repayment of extensions of credit pursuant to the Loan Documents have not, do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of Company or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries, (ii) conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any Contractual Obligation of Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders of Company or any of its Subsidiaries or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for consents obtained on or before the Effective Date and disclosed in writing to Lenders.

         C. Governmental Consents. The execution, delivery and performance by Company, Canadian Borrower and U.S. Borrower, as the case may be, of the Loan Documents, the issuance, delivery and payment of the Notes and Grid Gold Acknowledgements and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

         D. Binding Obligation. This Agreement and each other Loan Document has been duly executed and delivered by Company, Canadian Borrower and U.S. Borrower, and each Note and each Grid Gold Acknowledgement delivered to any Lender has been duly issued by the applicable Borrower, and each such Loan Document is the legally valid and binding obligation of Company, Canadian Borrower or U.S. Borrower, as the case may be, enforceable against Company, Canadian Borrower or U.S. Borrower, as the case may be, in accordance with its respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

4.3      Valid Issuance of Stock and Subordinated Debentures.

            The Company Common Stock is duly and validly issued, fully paid and nonassessable. Except for rights under Company's Stockholders Rights

Agreement dated as of October 16, 1987, as amended, and holders of employee stock options and holders of delayed delivery agreements of Canadian Borrower or the Convertible Debentures, no stockholder of Company has or will have any preemptive rights to subscribe for any additional equity Securities of Company. The Company Common Stock, when issued and sold, was either registered or qualified under applicable federal and state securities laws or exempt therefrom. The Subordinated Debentures have been duly authorized and validly issued by Company and constitute the legally valid and binding obligations of Company enforceable against Company in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. The Subordinated Debentures, when issued and sold, were either registered or qualified under applicable federal and state securities laws or exempt therefrom. The subordination provisions of the Subordinated Debentures are enforceable against the holders of the Subordinated Debentures. The Obligations constitute "Senior Debt" under the indenture pursuant to which the Subordinated Debentures have been issued.

4.4      Financial Condition.

            Company has heretofore delivered to Lenders, at Lenders' request, the following financial statements and information: (i) the audited consolidated balance sheet of Company and its Subsidiaries as at December 31, 1993 and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for the Fiscal Year then ended, and (ii) the unaudited consolidated and consolidating balance sheets of Company and its Subsidiaries as at June 30, 1994 and the related unaudited consolidated and consolidating statements of income and the unaudited consolidated statement of cash flows of Company and its Subsidiaries for the six months then ended. All such statements were prepared in conformity with GAAP and fairly present the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Except as disclosed in
Schedule 4.4 annexed hereto, Company does not have any Contingent Obligation, or liability for any taxes, long-term lease or unusual forward or long-term financial commitment that is not reflected in the most recent financial statements delivered to Lenders or the notes thereto, if any, or otherwise permitted under subsection 6.4 and which in any such case is material in relation to the business, operations, properties, assets or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole.

4.5      No Material Adverse Effect; No Restricted Junior Payments.

            Since December 31, 1993, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 6.5.

4.6      Title to Properties; Liens.

            Company and its Subsidiaries have good, sufficient and legal title, subject to Permitted Encumbrances, to all of their respective properties and assets reflected in the most recent financial statements delivered to Lenders, except for (a) assets held in Joint Ventures where the operator or another participant or the Joint Venture may hold legal title but Company or one of its Subsidiaries holds a beneficial ownership interest therein, (b) assets disposed of since the date of such financial statements in the ordinary course of business, (c) as otherwise permitted under subsection 6.7, and (d) such defects that have not had, or would not reasonably be expected to result in, a Material Adverse Effect. Except for Permitted Encumbrances and except as otherwise permitted by this Agreement, all such properties and assets are free and clear of Liens.

4.7      Litigation; Adverse Facts.

            Except as described in Schedule 4.7 annexed hereto or in the Company's Annual Report on Form 10-K for 1993, there is no action, suit, proceeding, arbitration or governmental investigation (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries that has had, or would reasonably be expected to result in, a Material Adverse Effect. Neither Company nor any of its Subsidiaries is
(i) in violation of any applicable law that has had, or would reasonably be expected to result in, a Material Adverse Effect, or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that has had, or would reasonably be expected to result in, a Material Adverse Effect.

4.8      Payment of Taxes.

            Except to the extent permitted by subsection 5.3, all material taxes, assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid. Company knows of no proposed tax assessment against Company or any of its Subsidiaries that has had or would have a Material Adverse Effect, which is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.9      Performance of Agreements; Materially Adverse Agreements.

         A. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, has not had and would not have a Material Adverse Effect.

         B. Neither Company nor any of its Subsidiaries is a party to or is otherwise subject to any agreement or instrument or any charter or other internal restriction which has had or will have, individually or in the aggregate, a Material Adverse Effect.

4.10     Governmental Regulation.

            Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other Canadian or U.S. federal or state statute or regulation which may limit its ability to incur Indebtedness for borrowed money.

4.11     Securities Activities.

            Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

4.12     Employee Benefit Plans.

            A. Company and each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit

Plan, where failure to comply and perform such obligations would reasonably be expected to have a Material Adverse Effect.

            B. Except as set forth on Schedule 4.12 annexed hereto, no ERISA Event has occurred or is reasonably expected to occur which would reasonably be expected to have a Material Adverse Effect.

            C.  Except to the extent required under Section 601 of ERISA or
Section 4980B of the Internal Revenue Code or except as described on Schedule
4.12 annexed hereto, no Employee Benefit Plan of Company or any of its Subsidiaries provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of Company or any of its ERISA Affiliates.

            D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) as set forth in the most recent actuarial report prepared for such Pension Plan, does not exceed $20,000,000.

4.13     Certain Fees.

            No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby.

4.14     Environmental Protection.

            Except as heretofore disclosed in writing by Company to Lenders or otherwise disclosed in Company's Annual Report on Form 10-K for its 1993 fiscal year, no event or condition has occurred with respect to Company or any of its Subsidiaries relating to any Environmental Laws or Release of Hazardous Materials which, individually, or in the aggregate, has had or would have a Material Adverse Effect.

4.15     Employee Matters.

            There is no strike or work stoppage in existence or, to Company's knowledge, threatened involving Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect.

4.16     Solvency.

            Company and its Subsidiaries, taken as a whole, and each of Borrowers are Solvent.

4.17     Compliance with Laws.

            The businesses and operations of Company and its Subsidiaries comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, except to the extent that noncompliance would not reasonably be expected to cause a Material Adverse Effect.

4.18     Disclosure.

            No representation or warranty of Company or any of its Subsidiaries contained in any Loan Document, the Offering Circular relating to issuance of the Subordinated Debentures or in any other document, certificate or written statement furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Company or any Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company and Borrowers to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known (or which should upon the reasonable exercise of diligence be known) to Company or any Borrower (other than matters of a general economic nature) that has had, or would reasonably be expected to result in, a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.


Section 5.  AFFIRMATIVE COVENANTS

            Company and each Borrower severally covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations, the cancellation or expiration of all Letters of Credit and the reimbursement of all amounts drawn thereunder, each of Company and Borrowers shall perform all covenants in this
Section 5 to be performed by it (including in the case of any Borrower, covenants applicable to it in its capacity as a Subsidiary of Company), and Company and Borrowers shall cause each of their respective Subsidiaries to perform, all covenants in this Section 5 applicable to each such Subsidiary.

5.1      Financial Statements and Other Reports.

            Company shall maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP. Company shall deliver to Lenders:

            (i)Quarterly Financials: as soon as available and in any event within 50 days after the end of each fiscal quarter of each Fiscal Year (beginning with the fiscal quarter ending September 30, 1994), the consolidated balance sheets of Company and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income and cash flows of Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter, all in reasonable detail and certified by the chief financial officer or chief accounting officer of Company that they fairly present the consolidated financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and the cash flows of Borrower and its Subsidiaries for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

            (ii)Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheets of Company and its Subsidiaries and Canadian Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries and Canadian Borrower and its Subsidiaries for such Fiscal Year, all in reasonable detail and certified by the chief financial officer or chief accounting officer of Company that they present fairly in all material respects the consolidated financial condition of Company and its Subsidiaries and Canadian Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, and (b) in the case of such consolidated financial statements of Company and its Subsidiaries, a report thereon of independent auditors of recognized national standing selected by Company, which report shall be unqualified, shall not include any reference to doubts about the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements of Company and its Subsidiaries present fairly in all material respects the consolidated financial position of Company and its Subsidiaries, as at the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the audit by such auditors in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

            (iii) Officers' and Compliance Certificates: together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to subdivisions (i) and (ii) above, (a) an Officers' Certificate of Company and each Borrower stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company or any Borrower has taken, is taking and proposes to take with respect thereto; and
         (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in subsections 6.1, 6.2, 6.3, 6.4, 6.6, 6.7 and 6.8;


           (iv)Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit;

            (v)Monthly Business Report: promptly upon their becoming available (but in no event later than 45 days after the last day of the previous month or 90 days, in the case of December), the monthly business report relating to Company's and its Subsidiaries' operations prepared internally for Company's management;


           (vi)SEC Filings and Press Releases: (a) promptly upon their becoming available, copies of (1) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders, (2) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with the Securities and Exchange Commission or any national securities exchange (including, without limitation,

         Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1994), and (b) concurrently with or immediately following their being made available to intended recipients, all press releases and other statements made available generally by Company to the public concerning material developments in the business of Company or any of its Subsidiaries;


          (vii) Events of Default, etc.: promptly upon any Responsible Officer of Company or any Borrower obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender, any Managing Agent, or Administrative Agent has given any notice or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 7.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4 and 6 of such Form as in effect on the date hereof) (information required to be disclosed on Form 8-K shall be sent to Lenders when sent for filing with the Securities and Exchange Commission), or (d) of the occurrence of any event or change that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company and each Borrower has taken, is taking and proposes to take with respect thereto;


        (viii) Litigation: promptly upon any Responsible Officer of Company or any Borrower obtaining knowledge of (X) the institution of, or threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries (collectively, "Proceedings") not previously disclosed in writing by Company to Lenders or (Y) any material development in any Proceeding that, in the case of either clause (X) or (Y) could reasonably be expected to cause a Material Adverse Effect, written notice thereof together with a summary of such Proceedings or material development;

            (ix)ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event which could reasonably be expected to cause a Material Adverse Effect, a written notice specifying the nature thereof, what action Company or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

            (x)ERISA Notices: with reasonable promptness, copies of (a) all notices received by Company or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event which could reasonably be expected to cause a Material Adverse Effect; and
         (b) such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

            (xi)Financial Plans: as soon as practicable and in any event no later than 90 days after the beginning of each Fiscal Year, (a) a copy of Company's annual budget promptly after approval thereof by Company's Board of Directors, (b) a forecast of the amount of capital expenditures (with separate forecasts for maintenance items and discretionary items) anticipated for such Fiscal Year, and (c) such other information and projections as any Lender may reasonably request, all in form and substance satisfactory to Requisite Lenders;


          (xii) Environmental Audits and Reports; Cash Flow Analysis: (a) promptly after completion thereof (or receipt from an independent consultant in the case of an audit conducted by Persons who are not employees of Company or any of its Subsidiaries), copies of all final environmental audits and reports, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, with respect to significant environmental matters at any Facility or which relate to an Environmental Claim which would reasonably be expected to result in a Material Adverse Effect, and (b) within 50 days after the end of the second fiscal quarter of each fiscal year, a Cash Flow Analysis which shall be updated to reflect the most recent life-of-mine operating plans of the currently producing mines within the Mining Group; and


        (xiii) Other Information: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

5.2      Corporate Existence, etc.

            Except as permitted under subsection 6.7, Company will, and will cause each of its Material Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to the business of Company and its Subsidiaries, taken as a whole.

5.3      Payment of Taxes and Claims; Tax Consolidation.

         A. Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, except for such taxes, assessments, governmental charges and claims which in the aggregate do not exceed $3,000,000; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

         B. Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries) for any period ending on or after the Effective Date.

5.4      Maintenance of Properties; Insurance.

            Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used in the business of Company and its Subsidiaries, taken as a whole, or any Borrower (including, without limitation, Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and businesses of its Subsidiaries against loss or damage of the kinds customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar activities in the countries where such properties or businesses are located.

5.5      Inspection; Lender Meeting; Reports of Subsidiaries.

            Company and Borrowers shall, and shall cause each of their respective Subsidiaries to, permit any authorized representatives designated by any Lender, at the expense of such Lender, to visit and inspect any of the properties of Company, any Borrower or any of their respective Subsidiaries, including its and their financial and accounting records, and, subject to the provisions of subsection 10.22, to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested. Without in any way limiting the foregoing, Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent, Managing Agents and Lenders once during each Fiscal Year to be held at Company's corporate offices (or such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent. Company shall cause Lenders to be added to the lists maintained by HGAL and Prime of Persons to receive reports of the type described in subsection 5.1(vi).

5.6      Compliance with Laws, etc.

            Company shall, and shall cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which in any case or in the aggregate would reasonably be expected to cause a Material Adverse Effect.

5.7      Environmental Disclosure and Inspection.

         A. Company shall, and shall cause each of its Subsidiaries to, exercise all due diligence in order to comply with all Environmental Laws where failure to do so would reasonably be expected to result in a Material Adverse Effect.

         B. Company shall promptly advise Lenders in writing and in reasonable detail of (i) any Release of any Hazardous Materials that would reasonably be expected to result in a Material Adverse Effect, (ii) any and all written communications with respect to any Environmental Claims that would reasonably be expected to result in a Material Adverse Effect, (iii) any remedial action taken by or at the direction of Company in response to (x) any Hazardous Materials on, under or about any Facility, the existence of which would reasonably be expected to result in an Environmental Claim having a Material Adverse Effect, or (y) any Environmental Claim that would reasonably be expected to result in a Material Adverse Effect, (iv) Company's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws and which would reasonably be expected to result in a Material Adverse Effect, and (v) any request for information from any governmental agency that indicates such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for a Release of Hazardous Materials, the remediation of which would reasonably be expected to have a Material Adverse Effect.

         C. Company shall promptly notify Lenders of any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that would reasonably be expected to expose Company or any of its Subsidiaries to, or result in, Environmental Claims that would reasonably be expected to result in a Material Adverse Effect or that would reasonably be expected to have an adverse effect on any material Governmental Authorization then held by Company or any of its Subsidiaries.

         D. Company shall provide copies of such documents or information as Administrative Agent may reasonably request in relation to any matters disclosed pursuant to this subsection 5.7.

5.8      Company's Remedial Action Regarding Hazardous Materials.

            Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any Facility in order to comply with all applicable Environmental Laws and undisputed Governmental Authorizations where failure to comply would reasonably be expected to result in a Material Adverse Effect. If Company or any of its Subsidiaries undertakes any remedial action with respect to any Hazardous Materials on, under or about any Facility, Company or such Subsidiary shall conduct and complete such remedial action in material compliance with all applicable material Environmental Laws, and in accordance with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, Company's or such Subsidiary's liability, including with respect to such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials, or the jurisdiction or the authority or the validity or the applicability of the Environmental Laws or the policies, orders or directions is being contested in good faith by Company or such Subsidiary.

5.9      Further Assurances.

            At any time or from time to time upon the request of Administrative Agent, Company and Borrowers shall execute and deliver such further documents and do such other acts and things as Administrative Agent may reasonably request in order to effect fully the purposes of this Agreement and to provide for payment of the Obligations in accordance with the terms of this Agreement and the Notes.

Section 6.  NEGATIVE COVENANTS

            Company and each Borrower severally covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations, the cancellation or expiration of all Letters of Credit and the reimbursement of all amounts drawn thereunder, each of Company and Borrowers shall perform all covenants in this
Section 6 to be performed by it (including, in the case of any Borrower, covenants applicable to it in its capacity as a Subsidiary of Company), and Company shall cause each of its Subsidiaries to perform all covenants in this
Section 6 applicable to such Subsidiary.

6.1      Indebtedness.

            Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

            (i)Company and Borrowers may become and remain liable with respect to their respective Obligations;


           (ii)Company and its Subsidiaries may become and remain liable with respect to Indebtedness arising in respect of Contingent Obligations permitted by subsection 6.4;

             (iii) Company may become and remain liable with respect to Indebtedness to any of its Subsidiaries, and any Subsidiary of Company (other than HGAL or Prime) may become and remain liable with respect to Indebtedness to Company or any other Subsidiary of Company and Prime and HGAL may become and remain liable with respect to Indebtedness to Company or any other Subsidiary of Company up to a maximum of $30,000,000 and $60,000,000, respectively, aggregate principal amount at any time outstanding; provided that all such intercompany Indebtedness shall be subordinated on the same terms as the subordination provisions of subsection 8.1B in right of payment to the payment in full of the Obligations;

            (iv)Company and its Subsidiaries (other than HGAL), as applicable, may remain liable with respect to Indebtedness described in
         Schedule 6.1 annexed hereto;

            (v)Company may become and remain liable with respect to the Subordinated Debentures;

             (vi)HGAL may become and remain liable with respect to (a) any amount of Indebtedness incurred in the ordinary course of business, which Indebtedness may be secured by Liens on the assets and properties of HGAL; provided that the holders of such Indebtedness have no recourse against Company or any of its Subsidiaries other than HGAL, including, without limitation, any recourse that would arise by reason of any direct financial guaranty or any letter of credit or performance or solvency guaranties, representations or warranties made or entered into in connection with the incurrence or creation of such Indebtedness, and (b) in addition to amounts permitted by subsection 6.1(iii), an aggregate principal amount of 147,194 Ounces of Gold of existing Indebtedness from U.S. Borrower, as it may be repaid, but not reborrowed;


          (vii) Prime may become and remain liable with respect to any amount of Indebtedness incurred in the ordinary course of business, which Indebtedness may be secured by Liens on the assets and properties of Prime; provided that the holders of such Indebtedness have no recourse against Company or any of its Subsidiaries other than Prime, including, without limitation, any recourse that would arise by reason of any direct financial guaranty or any letter of credit or performance or solvency guaranties, representations or warranties made or entered into in connection with the incurrence or creation of such Indebtedness;

           (viii)Prime, HGAL, Canadian Borrower and any Subsidiary of Company (other than U.S. Borrower) that does not own assets included in the Mining Group may become and remain liable with respect to Indebtedness in an aggregate outstanding principal amount not at any time exceeding $300,000,000 secured solely by Liens on assets and properties owned on the Original Closing Date that are undeveloped or that are acquired after the Original Closing Date by the Person receiving the proceeds of such Indebtedness; provided that Requisite Lenders shall be satisfied that such Indebtedness is Non-Recourse Debt;


           (ix)Borrowers may become and remain liable with respect to additional Indebtedness in an aggregate outstanding principal amount not at any time exceeding $50,000,000; and

            (x)Company and its Subsidiaries may become and remain liable in respect of any refinancing or extension of any Indebtedness described in this subsection 6.1 (other than subsections 6.1(v) and 6.1(vi)(b)) for amounts not exceeding the principal amounts of the Indebtedness so refunded or extended and with maturities no earlier than such Indebtedness and if secured, only by the property theretofore securing such Indebtedness; provided that amounts refinancing such Indebtedness shall be included in the calculation of any numerical limitations in the relevant clause of this subsection 6.1 pursuant to which such Indebtedness was originally permitted.

6.2      Liens and Related Matters.

         A. Prohibition on Liens. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits, except:

            (i)Permitted Encumbrances;

            (ii)Liens described in Schedule 6.2 annexed hereto;

            (iii) Purchase Money Security Interests securing up to an aggregate principal amount of $25,000,000 at any time of Indebtedness permitted to be outstanding under subsection 6.1(ix); and

             (iv)Liens securing Indebtedness permitted to be outstanding under subsections 6.1(vi), (vii) and (viii), and as provided in subsection 6.1(x).

         B. Equitable Lien in Favor of Lenders. If Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure Indebtedness other than Liens excepted by the provisions of subsection 6.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such other Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 6.2A.

         C. No Further Negative Pledges. Except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale, property subject to Liens permitted under subsection 6.2A, and any assets of Prime or HGAL, neither Company nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

         D. No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries. Except in respect of Indebtedness permitted by subsections 6.1(vi), (vii) and (viii) and also, with respect to clause (iv) below, except with respect to properties dedicated under Joint Ventures and in respect of

Indebtedness secured by Purchase Money Security Interests, and except for permitted refinancings of such Indebtedness, and as provided herein, Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual prohibition of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or
(iv) transfer any of its property or assets to Company or any other Subsidiary of Company; provided that any restrictions based on financial or other tests (not effectively acting as prohibitions) shall not be deemed prohibitions.

6.3      Investments; Joint Ventures.

            Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

            (i)Company and its Subsidiaries may make and own Investments in Marketable Securities;

           (ii)Company and its Subsidiaries may make intercompany loans to the extent permitted under subsection 6.1(iii);

          (iii) Company and its Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 6.8;

           (iv)Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 6.3 annexed hereto or, if not described in Schedule 6.3, in the aggregate not exceeding $5,000,000;

            (v)Borrowers and their respective Subsidiaries may continue to own and make Investments in or make acquisitions of businesses substantially similar to those currently conducted by Company or in related industries and Borrowers and their Subsidiaries may make Investments in new and existing Subsidiaries; provided that any such Investments are permitted by the provisions of subsection 6.7(v);

           (vi)Borrowers and their respective Subsidiaries may acquire and retain ownership of Investments in connection with Asset Sales permitted by subsection 6.7(iv); provided that the aggregate net amount of all such Investments described in this subsection 6.3(vi) shall not at any time exceed $50,000,000; and provided further, however, that for purposes of compliance with this subsection 6.3(vi)

         Asset Sales involving the simultaneous receipt of notes and sale of such notes to a third party shall be excluded;

          (vii) Company and its Subsidiaries may make and own Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

           (viii)Company and its Subsidiaries may make and own Investments with respect to Contingent Obligations which are permitted by subsection 6.4; and

            (ix)Company and its Subsidiaries may make and continue to own Investments in, and may make and own Investments resulting from capital calls, buyout obligations or similar requirements in respect of, Joint Ventures in the ordinary course of business.

6.4      Contingent Obligations.

            Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

            (i)Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations (a) in respect of Letters of Credit, or (b) set forth in this Agreement;

            (ii)Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under Interest Rate Agreements having a notional principal amount not exceeding $75,000,000 with respect to Indebtedness permitted under subsection 6.1;

          (iii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with sales of assets permitted under subsection 6.7;

          (iv)Company and its Subsidiaries may guarantee any obligations of their respective Subsidiaries (including Joint Ventures) provided that the aggregate amount guaranteed does not exceed $75,000,000;

            (v)Company and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 6.4 annexed hereto;

            (vi)Company and its Subsidiaries may become and remain liable with respect to gold futures, options or forward sales contracts and

         Currency Agreements or similar arrangements designed to protect Company or any of its Subsidiaries against fluctuations in the price of Gold or the relative exchange rates for currencies in accordance with current industry practice or the past practices of Company and its Subsidiaries provided that the notional amount of the aggregate contingent liability of Company and its Subsidiaries under all such futures, options, contracts agreements and arrangements does not at any time exceed $500,000,000; and


        (vii)Company and its Subsidiaries may become and remain liable with respect to (a) standby letters of credit with respect to pollution control bonds identified on Schedule 6.4 and refinancings thereof and Contingent Obligations in respect of standby letters of credit and surety bonds securing reclamation and other performance obligations under contracts, permits, statutes and regulations and made in the ordinary course of business, but not including Indebtedness or Contingent Obligations of Company and its Subsidiaries for borrowed money or as described in subsection 6.4(vi), and (b) standby letters of credit and surety bonds securing Indebtedness or Contingent Obligations of Company and its Subsidiaries for borrowed money or to support Contingent Obligations described in subsections 6.4(ii) through (vi) in an aggregate amount not exceeding $50,000,000 at any time, it being understood that all letters of credit and surety bonds for which Company and its Subsidiaries are liable shall be permitted only under subsection 6.4(i) or this subsection 6.4(vii).

6.5      Restricted Junior Payments.

            Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (i) Company and its Subsidiaries may pay dividends to their respective shareholders, (ii) so long as (a) no Event of Default or (b) no Potential Event of Default under subsections 7.1 or 7.6, shall have occurred and be continuing, or result from such payment, Company may make scheduled payments of interest on the Subordinated Debentures in accordance with their terms from all available sources and (iii) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company may redeem the Subordinated Debentures.

6.6      Financial Covenants.

         A. Minimum Consolidated Net Worth. Company shall not permit Consolidated Net Worth at any time to be less than $500,000,000

         B. Protection Ratio. Company shall not at any time permit the ratio of (i) the Mining Group Net Present Value of the Mining Group Future Cash Flow to (ii) the Consolidated Senior Funded Debt to be less than 1.50 to 1.00; provided Consolidated Senior Funded Debt shall not include, for the purposes of this subsection 6.6B, Non-Recourse Debt of Company and its Subsidiaries permitted pursuant to subsection 6.1(viii).

6.7      Restriction on Fundamental Changes; Asset Sales.

            Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sub-lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property or fixed assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person, except:

            (i)any Subsidiary of Company (other than any Borrower) may be merged, consolidated or amalgamated with or into any Borrower or any Subsidiary of any Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Borrower or any Subsidiary of any Borrower; provided that, in the case of such a merger, consolidation or amalgamation with any Borrower, such Borrower shall be the continuing or surviving corporation and provided further that immediately after giving effect to such merger, consolidation or amalgamation, no Potential Event of Default or Event of Default shall have occurred and be continuing;


           (ii)Company and its Subsidiaries may make Consolidated Capital Expenditures permitted under subsection 6.8;

          (iii) subject to subsection 6.11, Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales;

           (iv)Company and its Subsidiaries may make Asset Sales, provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; provided, further, that such Asset Sales do not involve the sale or other disposition, in one transaction or a series of transaction, of all or any substantial part of the business, property or fixed assets of Company and its Subsidiaries and after any such Asset Sales no Potential Event of Default or Event of Default shall have occurred and be continuing; and provided further that in the event of an Asset Sale of a mine in the Mining Group, Company shall provide to Lenders within thirty (30) days following the consummation of such Asset Sale, an updated Cash Flow Analysis which reflects such Asset Sale with sufficient information to determine compliance with the minimum protection ratio requirement under subsection 6.6B of this Agreement.

            (v)Borrowers and their respective Subsidiaries may acquire Securities or assets of another Person, including existing Subsidiaries, or create additional Subsidiaries; provided that after giving effect to such acquisition, Company and its Subsidiaries will be in compliance with all covenants set forth in Sections 5 and 6.

6.8      Consolidated Capital Expenditures.

            Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures (other than Consolidated Capital Expenditures funded with the proceeds of Non-Recourse Debt), in any fiscal year in excess of the sum of (a) $100,000,000 plus (b) the amount by which $100,000,000 exceeds Company's Consolidated Capital Expenditures for the preceding fiscal year (the "Carryover Amount"); provided that in calculating the amount of Consolidated Capital Expenditures expended in any Fiscal Year, the amounts described in clause (a) shall be applied prior to the Carryover Amount and any Carryover Amount not used in the immediately succeeding Fiscal Year shall not thereafter be available.

6.9      Transactions with Shareholders and Affiliates.

            Except as set forth in Schedule 6.9, Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries or (ii) reasonable and customary fees paid to members of the Boards of Directors of Company and its Subsidiaries.

6.10     Disposal of Material Subsidiary Stock.

            Except for any disposition or sale of capital stock or other equity Securities of any of its Material Subsidiaries in compliance with the provisions of subsections 6.7(i) and (iv), Company shall not:

            (i)directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Material Subsidiaries, except to qualify directors if required by applicable law; or


           (ii)permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Material Subsidiaries (including such Subsidiary), except to Company, another Subsidiary of Company, or to qualify directors if required by applicable law;

provided, however, that nothing contained in this Agreement shall (a) prohibit or otherwise limit the ability of HGAL or Prime to sell securities issued by them, (b) permit the capital stock of any Borrower (other than 10% of the Canadian Borrower) to be sold or disposed of, or (c) prohibit Investments by venturers in Joint Ventures permitted by subsection 6.3(ix).

6.11     Conduct of Business.

            From and after the Effective Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by Company and its Subsidiaries on the Effective Date and similar or related businesses.

6.12     Prepayments and Amendments to Subordinated Indebtedness.

            Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to Company, any Borrower or Lenders.


Section 7.  EVENTS OF DEFAULT

            IF any of the following conditions or events ("Events of Default") shall occur:

7.1      Failure to Make Payments When Due.

            Failure to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise; failure to pay when due any amount payable to CIBC in reimbursement of any drawing under any Letter of Credit issued pursuant to subsection 2.7; or failure to pay any interest on any Loan or any fee or any other Obligation within five days after the date due; or

7.2      Default in Other Agreements.

     (i) Failure of Company or any of its Subsidiaries to pay when due (a) any principal of or interest on any Indebtedness (other than Indebtedness referred to in subsection 7.1) in an individual principal amount of $5,000,000 or more or (b) any Contingent Obligation in an individual principal or face amount of $5,000,000 or more or notional amount of $20,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by Company or any of its Subsidiaries with respect to any other material term of (a) any evidence of any Indebtedness in an individual principal amount of $5,000,000 or more or any Contingent Obligation in an individual principal or face amount of $5,000,000 or more or notional amount of $20,000,000 or more, or (b) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

7.3      Breach of Certain Covenants.

            Failure of Company or any Borrower, as the case may be, to perform or comply with any term or condition contained in subsection 2.4, 2.5 or 5.2 or Section 6 of this Agreement; or

7.4      Breach of Warranty.

            Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

7.5      Other Defaults Under Loan Documents.

            Company or any Borrower, as the case may be, shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 7, and such default shall not have been remedied or waived within 30 days after the earlier of (i) a Responsible Officer of Company or any Borrower becoming aware of such default or (ii) receipt by Company or any Borrower of notice from Administrative Agent or any Lender of such default; or

7.6      Involuntary Bankruptcy; Appointment of Receiver, etc.

            (i)A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company, any Borrower or any of Company's Subsidiaries (other than Subsidiaries operating outside of the United States, Canada and Australia and not constituting Material Subsidiaries ("Minor Foreign Subsidiaries")) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law and not stayed; or


           (ii)an involuntary case shall be commenced against Company, any Borrower or any of Company's Subsidiaries (other than Minor Foreign Subsidiaries) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company, any Borrower or any of Company's Subsidiaries (other than Minor Foreign Subsidiaries), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company, any Borrower or any of Company's Subsidiaries (other than Minor Foreign Subsidiaries) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company, any Borrower or any of Company's Subsidiaries (other than Minor Foreign Subsidiaries), and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

7.7      Voluntary Bankruptcy; Appointment of Receiver, etc.

            (i)Company, any Borrower or any of Company's Subsidiaries (other than Minor Foreign Subsidiaries) shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company, any Borrower or any of Company's Subsidiaries (other than Minor Foreign Subsidiaries) shall make a general assignment for the benefit of creditors; or


           (ii)Company, any Borrower or any of Company's Subsidiaries (other than Minor Foreign Subsidiaries) shall be unable or shall fail, or shall admit in writing its inability, to generally pay its debts as such debts become due; or the Board of Directors of Company, any Borrower or any of Company's Subsidiaries (other than Minor Foreign Subsidiaries) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

7.8      Judgments and Attachments.

            Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $5,000,000 or (ii) in the aggregate at any time an amount in excess of $10,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company, any Borrower or any Material Subsidiaries or any of their respective assets (or shall be entered against any of Company's other Subsidiaries and Company or any Material Subsidiary shall be or become liable therefor) and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

7.9      Dissolution.

            Except as permitted by subsection 6.7, any order, judgment or decree shall be entered against Company, any Borrower or any Material Subsidiary decreeing the dissolution or split up of Company, any Borrower or any Material Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

7.10     Employee Benefit Plans.

            There shall occur one or more ERISA Events which results in or would reasonably be expected to result in liability of Company or any of its ERISA Affiliates in an individual amount in excess of $10,000,000 or in an aggregate amount in excess of $20,000,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) as set forth in the most recent actuarial report prepared for such Pension Plans, which exceeds $40,000,000; or

7.11     Change in Control of Borrowers.

            Company shall fail to own all of the issued and outstanding capital stock of U.S. Borrower, or U.S. Borrower shall fail to own at least 90% of the issued and outstanding capital stock of Canadian Borrower.

THEN (i) upon the occurrence and during the continuance of any Event of Default described in the foregoing subsections 7.6 or 7.7 each of (x) the unpaid principal amount of and accrued interest on the Loans, (y) an amount equal to the maximum amount which may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letter of Credit) and
(z) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company and each Borrower and the obligation of each Lender to make any Loan and the obligation of CIBC to issue any Letter of Credit hereunder shall thereupon terminate, and
(ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request of Requisite Lenders, by written notice to Company and each Borrower, declare all of the Loans to be, and an amount equal to the amounts described in clauses (x) through (z) above to be, and the same shall forthwith become, due and payable, together with accrued interest thereon, and the obligation of each Lender to make any Loan and the obligation of CIBC to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Lenders to purchase from CIBC participations in the unreimbursed amount of any drawings under any Letters of Credit as provided in subsection 2.7D. So long as any Letter of Credit shall remain outstanding, any amounts described in clause (y) above with respect to such Letter of Credit, when received by CIBC, shall be held by CIBC pursuant to such documentation as CIBC shall request, as cash collateral for the obligation of the applicable Borrower to reimburse CIBC in the event of any drawing under such Letter of Credit, and so much of such funds shall at all times remain on deposit as cash collateral as aforesaid as shall equal the maximum amount available at any time for drawing under all Letters of Credit (the "Maximum Available Amount"); provided that, in the event of cancellation or expiration of any Letter of Credit or any reduction in the Maximum Available Amount, CIBC shall apply the difference between the Maximum Available Amount immediately prior to such cancellation, expiration or reduction and the Maximum Available Amount immediately after such cancellation or reduction, first, to the payment in full of the outstanding Obligations, and second, to Company or the applicable Borrower or to such other Person who may be lawfully entitled to receive such funds or as a court of competent jurisdiction may direct.

            At any time that an Event of Default is continuing and the principal of any Gold Loan has been declared to be immediately due and payable, each Lender shall be entitled, for and on behalf of the applicable Borrower, to purchase in accordance with its normal procedures a number of Ounces of Gold equal to the number of Ounces of Gold then comprising such Gold Loan, and to apply the Gold so purchased to pay such Gold Loan. The all-in costs to any Lender of purchasing such Gold, provided that any costs incurred are reasonable in the circumstances, shall be deemed to be a U.S. Base Rate Loan made by such Lender to the applicable Borrower. A certificate of a Lender as to any such all-in costs shall be prima facie evidence of the costs to such Lender of making such purchase.


Section 8.  GUARANTIES OF COMPANY AND U.S. BORROWER OF
            OBLIGATIONS

            In order to induce Lenders to enter into this Agreement and to make the Loans to Borrowers hereunder and to issue Letters of Credit for the account of Borrowers hereunder, each of Company and U.S. Borrower hereby agrees as follows:

8.1      Guaranty by Company

            A. Guaranty. As consideration for Lenders agreeing to enter into this Agreement and to continue to extend the Commitments hereunder, Company hereby confirms that it continues to unconditionally and irrevocably guarantee, as primary obligor and not merely as a surety, the due and punctual payment when due (whether by required prepayment, declaration, demand or otherwise) (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. 362(a) or operation of any such stay under applicable Canadian law) of all Obligations of Borrowers (including, without limitation, interest which, but for the filing of a petition in bankruptcy with respect to U.S. Borrower, or a similar action with respect to Canadian Borrower, would accrue on such Obligations). For purposes of this Section 8, the obligations of Company under this subsection 8.1 are referred to as this "Company Guaranty."

            B.  Terms of Company Guaranty

            Company agrees that the Obligations of any Borrower may be extended or renewed, and the Loans repaid and reborrowed in whole or in part, without notice or further assent from it, and that it will remain bound upon this Company Guaranty notwithstanding any extension, renewal or other alteration of any such Obligation or repayment and reborrowing of the Loans.

            Company waives presentation of, demand of, payment from and protest of any Obligation of any Borrower and also waives notice of protest for nonpayment. The obligations of Company under this Company Guaranty shall not be affected by, and Company hereby waives its rights (to the extent permitted by law) in connection with:

            (a)the failure of Administrative Agent, any Managing Agent, or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower or Company under the provisions of this Agreement or any other agreement or otherwise,

            (b)any extension or renewal of any provision thereof,

            (c)any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any instrument executed pursuant hereto,

            (d)the release of any security held by Administrative Agent, any Managing Agent or any Lender for the Obligations of any Borrower,

            (e)the failure of Administrative Agent, any Managing Agent, or any Lender to exercise any right or remedy against any other guarantor of the Obligations of any Borrower,

            (f)Administrative Agent, any Managing Agent, or any Lender taking and holding security or collateral for the payment of this Company Guaranty, any other guaranties of the Obligations or other liabilities of any Borrower and the Obligations guarantied hereby, and exchanging, enforcing, waiving and releasing any such security or collateral,

            (g)Administrative Agent, any Managing Agent or any Lender applying any such security or collateral and directing the order or manner of sale thereof as Administrative Agent, such Managing Agent or such Lender in its discretion may determine,

            (h)Administrative Agent, any Managing Agent, or any Lender settling, releasing, compromising, collecting or otherwise liquidating the Obligations and any security or collateral therefor in any manner determined by Administrative Agent, such Managing Agent, or such Lender, or

            (i)any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this guaranty, including without limitation, the provisions of California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2846, 2849, 2850, 2899 and
         3433.

            Company further agrees that this Company Guaranty constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be had by any Lender, any Managing Agent or Administrative Agent or any other Person to any security held for payment of the Obligations of any Borrower or to any balance of any deposit account or credit on the books of any Lender, any Managing Agent, Administrative Agent or any other Person in favor of any Borrower or any other Person.

            The obligations of Company under this Company Guaranty shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations, discharge of any Borrower from the Obligations in a bankruptcy or similar proceeding or otherwise. Without limiting the generality of the foregoing, the obligations of Company under this Company Guaranty shall not be discharged or impaired or otherwise affected by the failure of Administrative Agent, any Managing Agent, or any Lender to assert any claim or demand or to enforce any remedy under this Agreement, any Loan Document or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations of any Borrower, or by any other act or thing or omission or delay to do any other act or thing that may or might in any manner or to any extent vary the risk of Company or would otherwise operate as a discharge of Company as a matter of law or equity other than indefeasible payment in full of all Obligations.

            Administrative Agent, any Managing Agent and any Lender may, at their election, foreclose on any security held by Administrative Agent, such Managing Agent or such Lender by one or more judicial or nonjudicial sales, or exercise any other right or remedy Administrative Agent, any Managing Agent or any Lender may have against any Borrower or any security without affecting or impairing in any way the liability of Company hereunder except to the extent the Obligations have been indefeasibly paid. Company waives any defense arising out of such election by Administrative Agent, any Managing Agent or any Lender, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Company against any Borrower or any security, so long as Administrative Agent, such Managing Agent or such Lender act in a commercially reasonable manner.

            Company further agrees that this Company Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation of any Borrower is rescinded or must otherwise be restored by Administrative Agent, any Managing Agent or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

            Company further agrees, in furtherance of the foregoing and not in limitation of any other right that Administrative Agent, any Managing Agent or any Lender may have at law or in equity against Company by virtue hereof, upon the failure of any Borrower to pay any of its Obligations when and as the same shall become due (whether by required prepayment, declaration, demand or otherwise), Company will forthwith pay, or cause to be paid, in cash, to Administrative Agent an amount equal to the sum of the unpaid principal amount of such Obligations, accrued and unpaid interest on such Obligations and all other unpaid Obligations of such Borrower to Administrative Agent, any Managing Agent or any Lender.

            Company hereby irrevocably waives any right of subrogation, contribution, indemnity or otherwise against any Borrower that may arise out of or be caused by this Company Guaranty, all rights and/or claims which may arise against any Borrower by reason of this Company Guaranty, any right to enforce any remedy that Administrative Agent, any Managing Agent or any Lender now has or may hereafter have against any Borrower and any benefit of, and any right to participate in, any security now or hereafter held by Administrative Agent, any Managing Agent or any Lender.

            Any Indebtedness of any of Company's Subsidiaries held by Company is hereby subordinated in right of payment to the Obligations on the terms of this paragraph. Upon the occurrence and during the continuation of an Event of Default, no distribution of assets in respect of any such Indebtedness (including any payment of principal, interest or fees or any repurchase, redemption or setoff of such Indebtedness against other Indebtedness owing to Company or payment received as a result of other Indebtedness being subordinated to such Indebtedness) may be made until indefeasible payment in full in cash of all Obligations. If, notwithstanding the preceding sentence, any such distribution of assets shall be collected or received by Company after the occurrence and during the continuation of an Event of Default, such distribution of assets shall be paid over to Administrative Agent for the benefit of Lenders to be held as collateral and then or thereafter credited and applied against the Obligations but without impairing or limiting in any manner the liability of Company under any other provision of this Section 8.

            In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon any failure of any Borrower to pay its Obligations when due (whether by required prepayment, declaration, demand or otherwise) and consequent acceleration of the Obligations pursuant to Section 7, any Lender, upon the consent of Administrative Agent and Requisite Lenders, is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived to the extent permitted by applicable law, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time owing by such Lender to or for the credit or the account of Company against and on account of the obligations and liabilities of Company to such Lender under this Company Guaranty, including, but not limited to, all such obligations and liabilities with respect to all claims of any nature or description arising out of or connected with this Agreement, this Company Guaranty or the Letters of Credit or any of the other Loan Documents, irrespective of whether or not such Lender or Administrative Agent, with respect to any Obligation owed under the Letters of Credit or this Agreement, shall have made any demand hereunder.

8.2      Guaranty by U.S. Borrower

            A. Guaranty. As consideration for Lenders agreeing to enter into this Agreement and to continue to extend the Commitments hereunder, U.S. Borrower hereby confirms that it continues to unconditionally and irrevocably guarantee, as a primary obligor and not merely as a surety, the due and punctual payment when due (whether by required prepayment, declaration, demand or otherwise) (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C.

362(a) or operation of any such stay under applicable Canadian law) of all Obligations of Canadian Borrower (including, without limitation, interest which, but for the filing of a petition in bankruptcy or a similar action with respect to Canadian Borrower, would accrue on such Obligations). For purposes of this Section 8, the obligations of U.S. Borrower under this subsection 8.2 are referred to as this "U.S. Borrower Guaranty."

            B.  Terms of U.S. Borrower Guaranty

            U.S. Borrower agrees that the Obligations of Canadian Borrower may be extended or renewed, and the Loans repaid and reborrowed in whole or in part, without notice or further assent from it, and that it will remain bound upon this U.S. Borrower Guaranty notwithstanding any extension, renewal or other alteration of any such Obligation or repayment and reborrowing of the Loans.

            U.S. Borrower waives presentation of, demand of, payment from and protest of any Obligation of Canadian Borrower and also waives notice of protest for nonpayment. The obligations of U.S. Borrower under this U.S. Borrower Guaranty shall not be affected by, and U.S. Borrower hereby waives its rights (to the extent permitted by law) in connection with:

            (a)the failure of Administrative Agent, any Managing Agent, or any Lender to assert any claim or demand or to enforce any right or remedy against Canadian Borrower or U.S. Borrower under the provisions of this Agreement or any other agreement or otherwise,

            (b)any extension or renewal of any provision thereof,

            (c)any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any instrument executed pursuant hereto,

            (d)the release of any security held by Administrative Agent, any Managing Agent or any Lender for the Obligations of Canadian Borrower,

            (e)the failure of Administrative Agent, any Managing Agent, or any Lender to exercise any right or remedy against any other guarantor of the Obligations of Canadian Borrower,

            (f)Administrative Agent, any Managing Agent, or any Lender taking and holding security or collateral for the payment of this U.S. Borrower Guaranty, any other guaranties of the Obligations or other liabilities of Canadian Borrower and the Obligations guarantied hereby, and exchanging, enforcing, waiving and releasing any such security or collateral,

            (g)Administrative Agent, any Managing Agent or any Lender applying any such security or collateral and directing the order or manner of sale thereof as Administrative Agent, such Managing Agent or such Lender in its discretion may determine,

            (h)Administrative Agent, any Managing Agent, or any Lender settling, releasing, compromising, collecting or otherwise liquidating the Obligations of Canadian Borrower and any security or collateral therefor in any manner determined by Administrative Agent, such Managing Agent, or such Lender, or

            (i)any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this guaranty, including without limitation, the provisions of California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2846, 2849, 2850, 2899 and
         3433.

            U.S. Borrower further agrees that this U.S. Borrower Guaranty constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be had by any Lender, any Managing Agent, Administrative Agent or any other Person to any security held for payment of the Obligations of Canadian Borrower or to any balance of any deposit account or credit on the books of any Lender, any Managing Agent, Administrative Agent or any other Person in favor of Canadian Borrower or any other Person.

            The obligations of U.S. Borrower under this U.S. Borrower Guaranty shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations, discharge of Canadian Borrower from the Obligations in a bankruptcy or similar proceeding or otherwise. Without limiting the generality of the foregoing, the obligations of U.S. Borrower under this U.S. Borrower Guaranty shall not be discharged or impaired or otherwise affected by the failure of Administrative Agent, any Managing Agent, or any Lender to assert any claim or demand or to enforce any remedy under this Agreement, any Loan Document or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations of Canadian Borrower, or by any other act or thing or omission or delay to do any other act or thing that may or might in any manner or to any extent vary the risk of U.S. Borrower or would otherwise operate as a discharge of U.S. Borrower as a matter of law or equity other than indefeasible payment in full of all Obligations.

            Administrative Agent, any Managing Agent and any Lender may, at their election, foreclose on any security held by Administrative Agent, such Managing Agent or such Lender by one or more judicial or nonjudicial sales, or exercise any other right or remedy Administrative Agent, any Managing Agent or any Lender may have against Canadian Borrower or any security without affecting or impairing in any way the liability of U.S. Borrower hereunder except to the extent the Obligations of Canadian Borrower have been indefeasibly paid. U.S. Borrower waives any defense arising out of such election by Administrative Agent, any Managing Agent or any Lender, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of U.S. Borrower against Canadian Borrower or any security, so long as Administrative Agent, such Managing Agent or such Lender act in a commercially reasonable manner.

            U.S. Borrower further agrees that this U.S. Borrower Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation of Canadian Borrower is rescinded or must otherwise be restored by Administrative Agent, any Managing Agent or any Lender upon the bankruptcy or reorganization of Canadian Borrower or otherwise.

            U.S. Borrower further agrees, in furtherance of the foregoing and not in limitation of any other right that Administrative Agent, any Managing Agent or any Lender may have at law or in equity against Company by virtue hereof, upon the failure of Canadian Borrower to pay any of its Obligations when and as the same shall become due (whether by required prepayment, declaration, demand or otherwise), U.S. Borrower will forthwith pay, or cause to be paid, in cash, to Administrative Agent an amount equal to the sum of the unpaid principal amount of such Obligations, accrued and unpaid interest on such Obligations and all other unpaid Obligations of Canadian Borrower to Administrative Agent, any Managing Agent or any Lender.

            U.S. Borrower hereby irrevocably waives any right of subrogation, contribution, indemnity or otherwise against Canadian Borrower that may arise out of or be caused by this U.S. Borrower Guaranty, all rights and/or claims which may arise against Canadian Borrower by reason of this U.S. Borrower Guaranty, any right to enforce any remedy that Administrative Agent, any Managing Agent or any Lender now has or may hereafter have against Canadian Borrower and any benefit of, and any right to participate in, any security now or hereafter held by Administrative Agent, any Managing Agent or any Lender.

            Any Indebtedness of Company or any of its Subsidiaries held by U.S. Borrower is hereby subordinated in right of payment to the Obligations on the terms of this paragraph. Upon the occurrence and during the continuation of an Event of Default, no distribution of assets in respect of any such

Indebtedness (including any payment of principal, interest or fees or any repurchase, redemption or setoff of such Indebtedness against other Indebtedness owing to U.S. Borrower or payment received as a result of other Indebtedness being subordinated to such Indebtedness) may be made until indefeasible payment in full in cash of all Obligations. If, notwithstanding the preceding sentence, any such distribution of assets shall be collected or received by U.S. Borrower after the occurrence and during the continuation of an Event of Default, such distribution of assets shall be paid over to Administrative Agent for the benefit of Lenders to be held as collateral and then or thereafter credited and applied against the Obligations but without impairing or limiting in any manner the liability of U.S. Borrower under any other provision of this Section 8.

            In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon any failure of Canadian Borrower to pay its Obligations when due (whether by required prepayment, declaration, demand or otherwise) and consequent acceleration of the Obligations pursuant to Section 7, any Lender, upon the consent of Administrative Agent and Requisite Lenders, is hereby authorized by U.S. Borrower at any time or from time to time, without notice to U.S. Borrower or to any other Person, any such notice being hereby expressly waived to the extent permitted by applicable law, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time owing by such Lender to or for the credit or the account of U.S. Borrower against and on account of the obligations and liabilities of U.S. Borrower to such Lender under this U.S. Borrower Guaranty, including, but not limited to, all such obligations and liabilities with respect to all claims of any nature or description arising out of or connected with this Agreement, this U.S. Borrower Guaranty or the Letters of Credit or any of the other Loan Documents, irrespective of whether or not such Lender or Administrative Agent, with respect to any Obligation owed under the Letters of Credit or this Agreement, shall have made any demand hereunder.


Section 9.  ADMINISTRATIVE AGENT AND MANAGING AGENTS

9.1      Appointment.

            CIBC is hereby appointed Administrative Agent under this Agreement and under the other Loan Documents by each Lender, and each of CIBC and Scotiabank is hereby appointed a Managing Agent under this Agreement and under the other Loan Documents by each Lender. Each Lender hereby authorizes Administrative Agent and each Managing Agent to act as its agents in accordance with the terms of this Agreement and the other Loan Documents.
Each of Administrative Agent and Managing Agents agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. Except as expressly set forth in this Section 9, the provisions of this Section 9 are solely for the benefit of Administrative Agent, Managing Agents and Lenders, and neither Company nor any Borrower shall have any rights as a third party beneficiary of any of the provisions hereof, but Company and Borrowers shall have the rights expressly granted to them in subsection 9.6. In performing its functions and duties under this Agreement, each of Administrative Agent and Managing Agents shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any Borrower or any of Company's Subsidiaries.

9.2      Powers; General Immunity.

            A. Duties Specified. Each Lender irrevocably authorizes each of Administrative Agent and each Managing Agent to take such action on such Lender's behalf and to exercise such powers under this Agreement and under the other Loan Documents as are specifically delegated to Administrative Agent or Managing Agents, as the case may be, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each of Administrative Agent and Managing Agents shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents and each such Agent may perform such duties by or through its agents or employees. Neither Administrative Agent nor any Managing Agent shall have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, express or implied, is intended to or shall be so construed as to impose upon Administrative Agent or any Managing Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

            B. No Responsibility for Certain Matters. Neither Administrative Agent nor any Managing Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made available by Administrative Agent or any Managing Agent to Lenders or by or on behalf of Company or Borrowers to Administrative Agent or any Managing Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company, any Borrower or any other Person liable for the payment of any Obligations, nor shall Administrative Agent or any Managing Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, neither Administrative Agent nor any Managing Agent shall have any liability arising from confirmations of the amount of outstanding Loans or the Canadian Letter of Credit Usage, the U.S. Letter of Credit Usage or the component amounts thereof.

            C. Exculpatory Provisions. Neither Administrative Agent nor any Managing Agent and none of their respective officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent or any Managing Agent, as the case may be, hereunder or in connection herewith except to the extent caused by its or their gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. If Administrative Agent or any Managing Agent shall request instructions from Lenders with respect to any act or action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents, Administrative Agent or such Managing Agent, as the case may be, shall be entitled to refrain from such act or taking such action unless and until Administrative Agent or such Managing Agent, as the case may be, shall have received instructions from Requisite Lenders or all Lenders, as the case may be. Without prejudice to the generality of the foregoing,
(i) Administrative Agent and Managing Agents shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and Borrower and Company's Subsidiaries), accountants, experts and other professional advisors selected by any of them; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent or any Managing Agent as a result of Administrative Agent or such Managing Agent, as the case may be, acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders or all Lenders, as the case may be. Each of Administrative Agent and Managing Agents shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or any of the other Loan Documents unless and until it has obtained the instructions of Requisite Lenders or all Lenders, as the case may be.

            D. Administrative Agent and Managing Agents Entitled to Act as Lenders. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon,

Administrative Agent or any Managing Agent in its individual capacity as a Lender under this Agreement. With respect to its participation in the Loans and Letters of Credit, each of Administrative Agent and Managing Agents shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include each of Administrative Agent and Managing Agents in its individual capacity. Each of Administrative Agent and Managing Agents and each of their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Company, any Borrower or any of Company's Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company and Borrowers for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3 Representations and Warranties; No Responsibility For Appraisal of Creditworthiness.

            Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company, each Borrower and Company's Subsidiaries in connection with the making of the Loans hereunder and the issuance of Letters of Credit hereunder and such Lender's purchasing of participations in such Letters of Credit and that it has made and shall continue to make its own appraisal of the creditworthiness of Company, each Borrower and Company's Subsidiaries. Neither Administrative Agent nor any Managing Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or the issuance of the Letters of Credit or at any time or times thereafter, and neither Administrative Agent nor any Managing Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4      Right to Indemnity.

            The Lenders of each Lending Unit in proportion to their Lending Unit's Pro Rata Share, severally with the Lenders of each other Lending Unit agree to indemnify each of Administrative Agent and Managing Agents (and their respective directors, officers, employees and agents), to the extent that Administrative Agent or any Managing Agent, as the case may be (or any of their respective directors, officers, employees and agents), shall not have been reimbursed by Company or Borrowers, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent or such Managing Agent, as the case may be (or their respective directors, officers, employees and agents), in performing its duties hereunder or under this Agreement or the other Loan Documents or otherwise in its capacity as Administrative Agent or Managing Agent, as the case may be, in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent's or any Managing Agent's (or any such director's, officer's, employee's or agent's) gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. If any indemnity furnished to Administrative Agent or any Managing Agent, as the case may be, for any purpose shall, in the opinion of Administrative Agent or such Managing Agent, as the case may be, be insufficient or become impaired, Administrative Agent or such Managing Agent, as the case may be, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5      Registered Persons Treated as Owners.

            Administrative Agent may deem and treat the Persons listed as Lenders in the Register as the owners of the corresponding Loans or participations in Letters of Credit listed therein for all purposes hereof unless and until an Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii) of this Agreement. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, transferee or assignee of the corresponding Loan or participation in Letters of Credit.

9.6      Successor Administrative Agent.

            Administrative Agent and/or each Managing Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders, Company and Borrowers, and Administrative Agent and each Managing Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company, Borrowers and Administrative Agent or such Managing Agent, as the case may be, and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Company and Borrowers, to appoint a successor Administrative Agent or Managing Agent; provided that if such proposed successor Administrative Agent or Managing Agent is not a Lender, Company and Borrowers shall have the right to approve such appointment (which approval may not be unreasonably withheld or delayed). Upon the acceptance of any appointment as Administrative Agent or Managing Agent hereunder by a successor Administrative Agent or Managing Agent, that successor Administrative Agent or Managing Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Managing Agent and the retiring or removed Administrative Agent or Managing Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent's or Managing Agent's resignation or removal hereunder as Administrative Agent or Managing Agent, the provisions of this subsection 9.6 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Managing Agent under this Agreement.


Section 10.  MISCELLANEOUS

10.1     Assignments and Participations in Loans and Letters of Credit.

         A. General.  Each Lender shall have the right at any time to
(i) sell, assign, transfer or negotiate to any Eligible Assignee which has both a Canadian Lending Office for borrowings and payments relating to Canadian Loans and a U.S. Lending Office for borrowings and payments relating to U.S. Loans, or (ii) sell participations to any Person in, all or any part of any Loan or Loans made by it or its Commitments or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; provided that no such assignment or participation shall, without the consent of Company and Borrowers, require Company or any Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify such assignment or participation under the securities laws of any jurisdiction. Except as otherwise provided in this subsection 10.1, no Lender shall, as between either Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or any granting of participations in, all or any part of the Loans, the Commitments, Letters of Credit or participations therein or the other Obligations owed to such Lender.

         B. Assignments.

            (i)Amounts and Terms of Assignments. Each Loan, Commitment or other Obligation to be assigned pursuant to subsection 10.1A may
         (a) be assigned in any amount (of a constant and not a varying percentage) to another Lender, or to an Affiliate of the assigning Lender or another Lender, with the giving of notice to Company,

         Borrowers and Administrative Agent or (b) be assigned in an amount (of a constant and not a varying percentage) of not less than $5,000,000 (or such lesser amount as shall constitute the aggregate amount of all Loans, Commitments, Letters of Credit or participations therein and other Obligations of the assigning Lender) to any other Eligible Assignee with the giving of notice to Company, Borrowers and Managing Agents and in the case of assignment to any other Eligible Assignee, with the consent of Company, Borrowers and Managing Agents for an assignment made by a Lender other than Administrative Agent, and with the consent of Company, Borrowers and Scotiabank for an assignment made by Administrative Agent, which consent of Company, Borrowers and Managing Agents shall not be unreasonably withheld; provided further that all such assignments by any Lender shall be permitted only if the Canadian Lender and U.S. Lender of each Lending Unit simultaneously assign the same proportionate shares of their outstanding Loans, participations in Letters of Credit and Commitments to assignees that will constitute the Canadian Lender and the U.S. Lender of a Lending Unit for the purposes of this Agreement. To the extent of any such assignment in accordance with either clause
         (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Loans, Commitments, Letters of Credit or participations therein or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $2,500, and such certificates, documents or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment and Acceptance may be required to deliver to Administrative Agent pursuant to subsection 10.7B(iii). Upon such execution, delivery and acceptance, from and after the effective date specified in such Assignment and Acceptance, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder, and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of a Note or a Grid Gold Acknowledgement to the assigning Lender hereunder, if requested pursuant to subsection 2.1E, new Notes and Grid Gold Acknowledgements shall, upon surrender of the assigning Lender's Notes or Grid Gold Acknowledgements, be issued to the assignee and to the assigning Lender, substantially in the forms of
         Exhibit IV-A, Exhibit IV-B or Exhibit V annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments of the assignee and the assigning Lender.


          (ii)Acceptance by Managing Agents; Recordation in Register. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee meeting the requirements of subsection 10.1A, together with the processing and recordation fee referred to in subsection 10.1B(i) and any certificates, documents or other evidence with respect to United States federal and Canadian income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 10.7B(iii), Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit X hereto and if Managing Agents, Company and Borrowers have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment and Acceptance by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Managing Agents to such assignment),
         (b) record the information contained therein in the Register, and
         (c) give prompt notice thereof to Company and Borrowers. Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it as provided in this subsection 10.1B(ii).

         C. Participations. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the regularly scheduled maturity of any portion of the principal amount of or interest on any Loan or any commitment fees allocated to such participation, (ii) the release of Company or U.S. Borrower from its obligations under Section 8 or (iii) a reduction of the principal amount of or the rate of interest payable on any Loan or payments due in repayment of draws under Letters of Credit allocated to such participation, and all amounts payable by any Borrower or Company hereunder shall be determined as if such Lender had not sold such participation.
Company and each Borrower hereby acknowledges and agrees that, only for purposes of subsections 2.6D, 10.5 and 10.7, any participation will give rise to a direct obligation of Borrowers and Company to the participant and the participant shall be considered to be a "Lender"; provided that no participant shall be entitled to receive any greater amount pursuant to subsection 2.6D or

10.7 than the transferor Lender would have been entitled to receive in respect of the amount of the participation effected by such transferor Lender to such participant had no such participation occurred.

         D. Information. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.22.

         E. Federal Reserve Bank. Nothing in this subsection 10.1 shall prevent or prohibit any Lender from pledging its rights (but not its obligations to make Loans and to issue or participate in Letters of Credit) under this Agreement and/or its Loans and/or Notes hereunder to a Federal Reserve Bank.

10.2     Expenses.

            Whether or not the transactions contemplated hereby shall be consummated, Company and Borrowers jointly and severally agree to pay promptly
(i) all the actual and reasonable costs and expenses of preparation of the Loan Documents; (ii) all the costs of furnishing all opinions by counsel for Company or any Borrower (including without limitation any opinions reasonably requested by Lenders as to any legal matters arising hereunder) and of Company's or any Borrower's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including, without limitation, with respect to confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Administrative Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents, the Letters of Credit and the Loans and any consents, amendments, waivers or other modifications hereto or thereto and any other documents or matters requested by Company or any Borrower; (iv) all other actual and reasonable costs and expenses incurred by Administrative Agent in connection with the negotiation, preparation and execution of the Loan Documents and the transactions contemplated hereby and thereby; and (v) after the occurrence and during the continuation of an Event of Default, all costs and expenses, including reasonable attorneys' fees, excluding in-house counsel, and costs of settlement, incurred by Administrative Agent, Managing Agents and Lenders in enforcing any Obligations of or in collecting any payments due from Company or any Borrower hereunder or under the other Loan Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

10.3     Indemnity.

            In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company and Borrowers jointly and severally agree to defend, indemnify, pay and hold harmless Administrative Agent, Managing Agents and Lenders, and the officers, directors, employees, counsel, agents and affiliates of Administrative Agent, Managing Agents and Lenders (collectively called the "Indemnitees") from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto), whether based on any federal, state or foreign laws, statutes, rules or regulations (including without limitation securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including without limitation Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds of any of the Loans or the issuance of Letters of Credit hereunder and Lenders' agreement to purchase participations therein as provided for herein, or the use or intended use of the Letters of Credit) or the statements contained in any commitment letter delivered by any Lender to Company or any Borrower with respect thereto (collectively called the "Indemnified Liabilities"); provided that neither Company nor any Borrower shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee as finally determined by a court of competent jurisdiction; provided further, that, subject to the hold harmless provisions of this subsection 10.3, Company shall be subrogated to all rights that any such Indemnitee may have in respect of any person or persons whose acts or failure to act resulted in the indemnified liability and the Indemnitee shall, upon receipt of payment for all Indemnified Liabilities payable to such Indemnitee, assign to Company the rights with respect to such Indemnified Liabilities such Indemnitee may have against any person or persons whose acts or failure to act resulted in the indemnified liability; and provided still further that any exercise of rights of subrogation shall be withheld until payment of all of the related Indemnified Liabilities. To the extent that the undertaking to defend, indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Company and each Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them, subject however to the limitations contained in the last clause of the preceding sentence.

10.4     Set Off.

            In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by Company and each Borrower at any time or from time to time, without notice to Company or such Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Company or such Borrower, as the case may be, against and on account of the obligations and liabilities then due and payable of Company or such Borrower, as the case may be, to that Lender under this Agreement, and any Notes, any Grid Gold Acknowledgements and any Letters of Credit and participations therein, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Notes, the Grid Gold Acknowledgements, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not that Lender shall have made any demand hereunder.

10.5     Ratable Sharing.

            Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or under Letters of Credit or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of Obligations then due and owing to that Lender (collectively, the "Aggregate Amounts Due" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company, any Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company and each Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Company or such Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

10.6     Amendments and Waivers.

            No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes or consent to any departure by Company or any Borrower therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that any amendment, modification, termination or waiver of or with respect to: the amount of the Commitments or the principal amount of the Loans or interest accrued thereon; each Lender's Pro Rata Share; the definitions of "Requisite Lenders," and "Commitment Termination Date"; any provision expressly requiring the approval or concurrence of all Lenders; the scheduled final maturity dates of the Loans; the 150% figure set forth in subsection 2.4A(iii); the dates on which interest or any fees are payable; decreases in the interest rate margins borne by the Loans; decreases of any amounts payable in respect of the Letters of Credit pursuant to subsections 2.7E(i) and (ii) or in the amount of any fees payable to all Lenders hereunder; the maximum duration of Interest Periods, the provisions of Section 8 or any release of Company or U.S. Borrower from its obligations thereunder; and the provisions contained in subsection 7.1 and this subsection 10.6 shall be effective only if evidenced by a writing signed by or on behalf of all Lenders. In addition, (i) any amendment, modification, termination or waiver of any of the provisions contained in Section 3 shall be effective only if evidenced by a writing signed by or on behalf of Administrative Agent and Requisite Lenders, (ii) no amendment, modification, termination or waiver of any provision of any Note or Grid Gold Acknowledgement shall be effective without the written concurrence of the holder of that Note or Grid Gold Acknowledgement, and (iii) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement expressly requiring the approval or concurrence of Administrative Agent shall be effective without the written
concurrence of Administrative Agent and/or Managing Agents.   Administrative
Agent may, but shall have no obligation to, with the concurrence of any

Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company or any Borrower in any case shall entitle Company or any Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company or any Borrower, on Company and such Borrower, as the case may be.

10.7     Increased Costs; Taxes; Capital Adequacy.

         A. Compensation for Increased Costs and Taxes. If any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority in each case that is adopted after the Original Closing Date or compliance by such Lender with any guideline, request or directive issued or made after the Original Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

            (i)subjects such Lender (or its Lending Office) to any additional Tax (other than any Excluded Taxes) with respect to this Agreement or any of the Loans or any of its obligations hereunder, or changes the basis of taxation of payments to such Lender (or its Lending Office) of any Obligation (except for changes in Excluded Taxes);


           (ii)imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or


          (iii) imposes any other condition on or affecting such Lender (or its applicable Lending Office) or its obligations hereunder or the interbank Eurodollar market or precious metals market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its Lending Office) with respect thereto; then, in any such case, Borrowers and Company shall be jointly and severally obligated to promptly pay to such Lender, upon written demand and receipt of the written notice referred to below, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company and Borrowers a written notice, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 10.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

         B. Withholding of Taxes.

            (i)Payments to Be Free and Clear. All sums payable by Borrowers and Company under this Agreement and the other Loan Documents to such Lender shall be paid free and clear of and without any deduction or withholding on account of any Covered Tax imposed, levied, collected, withheld or assessed by or within the United States of America or Canada or any political subdivision in or of the United States of America or Canada or any other jurisdiction from which a payment is made by or on behalf of Company or any Borrower or by any federation or organization of which the United States of America or Canada or any such jurisdiction is a member at the time of payment.


           (ii)Withholding in respect of Payments. If Company, any Borrower or any other Person is required by law to make any deduction or withholding on account of any Covered Tax from any sum paid or payable by Company or such Borrower to Administrative Agent, any Managing Agent or any Lender under any of the Loan Documents:

                (a)Company and Borrowers shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company or any Borrower becomes aware of it;

                (b)Company or such Borrower, as the case may be, shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company or such Borrower) for its own account or (if that liability is imposed on Administrative Agent, such Managing Agent or such Lender, as the case may be) on behalf of and in the name of

            Administrative Agent, such Managing Agent or such Lender;

                (c)in the event such Tax is a Covered Tax, the sum payable by
            Company or such Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent, such Managing Agent or such Lender, as the case may be, receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a net sum equal to what it would have received and so retained had no such deduction, withholding or payment in respect of Covered Taxes been required or made; and

                (d)within 30 days after paying any sum from which it is
            required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company and Borrowers shall deliver to Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

           (iii)U.S. Tax Certificates. Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof shall deliver to Administrative Agent for transmission to Company and Borrowers, on or prior to the Original Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment and Acceptance pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or any Borrower or Administrative Agent (each in the reasonable exercise of its discretion), such certificates, documents or other evidence, properly and accurately completed and duly executed by such Lender (including, without limitation, Internal Revenue Service Form 1001 or Form 4224 or any other certificate or statement of exemption required by Treasury Regulations Section 1.1441-4(a) or Section 1.1441-6(c) or any successor thereto) to establish that such Lender is not subject to deduction or withholding of United States federal income tax under
         Section 1441 or 1442 of the Internal Revenue Code or otherwise (or under any comparable provisions of any successor statute) and each Lender shall deliver to Administrative Agent for transmission to Company and Borrowers any such additional certificates, documents or other evidence as may at such time be required by applicable United States or Canadian federal or state or provincial law if required to establish that such Lender is not subject to deduction or withholding under United States or Canadian tax laws with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents. Neither Company nor any Borrower shall be required to pay any additional amount to any such Lender under clause (c) of subsection 10.7B(ii) if such Lender shall have failed to satisfy the requirements of the immediately preceding sentence; provided that if such Lender shall have satisfied such requirements on the Original Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment and Acceptance pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 10.7B(iii) shall relieve Company or any Borrower of any obligation to pay any additional amounts pursuant to clause (c) of subsection 10.7B(ii) in the event that, as a result of any change in applicable law after the Original Closing Date or the date of the applicable Assignment and Acceptance, as the case may be, such Lender is no longer properly entitled to deliver certificates, documents or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in the immediately preceding sentence.

         C. Capital Adequacy Adjustment. If any Lender shall have determined in good faith that the adoption, effectiveness, phase-in or applicability (excluding any adoption, effectiveness, phase-in or applicability published as of the Original Closing Date and currently scheduled to take effect) after the Original Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof after the Original Closing Date by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within ten Business Days after written demand by such Lender (with a copy of such demand to

Administrative Agent), Company and Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation for such reduction.

10.8     Lenders' Obligation to Mitigate; Replacement of Lender.

            Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans under this Agreement becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender as provided in subsection 2.6C or that would entitle such Lender to receive payments under subsection 10.7A or 10.7C, it will, to the extent not incon-sistent with such Lender's internal policies, use reasonable efforts (i) to make, fund or maintain the Commitments of such Lender or the affected Loans of such Lender through another lending office of such Lender, or (ii) to take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender as provided in subsection 2.6C would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 10.7A or 10.7C would be materially reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Commitments or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this subsection 10.8 unless Borrowers agree to pay all reasonable expenses incurred by such Lender in utilizing such other lending office. A certificate as to the amount of any such expenses payable by Borrowers pursuant to this subsection 10.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrowers shall be conclusive absent manifest or demonstrable error.

            If any Lender becomes entitled to receive payments under subsection 10.7A or 10.7C, Borrowers have the right at any time to treat such Lender as an Affected Lender and to substitute one or more Eligible Assignees for such Lender as provided in subsection 2.6C.

10.9     Change in Accounting Principles.

            If any changes in accounting principles from those used in the preparation of the financial statements referred to in subsection 4.3 hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) result in a change in the method of calculation of financial covenants, standards or terms found in Sections 1, 5 and 6 hereof, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating Company's consolidated financial condition shall be the same after such changes as if such changes had not been made.

10.10    Independence of Covenants.

            All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.11    Notices.

            Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by United States or Canadian mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telecopy or telex if delivered or received on a Business Day or on the first Business Day after delivery or receipt if delivered or received on a day that is not a Business Day. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Company, any Borrower, Administrative Agent and any Managing Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

10.12    Survival of Representations, Warranties and Agreements.

         A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement, the making of the Loans hereunder and the issuance of the Letters of Credit.

         B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 10.2, 10.3, 10.4, 10.7, 10.14 and 10.25 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.4, 10.5, 10.7B(iii), and 10.25 shall survive, but this Agreement shall otherwise terminate, upon the termination of the Commitments, payment of all Obligations (other than contingent amounts pursuant to subsections 2.6D, 10.2, 10.3, 10.7 and 10.25 not at such time claimed or due and payable), the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder; provided that this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by Administrative Agent, any Managing Agent or any Lender upon the bankruptcy or reorganization of Company or any Borrower or otherwise.

10.13    Failure or Indulgence Not Waiver; Remedies Cumulative.

            No failure or delay on the part of any Lender in the exercise of any power, right or privilege hereunder or under a Letter of Credit shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement, the Notes, the Letters of Credit and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.14    Marshalling; Payments Set Aside.

            Neither Administrative Agent, any Managing Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company, any Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Company or any Borrower makes a payment or payments to Administrative Agent, any Managing Agent or Lenders, or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.15    Severability.

            In case any provision in or obligation under this Agreement, the Notes or the Grid Gold Acknowledgments shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.16    Obligations Several; Independent Nature of Lenders' Rights.

            The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be, subject to Section 7, entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.17    Headings.

            Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.18    Applicable Law.

            THIS AGREEMENT AND THE NOTES AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICES FOR DOCUMENTARY CREDITS (1993) REVISION, INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (THE "UNIFORM CUSTOMS") AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

10.19    Successors and Assigns.

            This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of any of the Obligations, and in the event of any such transfer or assignment the rights and privileges herein conferred upon Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Neither Company's nor any Borrower's rights or obligations hereunder nor any interest therein may be assigned or delegated by Company or any Borrower without the prior written consent of all Lenders. Lenders' rights of assignment are subject to subsection 10.1.

10.20    Consent to Jurisdiction and Service of Process.

            ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OBLIGATION MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUCH OTHER LOAN DOCUMENT OR SUCH OBLIGATION. Each of Company, U.S. Borrower and Canadian Borrower designates and appoints CT Corporation System, and such other Persons as may hereafter be selected by Company and Borrowers irrevocably agreeing in writing to so serve, as its and Borrowers' agent to receive on their behalf service of all process in any such proceedings in any such court, such service being hereby acknowledged by Company and each Borrower to be effective and binding service in every respect. A copy of any such process so served shall be mailed by registered mail to Company at its address as provided in subsection 10.11; provided that, unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of service of such process. If any agent appointed by Company or any Borrower refuses to accept service, Company and each Borrower hereby agree that service of process sufficient for personal jurisdiction in any action against Company or any Borrower may be made by registered or certified mail, return receipt requested, to Company at its address as provided in subsection 10.11, and Company and each Borrower hereby acknowledge that such service shall be effective and binding in every respect if timely received. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any party to bring proceedings against any party in the courts of any other jurisdiction.

10.21    Waiver of Jury Trial.

            EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE OBLIGATIONS. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.22    Confidentiality.

            Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential by Company or any Borrower in accordance with such Lender's customary procedures for handling its own confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Company and Borrowers that Lenders may disclose such information (i) to their accountants and legal counsel in connection with their ongoing review of the credit extended under this Agreement and (ii) to any bona fide or prospective assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participation therein or as required (provided that in each case of disclosure under (i) and (ii), the disclosing party shall advise such persons of the non-public nature of the information and secure from such persons in advance of disclosure that such persons will treat the information as confidential in accordance with its customary procedures for handling confidential information, subject to the disclosure provisions herein),
(iii) to any governmental agency or representative thereof upon its reasonable request, or (iv) pursuant to legal process (provided that in the case of disclosure under (iii) and (iv), the disclosing party shall advise Company (unless such disclosure is prohibited by such governmental agency or legal process) of such intended disclosure as soon as possible in advance if feasible and otherwise as soon as possible thereafter and shall cooperate with Company, at Company's expense, in any reasonable effort by Company to prevent disclosure of such information); provided that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.

10.23    Entire Agreement.

            This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Company to Administrative Agent and Lenders pursuant to the Loan Documents, that certain letter dated June 4, 1993 among Company, Borrowers and Administrative Agent relating to Administrative Agent's fees, and that certain letter dated October 6, 1994 among Company, Borrowers and Administrative Agent relating to certain other fees, embodies the entire agreement and supersedes all prior agreements, written and oral, relating to the subject matter hereof.

10.24    Counterparts; Effectiveness.

            This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.25    Judgment Currency.

            If for the purposes of obtaining a judgment in any court it is necessary to convert a sum due hereunder or under any other Loan Document in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the rate of exchange quoted by The Bank of Canada at 12:00 Noon (New York time) on the
Business Day preceding that on which final judgment is given.   The obligation
of Company and each Borrower in respect of any sum due in the Original Currency from it to any Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in such Other Currency such Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, Company and Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to any Lender in the Original Currency, such Lender agrees to remit to Company or the applicable Borrower, as the case may be, such excess.

10.26    Change in Control.

         A. If individuals who on September 30, 1994 were members of the board of directors of Company (together with any new directors whose election to such board of directors or whose nomination for election by the shareholders of Company was approved by a vote of a majority of the directors then still in office who were either directors on September 30, 1994 or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office; or if a "Change of Control" as defined in the indenture pursuant to which the Subordinated Debentures have been issued shall have occurred; or if any Person or any two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of Securities of Company (or other Securities convertible into such Securities) representing 30% or more of the combined voting power of all Securities of Company entitled to vote in the election of directors, there shall be deemed to have occurred a "Company Change of Control."

         B. If a Change of Control shall occur, automatically and without any notice to Company and Borrowers, all Commitments and obligations of Lenders hereunder shall terminate, and two Business Days thereafter, all Obligations under this Agreement shall become payable in full, including any amounts that may be due pursuant to subsection 2.6D. Failure to pay all Obligations on the date due and failure to secure the cancellation of all Letters of Credit then outstanding shall constitute an Event of Default.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                                Company:

                                HOMESTAKE MINING COMPANY

                                By:  ________________________
                                Title: ______________________


                                Notice Address:

                                     Homestake Mining Company
                                     650 California Street
                                     San Francisco, California  94108-2788
                                     Attn:  Treasurer


                                U.S. Borrower:

                                HOMESTAKE MINING COMPANY OF CALIFORNIA

                                By:  ________________________
                                Title: ______________________


                                Notice Address:

                                     Homestake Mining Company
                                     650 California Street
                                     San Francisco, California  94108-2788
                                     Attn:  Treasurer


                                Canadian Borrower:

                                HOMESTAKE CANADA INC.

                                By:  ________________________
                                Title: ______________________

                                Notice Address:

                                     Homestake Mining Company
                                     650 California Street
                                     San Francisco, California  94108-2788
                                     Attn:  Treasurer

         LENDERS:


                                CANADIAN IMPERIAL BANK OF COMMERCE,
                                individually, as a U.S. Lender, as a Managing Agent and as Administrative Agent



                                By:  ________________________
                                Title: ___________________________


                                Notice Address:

                                     Canadian Imperial Bank of Commerce
                                     425 Lexington Avenue, 7th Floor
                                     New York, New York  10017


                                CANADIAN IMPERIAL BANK OF COMMERCE, as a
                                Canadian Lender


                                By:  ________________________
                                Title: ______________________


                                Notice Address:

                                     Canadian Imperial Bank of Commerce
                                     Commerce Court West 3
                                     Toronto, Ontario M5L 1A2

                                THE BANK OF NOVA SCOTIA, individually,
                                as a U.S. Lender and as a Managing Agent


                                By:  ______________________
                                Title: ____________________


                                Notice Address:

                                     The Bank of Nova Scotia
                                     101 California Street, 48th Fl.
                                     San Francisco, CA  94111




                                THE BANK OF NOVA SCOTIA, as a Canadian Lender


                                By:  ________________________
                                Title:______________________


                                Notice Address:

                                     The Bank of Nova Scotia
                                     Scotia Plaza Branch
                                     44 King Street West
                                     Toronto, Ontario  M5H1H1 Canada
                                     Attn:  Manager, Corporate Accounts

                                CHEMICAL BANK, as a U.S. Lender


                               By:  _______________________
                                Title: _____________________


                                Notice Address:

                                     Chemical Bank
                                     270 Park Avenue
                                     New York, NY  10017



                                CHEMICAL BANK OF CANADA, as a Canadian Lender


                               By:_______________________
                               Title: ___________________


                                Notice Address:

                                     Chemical Bank
                                     100 Yonge Street, #900
                                     Toronto, Ontario Canada M5C 2W1

                                CREDIT LYONNAIS CAYMAN ISLAND BRANCH, as a
                                U.S. Lender


                                By: ________________________
                                Title: _____________________

                                Notice Address:

                                     Credit Lyonnais Cayman Island Branch
                                     c/o Credit Lyonnais, Los Angeles Branch
                                     515 South Flower Street, 22nd Floor
                                     Los Angeles, California 90071 - U.S.A.



                                CREDIT LYONNAIS CANADA, as a Canadian Lender

                                By: _______________________
                                Title:_____________________

                                Notice Address:

                                     Credit Lyonnais Canada
                                     1 Adelaide Street East, Suite 2505
                                     P.O. Box 190
                                     Toronto, Ontario M5C 2V9

                                THE CHASE MANHATTAN BANK, N.A., as a U.S. Lender

                                By:  _______________________
                                Title:______________________

                                Notice Address:

                                     The Chase Manhattan Bank, N.A.
                                     1 Chase Plaza
                                     New York, NY  10081



                                THE CHASE MANHATTAN BANK OF CANADA, as a
                                Canadian Lender

                                By:__________________________
                                Title: ______________________

                                Notice Address:

                                     The Chase Manhattan Bank of Canada
                                     150 King Street West 16th Floor
                                     Box 68
                                     Toronto Ontario M5H 1J9 Canada

                                MELLON BANK, N.A., as a U.S. Lender


                                By: ________________________
                                Title: _____________________

                                Notice Address:

                                     Mellon Bank, N.A.
                                     1 Mellon Bank Center
                                     Pittsburgh, PA  15258-0001


                                MELLON BANK CANADA, as a Canadian Lender


                                 By:  _______________________
                                 Title: _____________________

                                Notice Address:

                                     Mellon Bank Canada
                                     P.O. Box 153, Suite 2310
                                     Royal Bank Plaza, South Tower
                                     Toronto, Ontario, Canada M5J 2J4

                                BANK OF MONTREAL, as a U.S. Lender

                                 By:  _______________________
                                 Title: ____________________

                                Notice Address:

                                     Bank of Montreal
                                     430 Park Avenue
                                     New York, NY  10022



                                BANK OF MONTREAL, as a Canadian Lender

                                By:  _______________________
                                Title: _____________________

                                Notice Address:

                                     Bank of Montreal
                                     430 Park Avenue
                                     New York, NY  10022

                                THE TORONTO-DOMINION BANK, as a U.S. Lender


                                By: ________________________
                                Title: _____________________


                                Notice Address:
                                     Credit Distributions
                                     The Toronto-Dominion Bank
                                     70 West Madison, Suite 1900
                                     Three First National Plaza
                                     Chicago, IL  60602

                                     Notice of Borrowing Distributions
                                     The Toronto-Dominion Bank
                                     909 Fannin Street, Suite 1700
                                     Houston, Texas  77010



                                THE TORONTO-DOMINION BANK, as a Canadian Lender



                                By:  ________________________

                                Title:______________________


                                Notice Address:

                                     The Toronto-Dominion Bank
                                     700 W. Georgia Street, 6th Floor
                                     Vancouver, B.C. V7Y LA2

                                   EXHIBIT I

                          FORM OF NOTICE OF BORROWING


            Pursuant to that certain Amended and Restated Credit Agreement dated as of September 30, 1994, as amended to the date hereof (said Credit Agreement, as so amended, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Homestake Mining Company, a Delaware corporation ("Company"), Homestake Mining Company of California, a California corporation ("U.S. Borrower"), Homestake Canada Inc., an Ontario corporation ("Canadian Borrower"), the financial institutions listed therein as Lenders ("Lenders"), The Bank of Nova Scotia and Canadian Imperial Bank of Commerce, as Managing Agents ("Managing Agents"), and Canadian Imperial Bank of Commerce, as Administrative Agent for Lenders ("Administrative Agent"), this represents the request of [U.S. Borrower/Canadian Borrower] (hereinafter the "Applicable Borrower") to borrow on _____________, 199_ (the "Funding Date") from [U.S./ Canadian] Lenders, in accordance with their applicable Pro Rata Shares, Loans in the amount of [$/Cdn.$____________/____ Ounces of Gold], which Loans shall be [Canadian Base Rate/U.S. Base Rate/Eurodollar Rate/Gold] Loans.

            [This further represents the Applicable Borrower's request that [the amount of the Gold Loan hereby requested be converted into Dollars based on the Price of Gold in effect the second Business Day preceding the Funding Date/Gold constituting such Loan be delivered to the Applicable Borrower].
The Applicable Borrower hereby requests that the Interest on such Gold Loan be payable in [Dollars/Gold] based on the [average of the daily values of such Loan, in Dollar Equivalents/the Price of Gold on the second Business Day preceding the Funding Date.]

            [The initial Interest Period for such Loans is requested to be a [one/two/three/six month] [30/60/90/180 day] period.]

            The proceeds of such Loans are to be deposited in the Applicable Borrower's [account at Administrative Agent's [Canadian/U.S.] Lending office/ bullion account maintained with _________________, at its office located at ___________________].

            The undersigned officer, to the best of his or her knowledge, and the Applicable Borrower certify that:

            (i) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent that changes in the facts and conditions on which such representations and warranties were based are required or permitted under the Credit Agreement;

            (ii) No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default;

            (iii) The Company, the U.S. Borrower and the Canadian Borrower have performed in all material respects all agreements and satisfied all conditions which the Credit Agreement and other Loan Documents provide shall be performed or satisfied by it on or before the date hereof;

            (iv) There is no pending or, to the knowledge of Company, Canadian Borrower or U.S. Borrower, threatened, action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries and there has occurred no development in any such action, suit, proceeding, governmental investigation or arbitration that, in either event, in the opinion of Requisite Lenders, would reasonably be expected to have a Material Adverse Effect, unless disclosed to and consented to by Requisite Lenders; and no injunction or other restraining order has been issued and no hearing to cause an injunction or other restraining order to be issued is pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by the Credit Agreement or the making of Loans or the issuance of Letters of Credit thereunder; and

            (v)  No Company Change of Control has occurred.


DATED: ____________________        [HOMESTAKE MINING COMPANY OF CALIFORNIA/
                                   HOMESTAKE CANADA INC.]


                                         By: __________________________
                                         Title: ________________________











                                  EXHIBIT II

                   FORM OF NOTICE OF CONVERSION/CONTINUATION


            Pursuant to that certain Amended and Restated Credit Agreement dated as of September 30, 1994, as amended to the date hereof (said Credit Agreement, as so amended, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Homestake Mining Company, a Delaware corporation ("Company"), Homestake Mining Company of California, a California corporation ("U.S. Borrower"), Homestake Canada Inc., an Ontario corporation ("Canadian Borrower"), the financial institutions listed therein as Lenders ("Lenders"), The Bank of Nova Scotia and Canadian Imperial Bank of Commerce, as Managing Agents ("Managing Agents"), and Canadian Imperial Bank of Commerce, as Administrative Agent for Lenders ("Administrative Agent"), this represents [U.S. Borrower's/Canadian Borrower's] request to [Select A or B: [A: convert $_________ in principal amount of presently outstanding Loans that are [Base/ Eurodollar] Rate Loans to [Eurodollar/Base] Rate Loans on ____________, 199_. [The initial Interest Period for such Eurodollar Rate Loans is requested to be a [one/two/three/six] month period.]] [B: continue as [Eurodollar/Gold] Rate Loans [$_________/________Ounces] in principal amount of presently outstanding Loans with a final Interest Payment Date of ____________, 199_. The Interest Period for such [Eurodollar/Gold] Rate Loans commencing on such final Interest Payment Date is requested to be a [one/two/three/six month] [30/60/90/180 day] period.] [The [U.S./Canadian] Borrower hereby requests that the Interest on such Gold Loan be payable in [Dollars/Gold] based on the [average of the daily values of such Loan, in Dollar Equivalents/the Price of Gold on the second Business Day preceding the first day of the Interest Period hereby requested].]

            [For Conversions to Eurodollar Rate Loans or Continuations of Eurodollar/Gold Rate Loans Only: The undersigned officer, to the best of his or her knowledge, and [U.S. Borrower/Canadian Borrower] certify that no Event of Default or Potential Event of Default has occurred and is continuing under the Credit Agreement.]

DATED: ____________________        [HOMESTAKE MINING COMPANY OF CALIFORNIA/
                                   HOMESTAKE CANADA INC.]


                                         By: __________________________
                                         Title: ________________________

                                  EXHIBIT III

                         FORM OF NOTICE OF ALLOCATION
                (To be Delivered Ten Business Days in Advance)


            Pursuant to that certain Amended and Restated Credit Agreement dated as of September 30, 1994, as amended to the date hereof (said Credit Agreement, as so amended, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Homestake Mining Company, a Delaware corporation ("Company"), Homestake Mining Company of California, a California corporation ("U.S. Borrower"), Homestake Canada Inc., an Ontario corporation ("Canadian Borrower"; together with U.S. Borrower, "Borrowers"), the financial institutions listed therein as Lenders ("Lenders"), The Bank of Nova Scotia and Canadian Imperial Bank of Commerce, as Managing Agents ("Managing Agents"), and Canadian Imperial Bank of Commerce, as Administrative Agent for Lenders ("Administrative Agent"), this represents Borrowers' request that the aggregate amount of the Commitments, which is currently $_____________________, effective as of [March 31/June 30/September 30/
December 31], 199_, be allocated between the Canadian Allocation and the U.S. Allocation as follows:

                 Canadian Allocation     $_________________
                 U.S. Allocation         $_________________

such allocations to remain in effect until such time as Borrowers deliver a Notice of Allocation in accordance with the provisions of subsection 2.1A of the Credit Agreement for the purpose of changing such allocations.

            The undersigned officers and Borrowers hereby certify that, after giving effect to the allocation requested hereby, (1) the sum of the Canadian Allocation plus the U.S. Allocation shall equal the aggregate amount of the Commitments then in effect, (2) the Canadian Allocation shall not be less than the outstanding Canadian Commitment Usage (which currently equals, in Dollar Equivalents as of the date hereof, $___________), and (3) the U.S. Allocation shall not be less than the outstanding U.S. Commitment Usage (which currently equals, in Dollar Equivalents as of the date hereof, $_____________).
















                                                  III-1

DATED: ____________________              HOMESTAKE MINING COMPANY
                                           OF CALIFORNIA


                                         By: __________________________
                                         Title:________________________


                                         HOMESTAKE CANADA INC.


                                         By: __________________________
                                         Title: _______________________














                                                  III-2



                                 EXHIBIT IV-A

                       FORM OF AMENDED AND RESTATED NOTE

                             HOMESTAKE CANADA INC.

          AMENDED AND RESTATED PROMISSORY NOTE DUE SEPTEMBER 30, 1999

$[1]                                                                       [2]
                                                                           [3]

            FOR VALUE RECEIVED, HOMESTAKE CANADA INC., an Ontario corporation ("Canadian Borrower"), promises to pay to the order of [NAME OF LENDER] ("Payee"), on or before September 30, 1999, the lesser of (x) [4] ($[1]) and
(y) the unpaid principal amount of all advances made by Payee to Canadian Borrower as Loans under the Credit Agreement referred to below.

            Canadian Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Amended and Restated Credit Agreement dated as of September 30, 1994 by and among Homestake Mining Company, a Delaware corporation, Homestake Mining Company of California, a California corporation, Homestake Canada Inc., an Ontario corporation, the financial institutions listed therein, as Lenders, The Bank of Nova Scotia and Canadian Imperial Bank of Commerce, as Managing Agents and Canadian Imperial Bank of Commerce, as Administrative Agent for Lenders (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined).

            This Note is one of Canadian Borrower's "Notes" which in the aggregate may evidence up to $150,000,000 principal amount of Loans and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.






[FN]
               [1] Insert amount of Lender's Commitment in numbers.

               [2] Insert place of delivery of Note.

               [3] Insert Effective Date.

               [4] Insert amount of Lender's Commitment in words.


                                                  IV-A-1

            All payments of principal and interest in respect of this Note shall be made in the same currency (which shall be Dollars or Canadian Dollars) as the Loans in respect of which such payments are being made, in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and shall be delivered to Administrative Agent at Administrative Agent's Canadian Lending Office at such times as are provided for in the Credit Agreement. Until notified in writing of the transfer of this Note, Canadian Borrower and Administrative Agent shall be entitled to deem Payee, or such Person who has been so identified by the transferor in writing to Canadian Borrower and Administrative Agent as the holder of this Note, as the owner and holder of this Note. Each of Payee and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all Loans evidenced by this Note and all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Canadian Borrower hereunder with respect to payments of principal of or interest on this Note.

            Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, but not later than September 30, 1999, and such extension of time shall be included in the computation of the payment of interest on this Note.

            This Note is subject to mandatory prepayment and to prepayment at the option of Canadian Borrower as provided in subsection 2.4A of the Credit Agreement.

            THE CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

            Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

            The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

            This Note is subject to restrictions on transfer or assignment as provided in subsections 10.1 and 10.19 of the Credit Agreement.

            No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Canadian Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.


                                                  IV-A-2




            Canadian Borrower promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 10.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. Canadian Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

            IN WITNESS WHEREOF, Canadian Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

                                         HOMESTAKE CANADA INC.


                                         By: __________________________
                                         Title: _______________________





















                                                  IV-A-3



                                 TRANSACTIONS
                                      ON
                                     NOTE





Date


 Type of Loan Made
   This Date


Amount of
Loan Made
  This Date


Amount of
Principal Paid
   This Date

Outstanding
Principal
Balance
   This Date



Notation
Made By











                                                  IV-A-4



                                 EXHIBIT IV-B

                       FORM OF AMENDED AND RESTATED NOTE

                    HOMESTAKE MINING COMPANY OF CALIFORNIA

          AMENDED AND RESTATED PROMISSORY NOTE DUE SEPTEMBER 30, 1999

$[1]                                                                       [2]
                                                                           [3]

            FOR VALUE RECEIVED, HOMESTAKE MINING COMPANY OF CALIFORNIA, a California corporation ("U.S. Borrower"), promises to pay to the order of [NAME OF LENDER] ("Payee"), on or before September 30, 1999, the lesser of
(x) [4] ($[1]) and (y) the unpaid principal amount of all advances made by Payee to U.S. Borrower as Loans under the Credit Agreement referred to below.

            U.S. Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Amended and Restated Credit Agreement dated as of September 30, 1994 by and among Homestake Mining Company, a Delaware corporation, Homestake Mining Company of California, a California corporation, Homestake Canada Inc., an Ontario corporation, the financial institutions listed therein, as Lenders, The Bank of Nova Scotia and Canadian Imperial Bank of Commerce, as Managing Agents, and Canadian Imperial Bank of Commerce, as Administrative Agent for Lenders (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined).

            This Note is one of U.S. Borrower's "Notes" which in the aggregate may evidence up to $150,000,000 principal amount of Loans and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.





[FN]
               [1] Insert amount of Lender's Commitment in numbers.

               [2] Insert place of delivery of Note.

               [3] Insert Effective Date.

               [4] Insert amount of Lender's Commitment in words.


                                                  IV-B-1



           All payments of principal and interest in respect of this Note shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and shall be delivered to Administrative Agent at Administrative Agent's U.S. Lending Office at such times as are provided in the Credit Agreement. Until notified in writing of the transfer of this Note, U.S. Borrower and Administrative Agent shall be entitled to deem Payee, or such Person who has been so identified by the transferor in writing to U.S. Borrower and Administrative Agent as the holder of this Note, as the owner and holder of this Note. Each of Payee and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all Loans evidenced by this Note and all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of U.S. Borrower hereunder with respect to payments of principal of or interest on this Note.

            Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, but not later than September 30, 1999, and such extension of time shall be included in the computation of the payment of interest on this Note.

            This Note is subject to mandatory prepayment and to prepayment at the option of U.S. Borrower as provided in subsection 2.4A of the Credit Agreement.

            THE CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

            Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

            The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

            This Note is subject to restrictions on transfer or assignment as provided in subsections 10.1 and 10.19 of the Credit Agreement.

            No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of U.S. Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

            U.S. Borrower promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 10.2 of the Credit Agreement, incurred in the

                                                  IV-B-2



collection and enforcement of this Note. U.S. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

            IN WITNESS WHEREOF, U.S. Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

                                         HOMESTAKE MINING COMPANY OF
                                         CALIFORNIA


                                         By: __________________________
                                         Title:________________________


















                                                  IV-B-3

                                 TRANSACTIONS
                                      ON
                                     NOTE









Date


 Type of
  Loan Made
   This Date


Amount of
Loan Made
  This Date


Amount of
Principal Paid
   This Date

Outstanding
Principal
Balance
   This Date



Notation
Made By








                                                  IV-B-4



                                   EXHIBIT V

            FORM OF AMENDED AND RESTATED GRID GOLD ACKNOWLEDGEMENT

                              [NAME OF BORROWER]

                 CREDIT GOLD OBLIGATION DUE SEPTEMBER 30, 1999

                                                                           [5]
                                                                           [6]

            FOR VALUE RECEIVED, [NAME OF BORROWER], a _________ corporation ("Borrower"), promises to pay to the order of [NAME OF LENDER] ("Payee"), on or before September 30, 1999, the number of Ounces of Gold advanced from time to time by Payee to Borrower as Gold Loans under the Credit Agreement referred to below.

            Canadian Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Amended and Restated Credit Agreement dated as of September 30, 1994 by and among Homestake Mining Company, a Delaware corporation, Homestake Mining Company of California, a California corporation, Homestake Canada Inc., an Ontario corporation, the financial institutions listed therein, as Lenders, The Bank of Nova Scotia and Canadian Imperial Bank of Commerce, as Managing Agents and Canadian Imperial Bank of Commerce, as Administrative Agent for Lenders (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined).

            This Grid Gold Acknowledgement (this "Acknowledgement") is one of Borrower's "Grid Gold Acknowledgements" which in the aggregate may evidence up to 200,000 Ounces of Gold and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Gold Loans evidenced hereby were made and are to be repaid.

            All payments of principal and interest in respect of this Acknowledgement shall be made in accordance with the provisions of the Credit Agreement, in Gold or in Dollars, in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and shall be delivered, if paid in Dollars, to Administrative Agent's [U.S./Canadian] Lending Office or, if paid in Gold, Administrative





[FN]
               [5] Insert place of delivery.

               [6] Insert Effective Date.

Agent's account with Morgan Guaranty Trust Company, London, England, or such other bullion depository as may be designated by Administrative Agent from time to time, before 12:00 Noon (London time) on the day specified for payment. Until notified in writing of the transfer of this Acknowledgement, Borrower and Administrative Agent shall be entitled to deem Payee, or such Person who has been so identified by the transferor in writing to Borrower and Administrative Agent as the holder of this Acknowledgement, as the owner and holder of this Acknowledgment. Each of Payee and any subsequent holder of this Acknowledgement agrees, by its acceptance hereof, that before disposing of this Acknowledgement or any part hereof it will make a notation hereon of all Loans evidenced by this Acknowledgement and all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Acknowledgement shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Acknowledgement.

            Unless Administrative Agent receives notice from Borrower within seven Business Days of Borrower's receipt of any Gold, the quantity and quality of the Gold so received shall be deemed to be as set forth in Administrative Agent's delivery order. If there is any discrepancy in the amount or quality of Gold actually Delivered, the amount of such difference shall be settled in Dollars (based on the Dollar Equivalent on the date of Delivery of the Gold required to be advanced hereunder and the Gold actually Delivered) promptly after the Delivery thereof. Borrower assumes all risk of loss, theft or detention of or damage to any Gold Delivered hereunder from the date Borrower receives Delivery of such Gold until the date of its return by Delivery to Administrative Agent.

            Whenever any payment on this Acknowledgement shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, but not later than September 30, 1999 and such extension of time shall be included in the computation of the payment of interest on this Acknowledgement.

            This Acknowledgement is subject to mandatory prepayment and to prepayment at the option of Borrower as provided in subsection 2.4A of the Credit Agreement.

            THE CREDIT AGREEMENT AND THIS ACKNOWLEDGEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

            Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Acknowledgement, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

            The terms of this Acknowledgement are subject to amendment only in the manner provided in the Credit Agreement.






            This Acknowledgement is subject to restrictions on transfer or assignment as provided in subsections 10.1 and 10.19 of the Credit Agreement.

            No reference herein to the Credit Agreement and no provision of this Acknowledgement or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Acknowledgement at the place, at the respective times, and in the currency herein prescribed.

            Borrower promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 10.2 of the Credit Agreement, incurred in the collection and enforcement of this Acknowledgement. Borrower and any endorsers of this Acknowledgement hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

            IN WITNESS WHEREOF, Borrower has caused this Acknowledgement to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

                                         [NAME OF BORROWER]


                                         By: __________________________
                                         Title:________________________

                                 TRANSACTIONS
                                      ON
                           GRID GOLD ACKNOWLEDGEMENT







Date


Amount of
Loan Made
  This Date


Amount of
Gold Paid
   This Date

Outstanding
Principal
Balance
   This Date



Notation
Made By















                                  EXHIBIT VI

                        FORM OF COMPLIANCE CERTIFICATE


THE UNDERSIGNED HEREBY CERTIFY THAT:

            (1) We are the duly elected [President/Vice President] and [Chief Financial Officer/Treasurer/Controller] of each of Homestake Mining Company, a Delaware corporation ("Company"), Homestake Mining Company of California, a California corporation ("U.S. Borrower") and Homestake Canada Inc., an Ontario corporation ("Canadian Borrower");

            (2) We have reviewed the terms of that certain Amended and Restated Credit Agreement dated as of September 30, 1994, as amended to the date hereof (said Credit Agreement, as so amended, being the "Credit Agreement", the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among Company, U.S. Borrower, and Canadian Borrower, the financial institutions listed therein as Lenders (each individually referred to as "Lender" and collectively as "Lenders"), The Bank of Nova Scotia and Canadian Imperial Bank of Commerce, as Managing Agents ("Managing Agents"), and Canadian Imperial Bank of Commerce, as Administrative Agent for Lenders ("Administrative Agent"), and we have made, or have caused to be made under our supervision, a review in reasonable detail of the transactions and condition of Company, U.S. Borrower and Canadian Borrower and their respective Subsidiaries during the accounting period covered by the attached financial statements;

            (3) The examination described in paragraph (2) above did not disclose, and we have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below];

            [Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company, U.S. Borrower and/or Canadian Borrower has taken, is taking, or proposes to take with respect to each such condition or event:
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
_________________________________________________________________]











            (4) Company, U.S. Borrower and Canadian Borrower are in compliance with the restrictions contained in subsections 6.1 through
      6.8 of the Credit Agreement [except that [describe any instances where not in compliance]]; and

            (5) There have been no changes to the Subsidiaries of Company and the Borrowers identified in Schedule 4.1 during the period covered by this Compliance Certificate [except that [describe changes to
      Schedule 4.1]].

            The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this __________ day of _____________, 199_ pursuant to subsection 5.1(iii) of the Credit Agreement.



                                   HOMESTAKE MINING COMPANY


                                   By: _______________________________
                                   Title: ____________________________


                                   By: _______________________________
                                   Title: ____________________________



                                   HOMESTAKE MINING COMPANY OF
                                     CALIFORNIA


                                   By: _______________________________
                                   Title: ____________________________


                                   By: _______________________________
                                   Title: ____________________________












                                   HOMESTAKE CANADA INC.


                                   By: _______________________________
                                   Title: ____________________________


                                   By: _______________________________
                                   Title: ____________________________





























                               ATTACHMENT NO. 1
                           TO COMPLIANCE CERTIFICATE


            This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of ____________, 199_ and pertains to the period from ____________, 199_ to ____________, 199_. Subsection references herein relate to subsections of the Credit Agreement.

A.    Indebtedness

      1.         Aggregate principal amount of
                 Indebtedness of Prime to Company
                 or any other subsidiary of Company
                 under subsection 6.1(iii):                 $_____________

      2.         Maximum aggregate principal amount of
                 Indebtedness of Prime to Company or
                 any other Subsidiary of Company
                 permitted under subsection
                 6.1(iii):                                  $30,000,000

      3.         Aggregate principal amount of
                 Indebtedness of HGAL to Company or
                 any other Subsidiary of Company
                 under subsection 6.1(iii):                 $_____________

      4.         Maximum aggregate principal amount
                 of Indebtedness of HGAL to Company
                 or any other Subsidiary of Company
                 permitted under subsection
                 6.1(iii):                                  $60,000,000

      5.         Nonrecourse Debt of Prime,
                 HGAL, Canadian Borrower and any
                 Subsidiary of Company (other than U.S.
                 Borrower) permitted under subsection
                 6.1(viii):                                 $_____________

      6.         Maximum amount of Non-Recourse Debt
                 Indebtedness permitted under
                 subsection 6.1(viii):                      $300,000,000

      7.         Additional Indebtedness of Borrowers
                 permitted under subsection
                 6.1(ix):                                   $_____________










      8.         Maximum amount of additional Indebtedness
                 permitted under subsection
                 6.1(ix):                                   $50,000,000


B.    Liens:

      1.         Indebtedness secured by Purchase Money Security
                 Interests permitted under subsection 6.2(iii):
                                                            $_____________

      2.         Maximum amount of Indebtedness secured by
                 Purchase Money Security Interests permitted
                 under subsection 6.2(iii):                 $25,000,000


C.    Investments:

      1.         Investments acquired in connection with
                 Asset Sales permitted under
                 subsection 6.3(vi):                        $_____________

      2.         Maximum aggregate amount of
                 all Investments in connection
                 with Asset Sales permitted under
                 subsection 6.3(vi):                        $50,000,000


D.    Contingent Obligations:

      1.         Contingent obligations of Company
                 under Interest Rate Agreements
                 permitted under subsection
                 6.4(ii):                                   $_____________

      2.         Maximum notional principal amount of
                 Interest Rate Agreements permitted
                 under subsection 6.4(ii):                  $75,000,000

      3.         Contingent obligations of Company and its
                 Subsidiaries under guaranties
                 of any obligations of Company's Subsidiaries
                 (including Joint Ventures) permitted
                 under subsection 6.4(iv):                  $_____________

      4.         Maximum aggregate amount permitted
                 to be guaranteed under subsection
                 6.4(iv):                                   $75,000,000







      5.         Aggregate notional amount outstanding
                 under gold futures, options or forward
                 sales contracts, Currency Agreements and
                 similar arrangements designed to
                 protect against fluctuations in
                 price of Gold or relative exchange
                 rates for currencies permitted
                 under subsection 6.4(vi):                  $_____________

      6.         Maximum notional amount of aggregate contingent
                 liability under all such futures, options,
                 contracts, agreements and arrangements
                 permitted under subsection
                 6.4(vi):                                   $500,000,000


E.    Minimum Consolidated Net Worth (as of __________, 19___)

      1.         Company's current Consolidated Net
                 Worth:                                     $_____________

      2.         Minimum Consolidated Net Worth required under
                 the Credit Agreement:
                                                            $500,000,000

F.    Minimum Protection Ratio (as of __________, _____)

      1.         Mining Group Net Present
                 Value of Mining Group Future Cash Flow
                 based on most recent Cash Flow
                 Analysis:                                  $_____________

      2.         Consolidated Senior Funded Debt
                 (excluding Non-Recourse Debt):             $_____________

      3.         Ratio of F.1 to F.2:                       _____ to 1.00

      4.         Minimum Protection Ratio permitted
                 under subsection 6.6E:                     1.50 to 1.00

G.    Consolidated Capital Expenditures

      1.         Consolidated Capital Expenditures
                 for Fiscal Year-to-date permitted
                 under section 6.8, excluding
                 Capital Expenditures using
                 Non-Recourse Debt:                         $_____________










      2.         Consolidated Capital Expenditures
                 for prior Fiscal Year, excluding
                 Capital Expenditures using
                 Non-Recourse Debt:                         $_____________

      3.         The excess, if any, of $100,000,000 over
                 G.2:                                       $_____________

      4.         Maximum amount of Consolidated
                 Capital Expenditures for Fiscal
                 Year permitted under section 6.8,
                 $100,000,000 (excluding
                 Capital Expenditures using
                 Non-Recourse Debt) plus G.3:               $_____________

                                 EXHIBIT VII-A


       [FORM OF OPINION OF THELEN, MARRIN, JOHNSON & BRIDGES]

                                 NOT REPRODUCED.

                                 EXHIBIT VII-B


                      [FORM OF OPINION OF WAYNE KIRK, ESQ.]

                                 NOT REPRODUCED.

                                 EXHIBIT VIII


                    [FORM OF OPINION OF COMPANY'S COUNSEL]

                                 NOT REPRODUCED.

























                                                  VIII-1



                                  EXHIBIT IX


                     FORM OF OPINION OF O'MELVENY & MYERS
                              [O'M&M Letterhead]

                                   October
                                     _____
                                    1 9 9 4




                                              133,020-023


Canadian Imperial Bank of Commerce,
  as Administrative Agent
Commerce Court West
Toronto, Ontario
Canada  M5L 1A2

      and
The Bank of Nova Scotia and
Canadian Imperial Bank of Commerce,
as Managing Agents,
and the Lenders Listed
on Schedule I Hereto

            Re:  Amended and Restated Credit Agreement dated as of
                 September 30, 1994 among Homestake Mining Company, Homestake Mining Company of California, Homestake Canada Inc., the Lenders named therein, The Bank of Nova Scotia and Canadian Imperial Bank of Commerce, as Managing Agents, and Canadian Imperial Bank of Commerce, as Administrative Agent

Ladies and Gentlemen:

            We have acted as counsel to Canadian Imperial Bank of Commerce, as Administrative Agent (in such capacity, "Administrative Agent"), in connection with the preparation and delivery of an Amended and Restated Credit Agreement dated as of September 30, 1994 (the "Credit Agreement") among Homestake Mining Company, a Delaware corporation ("Company"), Homestake Mining Company of California, a California










Page 2 - [Administrative Agent, Managing Agents and Lenders] - [Date]


corporation ("U.S. Borrower"), Homestake Canada Inc., an Ontario corporation ("Canadian Borrower"), the financial institutions listed therein as the Lenders (collectively, "Lenders"), The Bank of Nova Scotia and Canadian Imperial Bank of Commerce, as Managing Agents ("Managing Agents"), and Canadian Imperial Bank of Commerce, as Administrative Agent for Lenders ("Administrative Agent") and in connection with the preparation and delivery of certain related documents.

            We have participated in various conferences with representatives of the Company, U.S. Borrower and Canadian Borrower and with your representa-tives and Blake, Cassels & Graydon, Canadian counsel for Administrative Agent, during which the Credit Agreement and related matters have been discussed, and we have also participated in the meeting held on the date hereof incident to the occurrence of the Effective Date under the Credit Agreement. We have reviewed the forms of the Credit Agreement and the exhibits thereto, including the amended and restated promissory notes delivered by U.S. Borrower and Canadian Borrower, which forms are annexed thereto, and the amended and restated Grid Gold Acknowledgements which forms are annexed thereto, and the opinions of Wayne Kirk, General Counsel of Company, Thelen, Marrin, Johnson & Bridges, special New York counsel to Company and Borrowers and Osler, Hoskin & Harcourt, special Canadian counsel to Canadian Borrower (collectively, the "Opinions") and the officers' certificates and other documents delivered on the Effective Date. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals or copies and the due authority of all persons executing the same, and we have relied as to factual matters on the documents that we have reviewed.

            Based on and subject to the foregoing, we are of the opinion that the Credit Agreement constitutes the legally valid and binding obligation of the Company and the Borrowers enforceable against the Company and the Borrowers in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally. We advise you that the enforceability of the Credit Agreement is subject to the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.








Page 3 - [Administrative Agent, Managing Agents and Lenders] - [Date]



            In addition, although we have not independently considered all of the matters covered by the Opinions to the extent necessary to enable us to express the conclusions therein stated, we believe that the Opinions and the officers' certificates and other documents delivered in connection with the execution and delivery of, and as conditions to the effectiveness of, the Credit Agreement are substantially responsive to the requirements of the Credit Agreement.

            We are opining herein as to the effect on the subject transactions of only United States federal law and the laws of the State of New York. We are not giving an opinion as to the enforceability of indemnification as to federal or state securities law violations.

            This opinion is furnished by us as counsel for the Administrative Agent and may be relied upon by you only in connection with the Credit Agreement. It may not be used or relied upon by you for any other purpose or by any other person for any purpose whatsoever without in each instance our prior written consent. You may, however, deliver a copy of this opinion to permitted assignees under the Credit Agreement in connection with such assignment, and such assignees may rely on this opinion as if it were addressed and had been delivered to them on the date hereof.


                                   Respectfully submitted,

                                  EXHIBIT X-A

                       FORM OF ASSIGNMENT AND ACCEPTANCE
                               (CANADIAN LENDER)

                           ASSIGNMENT AND ACCEPTANCE


            This ASSIGNMENT AND ACCEPTANCE (this "Agreement") is dated as of ____________, 199_ and entered into by and between [NAME OF LENDER] ("Assignor") and _____________________ ("Assignee").


                                   RECITALS

            WHEREAS, Assignor has entered into an Amended and Restated Credit Agreement dated as of September 30, 1994 (said Credit Agreement, as amended, supplemented or otherwise modified to the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Homestake Mining Company, a Delaware corporation ("Company"), Homestake Mining Company of California, a California corporation ("U.S. Borrower"), Homestake Canada Inc., an Ontario corporation ("Canadian Borrower"), the other Lenders named therein (collectively, "Lenders"), The Bank of Nova Scotia and Canadian Imperial Bank of Commerce, as Managing Agents ("Managing Agents"), and Canadian Imperial Bank of Commerce, as Administrative Agent for Lenders ("Administrative Agent");

            WHEREAS, Assignor is a Canadian Lender under the Credit Agreement and Assignee will, upon giving effect to this Agreement, likewise be a Canadian Lender;

            WHEREAS, Assignor has a Commitment under the Credit Agreement pursuant to which Assignor is required (i) to make Loans to Canadian Borrower pursuant to subsection 2.1A(i) of the Credit Agreement and (ii) to purchase participations in Canadian Letters of Credit pursuant to subsection 2.7D of the Credit Agreement (any such participations in any such Letters of Credit outstanding as of the date hereof being the "Assignor Participations");






                                                  X-A-1

            [WHEREAS, Assignor has issued certain outstanding Canadian Letters of Credit (the "Assignor Letters of Credit") pursuant to subsection 3.3 of the Credit Agreement;][INSERT IF CANADIAN IMPERIAL BANK OF COMMERCE IS ASSIGNOR AND CANADIAN LETTERS OF CREDIT ARE OUTSTANDING TO CANADIAN BORROWER]

            WHEREAS, Assignor desires to assign to Assignee its rights and obligations as a Canadian Lender under the Credit Agreement and the other Loan Documents with respect to [a portion of] Assignor's Canadian Commitment and any Canadian Loans or Assignor Participations outstanding thereunder [and to sell to Assignee a participation in the Assignor Letters of Credit (the "Assignee Participation") equal to the participation required to be purchased therein pursuant to subsection 2.7D of the Credit Agreement], and Assignee has agreed to assume the obligations of Assignor under the Loan Documents to the extent of the rights and obligations so assigned [and to purchase the Assignee Participation]; and

            [WHEREAS, Assignor is both the U.S. Lender and the Canadian Lender for its Lending Unit, and Assignor is, concurrently herewith entering into an Assignment and Acceptance with [Name of Assignee or Assignee's U.S. affiliate] (the "U.S. Assignee") whereby Assignor is assigning to the U.S. Assignee that portion of its rights and obligations with respect to its U.S. Commitment which corresponds to the Percentage, as defined below;]

            [WHEREAS, Assignor's Lending Unit consists of the Assignor and [Name of U.S. Lender of Assignor's Lending Unit] ("Assignor's Lending Unit Affiliate"), and Assignor's Lending Unit Affiliate is concurrently herewith entering into an Assignment and Acceptance with [Name of Assignee or Assignee's U.S. affiliate] (the "U.S. Assignee") whereby Assignor's Lending Unit Affiliate is assigning to the U.S. Assignee that portion of its rights and obligations with respect to its U.S. Commitment which corresponds to the Percentage, as defined below;]

            NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

            SECTION 1.  Assignment and Assumption.

            (a) Assignor hereby assigns to Assignee, effective upon the receipt of the consideration set forth in Section 1(c) and Administrative Agent's receipt of any processing and recordation fee required under subsection 10.1B of the Credit Agreement, without recourse, representation or warranty (except as expressly set forth herein), an undivided _____% interest (the "Percentage") in all of Assignor's rights and obligations as a Lender arising under the Credit Agreement and the other Loan Documents relating to Assignor's Canadian Commitment and any Canadian Loans and Assignor Participations




                                                  X-A-2



outstanding thereunder [and concurrently therewith sells to Assignee, without recourse, representation or warranty (except as expressly set forth herein), the Assignee Participation].

            (b) Assignee hereby assumes from Assignor, and Assignor is hereby expressly and absolutely released from, the Percentage of all of Assignor's obligations arising under the Loan Documents relating to Assignor's Canadian Commitment and any Canadian Loans and Assignor Participations outstanding thereunder, including without limitation all such obligations with respect to any Canadian Loans to be made, and any participations in Canadian Letters of Credit to be purchased, pursuant to the Credit Agreement [, and Assignee hereby purchases from Assignor the Assignee Participation].

            (c) Notwithstanding any provisions of this Agreement to the contrary, each of the Assignor and Assignee hereby acknowledges and confirms its understanding and agreement that the Canadian Commitments of the Canadian Lenders under the Credit Agreement may from time to time be increased or decreased by the Borrowers in accordance with subsection 2.1A of the Credit Agreement through changes in the Canadian Allocation, provided that the Canadian Allocation may not at any time exceed the aggregate amount of the Commitments of all Lending Units then in effect. Each of the Assignor and Assignee acknowledges that the Percentage interest in the Canadian Commitment being assigned and assumed hereunder equals the Assignee's Pro Rata Share, as set forth on Annex II attached hereto, of the Canadian Allocation of the Commitments as in effect on and after the date upon which this Agreement becomes effective.

            (d) Assignor hereby represents and warrants that as of the effective date of this Agreement the respective amounts of unpaid principal, accrued but unpaid interest and accrued but unpaid fees with respect to the Percentage of Assignor's rights under the Credit Agreement relating to Assignor's Canadian Commitment and any Canadian Loans and Assignor Participations outstanding thereunder [and with respect to the Assignee Participation] are as set forth on Annex I attached hereto. In consideration of Assignor's assignment, Assignee hereby agrees to pay to Assignor, on the effective date of this Agreement, the amount(s) of $_________________ [and Cdn.$_______________] in immediately available funds by wire transfer to Assignor's office at ________________________________________.

            (e) Assignor and Assignee hereby agree that Annex II attached hereto sets forth the amount of the Canadian Commitment, any Canadian Loans and participations by Assignee in any Canadian Letters of Credit outstanding under the Commitment and the Pro Rata Share of Assignee after giving effect to the assignment and assumption [and the sale and purchase] described above.

            (f) Assignor and Assignee hereby agree that, upon giving effect to the assignment and assumption [and the sale and purchase] described above, Assignee shall be a party to the




                                                  X-A-3



Credit Agreement as a Canadian Lender thereunder, and shall have all of the rights and obligations under the Loan Documents of, and shall be deemed to have made all of the covenants and agreements contained in the Loan Documents made by, a Canadian Lender having the Canadian Commitment, the outstanding Canadian Loans, the aggregate participation in outstanding Canadian Letters of Credit and the Pro Rata Share of Assignee as reflected on Annex II attached hereto. Assignee hereby acknowledges and agrees that the agreement set forth in this subsection 1(f) is expressly made for the benefit of Company, Borrowers, Administrative Agent, Assignor and the other Lenders and their respective successors and permitted assigns.

            (g) Assignor and Assignee hereby acknowledge and confirm their understanding and intent that (i) this Agreement shall effect [(A)] the assignment by Assignor and the assumption by Assignee of the Percentage of Assignor's rights and obligations with respect to Assignor's Canadian Commitment and any Canadian Loans and Assignor Participations outstanding thereunder and all rights and obligations under the Loan Documents with respect thereto [and (B) the sale by Assignor and the purchase by Assignee of the Assignee Participation], (ii) any other assignments by Assignor of a portion of its rights and obligations with respect to Assignor's Canadian Commitment and any Canadian Loans or Assignor Participations outstanding thereunder [, and any other sales by Assignor of participations in the Assignor Letters of Credit,] shall have no effect on the Canadian Commitment, the outstanding Canadian Loans, the aggregate participation in outstanding Canadian Letters of Credit or Pro Rata Share of Assignee set forth on Annex II attached hereto, and (iii) from and after the effective date of this Agreement, Administrative Agent shall make all payments under the Credit Agreement in respect of the Percentage interest assigned hereby [and the Assignee Participation] (including without limitation all payments of principal and accrued but unpaid interest and commitment and letter of credit fees with respect thereto) to Assignee, whether such amounts (in the case of such interest and fees) have accrued prior to the effective date of this Agreement or subsequent thereto.

            SECTION 2.  Certain Representations, Warranties and Agreements.

            (a) Assignor represents and warrants that it is the legal and beneficial owner of the Percentage interest being assigned by it hereunder [and of the Assignee Participation] and that such interest [is] [and the Assignee Participation are] free and clear of any adverse claim.

            (b) Assignor shall not be responsible to Assignee for the execution, effectiveness, genuineness, validity, enforceability, collect-ibility or sufficiency of any of the Loan Documents or for any representations, warranties, recitals or statements made therein or made in any written or oral statement or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Assignor to Assignee or by or on behalf of Company or any Borrower to Assignor or Assignee in connection with the Loan




                                                  X-A-4



Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Company or any Borrower or any other Person liable for the payment of any Obligations, nor shall Assignor be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default.

            (c) Assignee represents and warrants that it is an Eligible Assignee; that it has experience and expertise in the making of loans such as the Loans; that it has acquired its Percentage interest for its own account and not with any present intention of selling all or any portion of such interest; and that it has received, reviewed and approved copies of all Loan Documents.

            (d) Assignee represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and each of the Borrowers and their respective Subsidiaries in connection with the assignment evidenced by this Agreement and that it has made and shall continue to make its own appraisal of the creditworthiness of the Company and the Borrowers. Assignor shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Assignee or to provide Assignee with any credit or other information with respect thereto, whether coming into its possession before the making of the initial Loans or at any time or times thereafter, and Assignor shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Assignee.

            (e) Each party to this Agreement represents and warrants to the other party hereto that it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the provisions hereof, that this Agreement has been duly authorized, executed and delivered by such party and that this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity.









                                                  X-A-5



            SECTION 3.  Miscellaneous.

            (a) Each party to this Agreement hereby agrees from time to time, upon request of the other party hereto, to take such additional actions and to execute and deliver such additional documents and instruments as such other party may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Agreement.

            (b) Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of such change, waiver, discharge or termination is sought.

            (c) Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by United States mail or Canadian mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telecopy or telex, or four Business Days after depositing it in the United States mail (or five Business Days after depositing it in the Canadian mail), registered or certified, with postage prepaid and properly addressed; provided that notices to Administrative Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature page hereof or, as to either party, such other address as shall be designated by such party in a written notice delivered to the other party hereto. In addition, the address of Assignee set forth below its name on the signature page hereof shall serve as the initial notice address of Assignee for purposes of subsection 10.11 of the Credit Agreement.

            (d) This Agreement shall not effect an assignment of any rights or obligations relating to the U.S. Commitment of any Lender. Assignor and Assignee acknowledge and confirm (i) that concurrently herewith, U.S. Assignee is entering into an Assignment and Acceptance with the U.S. Lender of Assignor's Lending Unit whereby U.S. Assignee shall be assigned and assume all rights and obligations of Assignor's Lending Unit with respect to that portion of such Lending Unit's U.S. Commitment which corresponds to the Percentage hereunder, and (ii) that after giving effect to such assignment and assumption and the assignment and assumption to be effected hereunder, Assignee and U.S. Assignee shall have the same the Pro Rata Shares under the Credit Agreement. Assignee agrees that U.S. Assignee shall for all purposes be the U.S. Lender of Assignee's Lending Unit and that the Commitment of such Lending Unit shall equal the Assignee's Pro Rata Share (as set forth on Annex 1 annexed hereto) of the aggregate Commitments of all Lending Units as in effect at any time on and after the date this Amendment becomes effective.

            (e) The parties hereto acknowledge the provisions of subsection 2.2F of the Credit Agreement relating to disclosure under the Interest Act (Canada) and agree that the provisions




                                                  X-A-6
thereof shall apply to the disclosure and calculation of nominal and effective rates of interest payable hereunder as if such provisions were set forth herein.

            (f) In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

            (g) THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

            (h) This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

            (i) This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

            (j) This Agreement shall become effective upon the execution of a counterpart hereof by each of Assignor and Assignee and the execution of a counterpart hereof by Company and Borrowers (as evidence of their consent hereto in accordance with subsection 10.1B(i) of the Credit Agreement) and Managing Agents (as evidence of their acceptance hereof in accordance with subsection 10.1B(ii) of the Credit Agreement) and the receipt by Assignor, Assignee and Administrative Agent of originals or telecopies of such counterparts and authorization of delivery thereof.

            (k) Assignee hereby appoints Canadian Imperial Bank of Commerce as Administrative Agent, and Canadian Imperial Bank of Commerce and The Bank of Nova Scotia as Managing Agents, under the Credit Agreement and the other Loan Documents, to exercise such powers as are specified in Section 9 of the Credit Agreement and to be entitled to such protections and indemnities as are afforded thereunder.

            [(l) Assignee hereby agrees to deliver to Canadian Borrower upon request such certificates, documents or other evidence as may be required from time to time, properly completed and duly executed by Assignee, to establish the basis for any applicable exemption from or a reduction of Taxes with respect to any payment to Assignee of principal, interest, fees, commissions, or any other amount payable under this Agreement, the Credit Agreement or otherwise in respect of the Canadian Loans.] [INSERT IF ASSIGNEE IS ORGANIZED UNDER THE LAWS OF ANY





                                                  X-A-7



JURISDICTION OTHER THAN CANADA OR ANY PROVINCE THEREOF OR IS NOT RESIDENT IN CANADA.]





                 [Remainder of page intentionally left blank]



























                                                  X-A-8



            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

[NAME OF ASSIGNOR]                       [NAME OF ASSIGNEE]


By: _____________________          By: ______________________
Title: __________________          Title: ___________________

Notice Address:                          Notice Address:

      ________________________     __________________________
      ________________________     __________________________
      ________________________     __________________________


Consented to in accordance with    Accepted in accordance with
subsection 10.1B(i) of the         subsection 10.1B(ii) of the
Credit Agreement                   Credit Agreement

HOMESTAKE MINING COMPANY           CANADIAN IMPERIAL BANK OF COMMERCE, as
                                   Managing Agent


By: _____________________          By: ______________________
Title: __________________          Title: ___________________


HOMESTAKE MINING COMPANY           THE BANK OF NOVA SCOTIA,
OF CALIFORNIA                            as Managing Agent


By: _____________________          By: ______________________
Title: __________________          Title: ___________________



HOMESTAKE CANADA INC.


By: _____________________
Title: __________________







                                    ANNEX I


                              AMOUNTS OUTSTANDING



      Outstanding Principal Amount:

            Loans:
              Dollar Loans:                 $_________
              Canadian Dollar Loans:        $_________
              Gold Loans:                   _____Ounces
              (interest to be paid in
              [Gold][Dollars based on
              [a Price of Gold equal to
              $____ per Ounce/Average
              daily value, in Dollar
              Equivalents]]).

            Total:                                        $_________

      Accrued But Unpaid Interest:                        $_________

      Accrued But Unpaid Fees:                            $_________

      Total Principal, Interest and Fees:                 $_________



                                   ANNEX II


                        ASSIGNEE'S CANADIAN COMMITMENT,
                          OUTSTANDING CANADIAN LOANS,
                          AGGREGATE PARTICIPATION IN
                  OUTSTANDING CANADIAN LETTERS OF CREDIT AND
                        PRO RATA SHARE AFTER ASSIGNMENT






Canadian Commitment:

      Current Canadian Allocation                   $_________
      Aggregate Commitments                         $_________
      Pro Rata Share                                 _________%
      Current Canadian
        Commitment                                  $_________
      Maximum Canadian
        Commitment                                  $_________

Outstanding Loans:

      Dollar Loans                                  $_________
      Canadian Dollar Loans                     Cdn.$_________
      Gold Loans                                     _________ Ounces

Aggregate participation in
outstanding Canadian Letters of Credit:

      Dollar Letters of Credit                      $_________
      Canadian Dollar Letters of Credit         Cdn.$_________

Pro Rata Share                                       _________%



                                  EXHIBIT X-B

                       FORM OF ASSIGNMENT AND ACCEPTANCE
                                 (U.S. LENDER)

                           ASSIGNMENT AND ACCEPTANCE


            This ASSIGNMENT AND ACCEPTANCE (this "Agreement") is dated as of ____________, 199_ and entered into by and between [NAME OF LENDER] ("Assignor") and _____________________ ("Assignee").


                                   RECITALS

            WHEREAS, Assignor has entered into an Amended and Restated Credit Agreement dated as of September 30, 1994 (said Credit Agreement, as amended, supplemented or otherwise modified to the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Homestake Mining Company, a Delaware corporation ("Company"), Homestake Mining Company of California, a California corporation ("U.S. Borrower"), Homestake Canada Inc., an Ontario corporation ("Canadian Borrower"), the other Lenders named therein (collectively, "Lenders"), The Bank of Nova Scotia and Canadian Imperial Bank of Commerce, as Managing Agents ("Managing Agents"), and Canadian Imperial Bank of Commerce, as Administrative Agent for Lenders ("Administrative Agent");

            WHEREAS, Assignor is a U.S. Lender under the Credit Agreement and Assignee will, upon giving effect to this Agreement, likewise be a U.S. Lender;

            WHEREAS, Assignor has a Commitment under the Credit Agreement pursuant to which Assignor is required (i) to make Loans to U.S. Borrower pursuant to subsection 2.1A(ii) of the Credit Agreement and (ii) to purchase participations in U.S. Letters of Credit pursuant to subsection 2.7D of the Credit Agreement (any such participations in any such Letters of Credit outstanding as of the date hereof being the "Assignor Participations");

            [WHEREAS, Assignor has issued certain outstanding U.S. Letters of Credit (the "Assignor Letters of Credit") pursuant to subsection 3.3 of the Credit Agreement;][INSERT IF CANADIAN IMPERIAL BANK OF COMMERCE IS ASSIGNOR AND U.S. LETTERS OF CREDIT ARE OUTSTANDING TO U.S. BORROWER]




                                                  X-B-1



            WHEREAS, Assignor desires to assign to Assignee its rights and obligations as a U.S. Lender under the Credit Agreement and the other Loan Documents with respect to [a portion of] Assignor's U.S. Commitment and any U.S. Loans or Assignor Participations outstanding thereunder [and to sell to Assignee a participation in the Assignor Letters of Credit (the "Assignee Participation") equal to the participation required to be purchased therein pursuant to subsection 2.7D of the Credit Agreement], and Assignee has agreed to assume the obligations of Assignor under the Loan Documents to the extent of the rights and obligations so assigned [and to purchase the Assignee Participation]; and

            [WHEREAS, Assignor is both the U.S. Lender and the Canadian Lender for its Lending Unit, and Assignor is, concurrently herewith entering into an Assignment and Acceptance with [Name of Assignee or Assignee's Canadian affiliate] (the "Canadian Assignee") whereby Assignor is assigning to the Canadian Assignee that portion of its rights and obligations with respect to its Canadian Commitment which corresponds to the Percentage, as defined below;]

            [WHEREAS, Assignor's Lending Unit consists of the Assignor and [Name of Canadian Lender of Assignor's Lending Unit] ("Assignor's Lending Unit Affiliate"), and Assignor's Lending Unit Affiliate is concurrently herewith entering into an Assignment and Acceptance with [Name of Assignee or Assignee's Canadian affiliate] (the "Canadian Assignee") whereby Assignor's Lending Unit Affiliate is assigning to the Canadian Assignee that portion of its rights and obligations with respect to its Canadian Commitment which corresponds to the Percentage, as defined below;]

            NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

            SECTION 1.  Assignment and Assumption.

            (a) Assignor hereby assigns to Assignee, effective upon the receipt of the consideration set forth in Section 1(c) and Administrative Agent's receipt of any processing and recordation fee required under subsection 10.1B of the Credit Agreement, without recourse, representation or warranty (except as expressly set forth herein), an undivided _____% interest (the "Percentage") in all of Assignor's rights and obligations as a Lender arising under the Credit Agreement and the other Loan Documents relating to Assignor's U.S. Commitment and any U.S. Loans and Assignor Participations outstanding thereunder [and concurrently therewith sells to Assignee, without recourse, representation or warranty (except as expressly set forth herein), the Assignee Participation].

            (b) Assignee hereby assumes from Assignor, and Assignor is hereby expressly and absolutely released from, the Percentage of all of Assignor's obligations arising under the Loan Documents relating to Assignor's U.S. Commitment and any




                                                  X-B-2



U.S. Loans and Assignor Participations outstanding thereunder, including without limitation all such obligations with respect to any U.S. Loans to be made, and any participations in U.S. Letters of Credit to be purchased, pursuant to the Credit Agreement [, and Assignee hereby purchases from Assignor the Assignee Participation].

            (c) Notwithstanding any provisions of this Agreement to the contrary, each of the Assignor and Assignee hereby acknowledges and confirms its understanding and agreement that the U.S. Commitments of the U.S. Lenders under the Credit Agreement may from time to time be increased or decreased by the Borrowers in accordance with subsection 2.1A of the Credit Agreement through changes in the U.S. Allocation, provided that the U.S. Allocation may not at any time exceed the aggregate amount of the Commitments of all Lending Units then in effect. Each of the Assignor and Assignee acknowledges that the Percentage interest in the U.S. Commitment being assigned and assumed hereunder equals the Assignee's Pro Rata Share, as set forth on Annex II attached hereto, of the U.S. Allocation of the Commitments as in effect on and after the date upon which this Agreement becomes effective.

            (d) Assignor hereby represents and warrants that as of the effective date of this Agreement the respective amounts of unpaid principal, accrued but unpaid interest and accrued but unpaid fees with respect to the Percentage of Assignor's rights under the Credit Agreement relating to Assignor's U.S. Commitment and any U.S. Loans and Assignor Participations outstanding thereunder [and with respect to the Assignee Participation] are as set forth on Annex I attached hereto. In consideration of Assignor's assignment, Assignee hereby agrees to pay to Assignor, on the effective date of this Agreement, the amount of $_________________ in immediately available funds by wire transfer to Assignor's office at
________________________________________________.

            (e) Assignor and Assignee hereby agree that Annex II attached hereto sets forth the amount of the U.S. Commitment, any U.S. Loans and participations by Assignee in any U.S. Letters of Credit outstanding under the Commitment and the Pro Rata Share of Assignee after giving effect to the assignment and assumption [and the sale and purchase] described above.

            (f) Assignor and Assignee hereby agree that, upon giving effect to the assignment and assumption [and the sale and purchase] described above, Assignee shall be a party to the Credit Agreement as a U.S. Lender thereunder, and shall have all of the rights and obligations under the Loan Documents of, and shall be deemed to have made all of the covenants and agreements contained in the Loan Documents made by, a U.S. Lender having the U.S. Commitment, the outstanding U.S. Loans, the aggregate participation in outstanding U.S. Letters of Credit and the Pro Rata Share of Assignee as reflected on Annex II attached hereto. Assignee hereby acknowledges and agrees that the agreement set forth in this subsection 1(f) is expressly made for the benefit of Company, Borrowers, Administrative Agent, Assignor and the




                                                  X-B-3



other Lenders and their respective successors and permitted assigns.

            (g) Assignor and Assignee hereby acknowledge and confirm their understanding and intent that (i) this Agreement shall effect [(A)] the assignment by Assignor and the assumption by Assignee of the Percentage of Assignor's rights and obligations with respect to Assignor's U.S. Commitment and any U.S. Loans and Assignor Participations outstanding thereunder and all rights and obligations under the Loan Documents with respect thereto [and
(B) the sale by Assignor and the purchase by Assignee of the Assignee Participation], (ii) any other assignments by Assignor of a portion of its rights and obligations with respect to Assignor's U.S. Commitment and any U.S. Loans or Assignor Participations outstanding thereunder [, and any other sales by Assignor of participations in the Assignor Letters of Credit,] shall have no effect on U.S. Commitment, the outstanding U.S. Loans, the aggregate participation in outstanding U.S. Letters of Credit or Pro Rata Share of Assignee set forth on Annex II attached hereto, and (iii) from and after the effective date of this Agreement, Administrative Agent shall make all payments under the Credit Agreement in respect of the Percentage interest assigned hereby [and the Assignee Participation] (including without limitation all payments of principal and accrued but unpaid interest and commitment and letter of credit fees with respect thereto) to Assignee, whether such amounts (in the case of such interest and fees) have accrued prior to the effective date of this Agreement or subsequent thereto.

            SECTION 2.  Certain Representations, Warranties and Agreements.

            (a) Assignor represents and warrants that it is the legal and beneficial owner of the Percentage interest being assigned by it hereunder [and of the Assignee Participation] and that such interest [is] [and the Assignee Participation are] free and clear of any adverse claim.

            (b) Assignor shall not be responsible to Assignee for the execution, effectiveness, genuineness, validity, enforceability, collect-ibility or sufficiency of any of the Loan Documents or for any representations, warranties, recitals or statements made therein or made in any written or oral statement or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Assignor to Assignee or by or on behalf of Company or any Borrower to Assignor or Assignee in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Company or any Borrower or any other Person liable for the payment of any Obligations, nor shall Assignor be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default.





                                                  X-B-4



            (c) Assignee represents and warrants that it is an Eligible Assignee; that it has experience and expertise in the making of loans such as the Loans; that it has acquired its Percentage interest for its own account and not with any present intention of selling all or any portion of such interest; and that it has received, reviewed and approved copies of all Loan Documents.

            (d) Assignee represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and each of the Borrowers and their respective Subsidiaries in connection with the assignment evidenced by this Agreement and that it has made and shall continue to make its own appraisal of the creditworthiness of the Company and the Borrowers. Assignor shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Assignee or to provide Assignee with any credit or other information with respect thereto, whether coming into its possession before the making of the initial Loans or at any time or times thereafter, and Assignor shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Assignee.

            (e) Each party to this Agreement represents and warrants to the other party hereto that it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the provisions hereof, that this Agreement has been duly authorized, executed and delivered by such party and that this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity.

            SECTION 3.  Miscellaneous.

            (a) Each party to this Agreement hereby agrees from time to time, upon request of the other party hereto, to take such additional actions and to execute and deliver such additional documents and instruments as such other party may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Agreement.

            (b) Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of such change, waiver, discharge or termination is sought.

            (c) Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telecopy or telex, or four Business Days after depositing it in the United States





                                                  X-B-5



mail, registered or certified, with postage prepaid and properly addressed; provided that notices to Administrative Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature page hereof or, as to either party, such other address as shall be designated by such party in a written notice delivered to the other party hereto. In addition, the address of Assignee set forth below its name on the signature page hereof shall serve as the initial notice address of Assignee for purposes of subsection 10.11 of the Credit Agreement.

            (d) This Agreement shall not effect an assignment of any rights or obligations relating to the U.S. Commitment of any Lender. Assignor and Assignee acknowledge and confirm (i) that concurrently herewith, Canadian Assignee is entering into an Assignment and Acceptance with the Canadian Lender of Assignor's Lending Unit whereby Canadian Assignee shall be assigned and assume all rights and obligations of Assignor's Lending Unit with respect to that portion of such Lending Unit's Canadian Commitment which corresponds to the Percentage hereunder, and (ii) that after giving effect to such assignment and assumption and the assignment and assumption to be effected hereunder, Assignee and Canadian Assignee shall have the same Pro Rata Shares under the Credit Agreement. Assignee agrees that Canadian Assignee shall for all purposes be the Canadian Lender of Assignee's Lending Unit and that the Commitment of such Lending Unit shall equal the Assignee's Pro Rata Share (as set forth on Annex 1 annexed hereto) of the aggregate Commitments of all Lending Units as in effect at any time on and after the date this Amendment becomes effective.

            (e) In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

            (f) THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

            (g) This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

            (h) This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.






                                                  X-B-6



            (i) This Agreement shall become effective upon the execution of a counterpart hereof by each of Assignor and Assignee and the execution of a counterpart hereof by Company and Borrowers (as evidence of their consent hereto in accordance with subsection 10.1B(i) of the Credit Agreement) and Managing Agents (as evidence of their acceptance hereof in accordance with subsection 10.1B(ii) of the Credit Agreement), and the receipt by Assignor, Assignee and Administrative Agent of originals or telecopies of such counterparts and authorization of delivery thereof.

            (j) Assignee hereby appoints Canadian Imperial Bank of Commerce as Administrative Agent, and Canadian Imperial Bank of Commerce and The Bank of Nova Scotia as Managing Agents, under the Credit Agreement and the other Loan Documents, to exercise such powers as are specified in Section 9 of the Credit Agreement and to be entitled to such protections and indemnities as are afforded thereunder.

            [(k) Assignee hereby agrees to deliver to U.S. Borrower such certificates, documents or other evidence, properly and accurately completed and duly executed by Assignee (including, without limitation, Internal Revenue Service Form 1001 or Form 4224 or any other certificate or statement of exemption required by Treasury Regulations Section 1.1441-4(a) or Section 1.1441-6(c) or any successor thereto) to establish that Assignee is not subject to deduction or withholding of United States federal income tax under
Section 1441 or 1442 of the Internal Revenue Code or otherwise (or under any comparable provisions of any successor statute).] [INSERT IF ASSIGNEE IS ORGANIZED UNDER THE LAWS OF ANY JURISDICTION OTHER THAN THE UNITED STATES OR ANY STATE THEREOF OR IS NOT RESIDENT IN THE UNITED STATES.]

                 [Remainder of page intentionally left blank]


















                                                  X-B-7

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

[NAME OF ASSIGNOR]                [NAME OF ASSIGNEE]


By: _____________________          By: _______________________
Title: __________________          Title: ____________________

Notice Address:                   Notice Address:

      _________________________    __________________________
      _________________________    __________________________
      _________________________    __________________________


Consented to in accordance with subsec-  Accepted in accordance with
tion 10.1B(i) of the Credit Agreement    subsection 10.1B(ii) of the Credit
                                         Agreement

HOMESTAKE MINING COMPANY           CANADIAN IMPERIAL BANK OF COMMERCE, as
                                   Managing Agent


By: _____________________          By: ________________________
Title: __________________          Title: _____________________


HOMESTAKE MINING COMPANY           THE BANK OF NOVA SCOTIA,
OF CALIFORNIA                            as Managing Agent

By: _____________________          By: ________________________
Title: __________________          Title: _____________________



HOMESTAKE CANADA INC.


By: _____________________
Title:  _________________

                                    ANNEX I


                              AMOUNTS OUTSTANDING



      Outstanding Principal Amount:

             Loans:
              Dollar Loans:                 $_________
              Gold Loans:                   _____Ounces
              (interest to be paid in [Gold][Dollars
              based on [a Price of Gold equal to
              $____ per Ounce/Average daily value, in
              Dollar Equivalents]]).

            Total:                                        $_________

      Accrued But Unpaid Interest:                        $_________

      Accrued But Unpaid Fees:                            $_________

      Total Principal, Interest and Fees:                 $_________



                                   ANNEX II


                                  ASSIGNEE'S
                               U.S. COMMITMENT,
                            OUTSTANDING U.S. LOANS,
                          AGGREGATE PARTICIPATION IN
                    OUTSTANDING U.S. LETTERS OF CREDIT AND
                        PRO RATA SHARE AFTER ASSIGNMENT





U.S. Commitment:

      Current U.S. Allocation                       $_________
      Aggregate Commitments                         $_________
      Pro Rata Share                                 _________%
      Current U.S. Commitment                       $_________
      Maximum U.S. Commitment                       $_________

Outstanding Loans:

      Dollar Loans                                  $_________
      Gold Loans                                     _________Ounces

Aggregate participation in
outstanding U.S. Letters of Credit:                 $_________

Pro Rata Share                                       _________%



                                  EXHIBIT XI


                FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT


     Pursuant to that certain Amended and Restated Credit Agreement dated as of September 30, 1994, as amended to the date hereof (said Credit Agreement, as so amended, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Homestake Mining Company, a Delaware corporation ("Company"), Homestake Mining Company of California, a California corporation ("U.S. Borrower"), Homestake Canada Inc., an Ontario corporation ("Canadian Borrower"), the financial institutions listed therein as Lenders ("Lenders"), The Bank of Nova Scotia and Canadian Imperial Bank of Commerce ("CIBC"), as Managing Agents ("Managing Agents"), and Canadian Imperial Bank of Commerce, as Administrative Agent for Lenders ("Administrative Agent"), this represents [U.S. Borrower's/Canadian Borrower's] request that CIBC issue a Standby Letter of Credit on ___________, 199_ in the face amount of _________________
[Dollars/Canadian Dollars] with an expiration date of ____________, 199_. The beneficiary of such proposed Letter of Credit shall be [Name of Beneficiary] and such beneficiary's address is _________________________ ________________________________. Attached hereto is the verbatim text of such proposed Letter of Credit and a precise description of the proposed text of any certificate to be presented by such beneficiary which, if presented by such beneficiary prior to the expiration date of the Letter of Credit, would require CIBC to make payment under the Letter of Credit.

            The undersigned officer, to the best of his or her knowledge, and [U.S. Borrower/Canadian Borrower] certify that:

            (i) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent that changes in the facts and conditions on which such representations and warranties were based are required or permitted under the Credit Agreement;

            (ii) No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default;

            (iii) The Company, the U.S. Borrower and the Canadian Borrower have performed in all material respects all agreements and satisfied all conditions which the

Credit Agreement and other Loan Documents provide shall be performed or satisfied by it on or before the date hereof;

             (iv) There is no pending or, to the knowledge of Company, Canadian Borrower or U.S. Borrower, threatened, action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries and there has occurred no development in any such action, suit, proceeding, governmental investigation or arbitration that, in either event, in the opinion of Requisite Lenders, would reasonably be expected to have a Material Adverse Effect, unless disclosed to and consented to by Requisite Lenders; and no injunction or other restraining order has been issued and no hearing to cause an injunction or other restraining order to be issued is pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by the Credit Agreement or the making of Loans or the issuance of Letters of Credit thereunder; and

            (v)  No Company Change of Control has occurred.


DATED: ____________________        [HOMESTAKE MINING COMPANY OF CALIFORNIA/
                                   HOMESTAKE CANADA INC.]

                                         By: ________________________
                                         Title: _____________________

                                SCHEDULE 1.1
                            CASH FLOW SCHEDULE



                              Not reproduced.

                             SCHEDULE 1.2
                          MAJOR MINING PROPERTIES


Homestake Mine
McLaughlin Mine
Round Mountain Mine
Williams Mine
David Bell Mine
Kalgoorlie Consolidated Mines
Main Pass 299 Mine

                               SCHEDULE 2.1
                  LENDERS' COMMITMENTS AND PRO RATA SHARES

Lender's Commitments
- --------------------

                                                                    Pro
                                                                    Rata
      U.S. Lender                Canadian Lender       Commitment    Share
      -----------                ---------------       ----------   ------
      Canadian Imperial Bank     Canadian Imperial     $ 30            20%
        of Commerce               Bank of Commerce     million

      The Bank of Nova           The Bank of Nova        25            17%
        Scotia                    Scotia               million

      The Chase Manhattan        The Chase Manhattan     20            13%
        Bank, N.A.                Bank of Canada       million

      Chemical Bank              Chemical Bank of        15            10%
                                  Canada               million

      Credit Lyonnais,           Credit Lyonnais         15            10%
        Cayman Island Branch      Canada               million

      Mellon Bank, N.A.          Mellon Bank Canada      15            10%
                                                       million

      Bank of Montreal           Bank of Montreal        15            10%
                                                       million

      The Toronto-Dominion       The Toronton-           15            10%
      Bank                       Dominion Bank         million
                                                       -------      ------

                                       Total      $150 million        100%

Initial Allocation of Commitments 1
- ----------------------------------

U. S. Lender                                    U.S.
- ------------                                -----------
Canadian Imperial Bank of Commerce          $ 6 million
The Bank of Nova Scotia                       5 million
The Chase Manhattan Bank, N.A.                4 million
Chemical Bank                                 3 million
Credit Lyonnais, Cayman Island Branch         3 million
Mellon Bank, N.A.                             3 million
Bank of Montreal                              3 million
The Toronto-Dominion Bank                     3 million
                                           ------------
                         Total             $ 30 million


     1
          Total Allocation of Commitments (U.S. and Canadian) - $150 million.


Canadian Lender                               Canadian
- ---------------                            ------------
Canadian Imperial Bank of Commerce         $ 24 million
The Bank of Nova Scotia                      20 million
The Chase Manhattan Bank of Canada           16 million
Chemical Bank of Canada                      12 million
Credit Lyonnais Canada                       12 million
Mellon Bank Canada                           12 million
Bank of Montreal                             12 million
The Toronto-Dominion Bank                    12 million
                                           ------------
                         Total             $120 million

As of September 30, 1994 there are no borrowings and no letters of credit outstanding under the Credit Agreement.

                              SCHEDULE 2.7
                         EXISTING LETTERS OF CREDIT

     None.

                               SCHEDULE 4.1
                            LIST OF SUBSIDIARIES


     ==========================================================
      Homestake Mining Company, a Delaware Corporation and its
      Subsidiaries
      Interest of Homestake Mining Company is 100% unless
      otherwise noted
      *  Denotes Material Subsidiary
      ( ) Denotes state, province or country of incorporation
     ==========================================================

Homestake Mining Company (Delaware)
   *Homestake Mining Company of California (California)
        Denay Creek Gold Mining Company (California)
        *Homestake Canada Inc. (Ontario)
             588982 Ontario Inc. (Ontario)
             759290 Ontario Inc. (Ontario)
             759291 Ontario Inc. (Ontario)
             759292 Ontario Inc. (Ontario)
             Corona Gold Inc. (Nevada)
                 Santa Fe Gold Inc. (Nevada)
             E & B  Explorations Inc. (Delaware)
             Galveston Resources (Nevada), Inc. (Nevada)
             International Corona Resources (Bermuda) Ltd. (Bermuda) Mexico Exploration (Canada) Limited (Ontario)
             PRG Project Development Corp. (British Columbia)
             Pezamerica Resource Corporation (Arizona)
             Prime Resources Group Inc. (British Columbia) - 50.6%
                 Stikine Resources Ltd. (British Columbia) - 50.6%
             Teck-Corona Operating Company (Ontario) - 50%
             The Ventora Corporation (Arizona)
             Westcan Holdings Inc. (Nevada)
             Williams Operating Company (Ontario) - 50%
         Homestake de Argentina S.A. (Buenos Aires)
         Homestake Forest Products Company (California)
        *Homestake Gold of Australia Limited (South Australia) - 81.5%
             *Homestake Australia Limited (South Australia) - 81.5%
              Homestake Gold (Queensland) Pty. Ltd. (Queensland) - 81.5% Homestake International Minerals Ltd. (California)
         Homestake Lead Company of Missouri (California)
         Homestake Mineral Development Company (Wyoming, in process of migration to British Columbia)
        *Homestake Nevada Corporation (California)
        *Homestake Sulphur Company (Delaware)
             Black Hills Oil and Gas Company (California)
             Felmont Natural Gas Storage Company, Inc. (Delaware) Homestake Venezuela, S.A. (Venezuela)
             Minera Rio Carichapo, S.A. (Venezuela)
         La Jara Mesa Mining Company (New Mexico)
         Minera Homestake Chile S.A. (Chile)
         Whitewood Development Corporation (California)

Unincorporated Joint Ventures

   *Williams Mine Joint Venture (Ontario) - 50% held by Canadian
       Borrower
   *David Bell Joint Venture (Ontario) - 50% held by Canadian
       Borrower

                               SCHEDULE 4.4
                         CONTINGENT OBLIGATIONS AND
                            FORWARD COMMITMENTS


   1. Foreign exchange commitments described in Form 10-Q for the second quarter, 1994.

   2.   See Schedule 6.4

                                SCHEDULE 4.7
                                 LITIGATION


   1.   Litigation described in Form 10-Q for the second quarter, 1994.

                              SCHEDULE 4.12
                       CERTAIN EMPLOYEE BENEFIT PLANS


B. ERISA Events

   None


C. Retiree Health and Welfare Benefits

   1. The collective bargaining agreement with the United Steelworkers at the Homestake Mine (Lead, S.D.) provides for retiree medical and death benefits (payable from the pension plan) for hourly employees.

   2. The Company provides retiree medical and death benefits (paid from the pension plan) for salaried employees at the Homestake Mine (Lead, S.D.).

   3. The Company provides retiree medical and death benefits for certain employees who retired while employed by Felmont Oil Corporation (now Homestake Sulphur Company).

   4. The Company provides retiree medical benefits for certain employees who retired early under Early Retirement Programs offered at corporate locations and at its former uranium operating location at Grants, New Mexico

                                SCHEDULE 6.1
                           EXISTING INDEBTEDNESS


   1. Homestake Gold of Australia overdraft facility with Westpac Banking Corporation. Nothing outstanding at September 30, 1994.

   2. U.S. Borrower's California Pollution Control Bonds, Series 1984A, 1984B and 1984C. Principal amount at September 30, 1994 was $17,000,000.

   3. U.S. Borrower's Lawrence County, South Dakota Pollution Control Bonds, Series 1987. Principal amount at September 30, 1994 was $18,000,000.

   4. Company's 5-1/2% Convertible Subordinated Notes due June 23, 2000. Principal amount at September 30, 1994 was $149,995,000.

   5. Promissory notes evidencing intercompany indebtedness of Homestake Canada Inc. to Homestake Mining Company of California -
        C$149,914,366 principal amount outstanding at September 30, 1994.

   6. Promissory notes evidencing intercompany indebtedness of Homestake Canada Inc. to Corona Gold Inc. - C$53,297,599 principal amount outstanding at September 30, 1994.

   7. Loans from Homestake Canada Inc. to Prime Resources Group Inc. - intercompany receivable in the amount of C$260,520 at August 31, 1994.

   8. Loans from Homestake Canada Inc. to Stikine Resources Ltd. - intercompany receivable in the amount of C$214,170 at August 31, 1994.

   9. Loans from Prime to Stikine Resources Ltd. - intercompany receivable in the amount of C$33,412,306 at August 31, 1994.

   10. Loans from Homestake Canada Inc. to Homestake Mineral Development Company - intercompany receivable in the amount of C$2,004,741 at August 31, 1994.

   11. Loans from Homestake Mining Company of California to Homestake Mineral Development Company - intercompany receivable in the amount of C$13,994,686 at August 31, 1994.

                                SCHEDULE 6.2
                           CERTAIN EXISTING LIENS

CONTINUING LIENS


   South Dakota UCC-1

Homestake Mining Company

   1. File no. 901131104603 - Unisys Finance Corp. Continuing true lease, precautionary filing.

   2. File no. 892081001974 - Unisys Finance Corp. Continuing true lease, precautionary filing.

   California UCC-1

Homestake Mining Company

   1. File no. 89042886 - Union Oil Company of California. Continuing lease. Precautionary filing

   2. File no. 92149391 - Ingersoll-Rand Company/Associates Leasing, Inc. Continuing lease. Precautionary filing.

   3. File no. 93010602 - Michelin Tire Corporation. Cobre Tire is the debtor with respect to tires on consignment from Michelin and stored at the McLaughlin Mine. The Company is not the debtor.

Homestake Mining Company of California

   1. File no. 92182854 - California Pollution Control Authority. Continuing security interest in Bond Fund with respect to Pollution Control Financing, 1984 Series C.

   2. File no. 92182855 - California Pollution Control Authority. Continuing security interest in Bond Fund with respect to Pollution Control Financing, 1984 Series B.

   3. File no. 92182856 - California Pollution Control Authority. Continuing security interest in Bond Fund with respect to Pollution Control Financing, 1984 Series A.

   Nevada UCC-1


Marigold Joint Venture - Homestake Mining Company of California

   1.   File no. 93-04542 - CIT Group/Equipment Financing, Inc.
        Continuing purchase money security interest.

   British Columbia- Encumbrances Registered under Personal Property Security Act (British Columbia)

Homestake Canada Inc.

   1.   Reg. No. 4516730 - Finning Ltd. - Cat Model D9N Tractor.
        Continuing lease.

   2.   Reg. No. 4560181 - Finning Ltd. - Cat Model D10N Tractor.
        Continuing lease.

   3. Reg. No. 3677855 - Dundee Bancorp Inc. - Absolute assignment of receivables. Continuing record of sale of receivables of Fort Cady Mineral Corporation.

   4. Reg. No. 4151417 - Dana Commercial Credit Canada Inc. - Canon NP3325 Copier et al. Continuing lease.

   5. Reg. No. 3777626 - Dana Commercial Credit Canada Inc. - Canon NP6550 Copier et al. Continuing lease.

Homestake Canada Ltd. (name changed to 2241633 Canada Ltd. and dissolved into Homestake Canada Inc.

   1. Reg. No. 3281237 - The Toronto Dominion Bank - Assignment of Accounts. Continuing security interest in bank accounts
        (C$35,000) of Homestake Canada Ltd. and Homestake Mineral
        Development Company securing reimbursement obligation with respect to two letters of credit (C$20,000 and C$15,000) issued under Letter of Credit Facility Agreement with maximum amount of C$100,000.

   2. Reg. No. 3331416 - North American Trust Company (Asset Mgmt) - NP8530 Copier et al. Continuing lease.

Prime Resources Group Inc.

   1. Reg. No. 3150124 - Euro-Nevada Mining Corporation - Assignment of 1% Net Smelter Royalty. Continuing net smelter royalty.

   Ontario- Encumbrances Registered under Personal Property Security Act
   (Ontario)

Homestake Canada Inc.

   1. Reg. No. 911030105100434081 - Dundee Bancorp Inc. - Absolute assignment of receivables. Continuing record of sale of receivables of Fort Cady Mineral Corporation et al.

   2. Reg. No. 891214143200433896 - Central Guaranty Trust Company (now Montreal Trust Company). Continuing royalty agreement regarding the Williams Mine.

LIENS BEING TERMINATED

   California UCC-1

Homestake Mining Company

   1. File no. 90034090 - SMA Equipment Company, Inc./Associates Commercial Corporation. Lease terminated. Company is in process of securing release.

                               SCHEDULE 6.3
                            EXISTING INVESTMENTS


1.  Existing Investments in Subsidiaries listed in Schedule 4.1

2.  See attached Homestake Canada Inc. Security Ownership as at August 31,
    1994.

3. $3,700,000 Principal outstanding indebtedness of Golden Hills Resorts, Inc. (in bankruptcy).

4. Kalgoorlie Consolidated Gold Mines Pty. Ltd. Homestake Mining Company holds, indirectly, 40.8% of the outstanding stock.

5. Kalgoorlie Mining Associates, Fimiston/Paringa Joint Venture, and Mt. Percy Joint Venture, operating under the name Kalgoorlie Consolidated Gold Mines. Homestake Mining Company holds, indirectly, 40.8% of the interest in these joint ventures.

6.  936,988 common shares of U.S. Gold Corporation.

7.  568,263 common shares of Mega Gold Corporation.

8.  155,000 common shares of Idarado Mining Company.

9. Main Pass 299 Sulphur and Oil and Gas Joint Ventures. Homestake Mining Company holds, indirectly, 16.7% of the interest in this venture.

10. Round Mountain Joint Venture. Homestake Mining Company holds, indirectly, 25% of the interest in this venture.

11. Snip Joint Venture. Homestake Mining Company holds, indirectly, 21.72% of the interest in this venture.

12. Pinson Joint Venture. Homestake Mining Company holds, indirectly, 26.25% of the interest in this venture.

13. Marigold Joint Venture. Homestake Mining Company holds, indirectly, 33.3% of the interest in this venture.

14. Loan by Prime Resources Group Inc. to Noranda Inc.in the maximum amount of C$12,000,000. Loan made to upgrade Noranda smelter to accept ore from Eskay Creek Project in connection with ore sales agreement. Loan is repayable as ore is shipped under ore sales agreement.

                                SCHEDULE 6.4
                       EXISTING CONTINGENT OBLIGATIONS


       1. Foreign exchange commitments described in Form 10-Q for the second quarter, 1994.

       2. Three Guaranty Agreements dated as of May 1, 1984, between California Pollution Control Financing Authority and Homestake Mining Company with respect to the obligations of HMCC under three Loan Agreements dated as of May 1, 1984, between California Pollution Control Financing Authority and Homestake Mining Company of California with respect to Pollution Control Revenue Bonds (Homestake Mining Company of California Project), Series 1984A, 1984B, and 1984C.

       3. Four Letter of Credit Reimbursement Agreements dated as of June 29, 1994 among Homestake Mining Company of California, Homestake Mining Company and The Bank of Nova Scotia with respect to the replacement letters of credit issued by The Bank of Nova Scotia with respect to obligations of HMCC under three Loan Agreements dated as of May 1, 1984, between California Pollution Control Financing Authority and HMCC with respect to Pollution Control Revenue Bonds (Homestake Mining Company of California Project), Series 1984A, 1984B, and 1984C (principal amount at September 30, 1994 under all three Loan Agreements was $17,000,000) and Loan Agreement dated as of April 1, 1983, between Lawrence County, S.D. and HMCC with respect to Pollution Control Revenue Bonds (Homestake Mining Company Project), Series 1983 (principal amount at September 30, 1994 was $18,000,000). These letters of credit replaced the letters of credit previously issued by Westpac with respect to the above referenced pollution control revenue bonds (the "Pollution Control Revenue Bonds").

       4. Guaranty Agreement dated as of June 29, 1994 between Homestake Mining Company and The Bank of Nova Scotia pursuant to which HMCD has guaranteed the obligations of HMCC under the Letter of Credit Reimbursement Agreements identified in paragraph 2 above, and also guaranteeing the obligations of HMCC under four Standby Purchase Agreements dated as of June 29, 1994, between Homestake Mining Company of California and The Bank of Nova Scotia with respect to the repurchase from The Bank of Nova Scotia of the Pollution Control Revenue Bonds purchased by The Bank of Nova under remarketing agreements with respect to the Pollution Control Revenue Bonds.


       5. See attached schedules of surety agreements, letters of credit and guarantees.

                    HOMESTAKE GOLD OF AUSTRALIA LIMITED

                            OUTSTANDING GUARANTEES


   WESTPAC

   EXEC                                                                 AUD
   DATE            FAVOUREE                                      EQUIVALENT

   01/02/89        Minister for Mines & Energy Qld                 3,000.00
   01/02/89        Minister for Mines & Energy Qld                 3,000.00
   21/02/89        Mines & Energy Northern                         4,000.00
   19/02/90        Minister for Mines & Energy                     4,000.00
   02/05/91        Minister for Minerals & Energy                 10,000.00
   10/05/91        Minister for Mines (W.A.)                      50,000.00
   30/05/91        Minister for Mines & Energy                    10,000.00
   21/11/92        Minister for Natural Resources (NSW)           10,000.00
   09/01/92        Minister for Natural Resources                 10,000.00
   09/01/92        Minister for Natural Resources                 10,000.00
   17/01/92        S.E.C.W.A.                                      1,700.00
   26/05/92        Minister for Resource Industries               12,000.00
   18/11/92        Minister for Mines (W.A.)                     512,500.00
   10/03/93        Minister for Resource Industries                5,000.00
   10/03/93        Minister for Resource Industries                5,000.00
   23/09/93        Minister for Minerals & Energy                  3,000.00
   12/01/94        Minister for Minerals & Energy                 10,000.00
   24/02/94        Minister for Mines & Energy                     5,000.00
                                                              _____________

                                                 Total           668,200.00

                                SCHEDULE 6.9
                         TRANSACTIONS WITH AFFILIATES


       1. Forward gold purchase agreement between Company and HGAL dated as of June 7, 1989, as amended, under which 136,680 principal amount of ounces of Gold remain for delivery at September 30, 1994.

       2. Loans from Homestake Canada Inc. to Prime Resources Group Inc. - intercompany receivable in the amount of C$260,520 at August 31, 1994.

       3. Loans from Homestake Canada Inc. to Stikine Resources Ltd. - intercompany receivable in the amount of C$214,170 at August 31, 1994.

       4. Loans from Prime to Stikine Resources Ltd. - intercompany receivable in the amount of C$33,412,306 at August 31, 1994.

       5. Shareholder Agreement between the Company, Case, Pomeroy & Company Inc. and Hadley Case dated as of January 1, 1989, as amended.

       6. Mineral Property Agreement dated as of January 25, 1985 between Homestake Sulphur Company, Case, Pomeroy & Company Inc. and Case-Pomeroy Oil Corporation.